Sticker to Prospectus

The Prospectus for ICON ECI Fund Fifteen, L.P. (“Fund Fifteen”) consists of (1) this sticker, (2) the Prospectus, dated June 6, 2011, (3) the Supplement No. 1, dated August 12, 2011, (4) the Supplement No. 2, dated November 14, 2011, and (5) this Supplement No. 3, dated December 28, 2011, which (i) contains information related to the current status of the offering, (ii) updates certain information relating to compensation paid to affiliates of Fund Fifteen and certain non-affiliates, (iii) provides information regarding certain transactions entered into by Fund Fifteen, (iv) updates the office addresses of Fund Fifteen’s general partner, investment manager and dealer-manager, (v) updates certain risk factor disclosure, and (vi) updates certain information regarding funds sponsored by affiliates of Fund Fifteen’s general partner.

Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-169794

ICON ECI FUND FIFTEEN, L.P.

SUPPLEMENT NO. 3
DATED DECEMBER 28, 2011

TO PROSPECTUS DATED
JUNE 6, 2011

Summary

ICON ECI Fund Fifteen, L.P. (“Fund Fifteen”) is providing you with this Supplement No. 3, dated December 28, 2011 (“Supplement No. 3”), to update the Prospectus, dated June 6, 2011 (the “Prospectus”), as amended by Supplement No. 1 dated August 12, 2011 (“Supplement No. 1”), and Supplement No. 2, dated November 14, 2011 (“Supplement No. 2”).  The information in this Supplement No. 3 supplements, modifies and supersedes some of the information contained in the Prospectus, as amended by Supplement No. 1 and Supplement No. 2.  This Supplement No. 3 forms a part of, and must be accompanied or preceded by, the Prospectus, Supplement No. 1 and Supplement No. 2.

The primary purposes of this Supplement No. 3 are to:

•	Describe the current status of the offering;

•	Update certain information relating to compensation paid to affiliates of Fund Fifteen and certain non-affiliates;

•	Provide information regarding certain transactions entered into by Fund Fifteen;

•
Update the office addresses of the Fund Fifteen’s general partner, ICON GP 15, LLC (the “General Partner”), Fund Fifteen’s investment manager, ICON Capital Corp. (the “Investment Manager”) and Fund Fifteen’s dealer-manager;

•	Update certain risk factor disclosure; and

•	Update certain information regarding funds sponsored by affiliates of the General Partner.

Current Status of the Offering

The initial closing date for Fund Fifteen was July 28, 2011, the date on which Fund Fifteen raised $1,200,000 and reached the minimum offering amount.   On November 17, 2011, Fund Fifteen achieved the $20,000,000 minimum offering for the Commonwealth of Pennsylvania and the State of Tennessee.  As of December 23, 2011, 30,059 limited partnership interests have been sold to 955 limited partners, representing $30,002,409 of capital contributions to Fund Fifteen.

Compensation Paid to Affiliates and Certain Non-Affiliates

Through December 23, 2011, Fund Fifteen paid and/or accrued the following fees in connection with its offering of its limited partnership interests:  (i) sales commissions to third parties in the amount of $2,055,028 and (ii) underwriting fees to affiliated parties in the amount of $893,524.  Through December 23, 2011, organizational and offering expenses in the amount of $1,442,029 were paid or incurred by Fund Fifteen, its General Partner or its General Partner’s affiliates.  These fees and expense reimbursements are described on pages 39 through 40 of the Prospectus.

Recent Transactions

On November 22, 2011, Fund Fifteen made a second priority secured term loan to Ensaimada S.A. in the amount of $5,298,946.73. The loan bears interest at 17% per year and matures on November 21, 2016. The loan is secured by, among other things, a second priority security interest in the dry bulk carrier “MICHALIS L.”

On December 19, 2011, Fund Fifteen, through a joint venture owned 60% by Fund Fifteen, entered into a memorandum of agreement to purchase the offshore support vessel, the Lewek Ambassador. The purchase price of the vessel will be the lesser of $25,000,000 and the fair market value of the vessel as determined two weeks before the vessel's delivery date, which is expected to occur on or before April 30, 2012.  On December 20, 2011, the joint venture funded $9,000,000 of the purchase price and will fund the remaining portion upon delivery of the vessel.  Simultaneously with the funding, the joint venture entered into a bareboat charter with Gallatin Maritime Management for a period of nine years commencing on the delivery date of the vessel.  Fund Fifteen paid an acquisition fee to the Investment Manager in the amount of approximately $375,000 relating to this transaction.

New Office Address

All references throughout the Prospectus to the office addresses of the General Partner and the Investment Manager at 100 Fifth Avenue, Fourth Floor, New York, New York 10011 and the reference on the back cover page of the Prospectus to the office address of Fund Fifteen’s dealer-manager at 120 Fifth Avenue, Eighth Floor, New York, New York 10011 are hereby replaced with the following address:

3 Park Avenue
36th Floor
New York, NY 10016

Risk Factors

The disclosure under the heading “Risk Factors—Risk Related to our Organization and Structure—Our General Partner’s and our Investment Manager’s officers and employees manage other businesses and will not devote their time exclusively to managing us and our business” on pages 28 and 29 of the Prospectus, as amended by Supplement No. 1 and Supplement No. 2, is hereby replaced in its entirety with the following:

Our General Partner’s and our Investment Manager’s officers and employees manage other businesses and will not devote their time exclusively to managing us and our business and we may face additional competition for time and capital because neither our Investment Manager nor its affiliates are prohibited from raising money for or managing other entities that pursue the same types of investments that we target.

We will not employ our own full-time officers, managers or employees. Instead, our General Partner and/or our Investment Manager will supervise and control our business affairs. Our General Partner’s officers and employees are also officers and employees of our Investment Manager and its affiliates. In addition to sponsoring and managing us and other equipment funds, our Investment Manager’s and its affiliates’ current business plan entails sponsoring, managing and/or distributing other investment products, including, but not limited to, oil and gas funds and real estate investment trusts.  As a result, the time and resources that our Investment Manager’s and its affiliates’ officers and employees devote to us may be diverted and during times of intense activity in other investment products that our Investment Manager and its affiliates manage, sponsor or distribute, such officers and employees may devote less time and resources to our business than would be the case if we had separate officers and employees. In addition, we may compete with any such investment entities for the same investors and investment opportunities. See “Conflicts of Interest.”

Funds Sponsored by Affiliates of Fund Fifteen’s General Partner

The disclosure under the heading “Funds Sponsored by Affiliates of Our General Partner—Public Funds Sponsored by our Investment Manager’s Subsequent Owners” on pages 57 through 59 of the Prospectus, as amended by Supplement No. 1 and Supplement No. 2, is hereby replaced in its entirety with the following:

Public Funds Sponsored by our Investment Manager’s Subsequent Owners

In 1996, our Investment Manager was acquired by Messrs. Beaufort J.B. Clarke, Paul Weiss and Thomas Martin. All members of our Investment Manager’s acquisition, credit and remarketing departments joined those departments subsequent to the ownership change, with the majority of these members joining subsequent to the ownership change to Messrs. Reisner and Gatto in 2008. LP Seven was in syndication and had made investments utilizing the investment objectives and policies of the original ownership and management at the time of the ownership change. Fund Eight A, Fund Eight B, Fund Nine, Fund Ten, and Fund Eleven were all syndicated by our Investment Manager during the time that Messrs. Clarke, Weiss and Martin owned and controlled our Investment Manager. Each of LP Seven, Fund Eight A, Fund Eight B, Fund Nine, Fund Ten and Fund Eleven had investment objectives and policies that were in some respects significantly different than ours. Many of these Public Funds (i) relied on the use of significant non-recourse indebtedness with respect to certain investments to achieve their investment objectives, (ii) relied significantly on the residual value of certain of the equipment they invested in to achieve their investment objectives, (iii) placed less emphasis on investments that generate cash flow, and (iv) relied significantly on third parties for originating investments. On the other hand, our investment objectives and policies provide that we will (i) rely less on the use of significant non-recourse indebtedness to achieve our investment objectives, (ii) place less reliance on the residual value of Capital Assets to achieve our investment objectives, (iii) place greater emphasis on investments that generate cash flow, and (iv) rely significantly on our Investment Manager’s originations process to originate our investments.

In addition, like Series D, Series E, and LP Six, these funds were adversely impacted by the events of September 11th and other changes in market conditions, as evidenced by their inability to overcome the resulting market conditions for some of their investments in leased commercial aircraft and certain marine assets. These assets were encumbered with significant non-recourse indebtedness that these funds were not in a position to absorb in order to wait out downturns in the markets for such assets, as well as options to acquire such assets that lost significant value after September 11th. For example:

•
LP Seven had a $2.9 million investment in two supply vessels on charter to SEACOR Smit, Inc. The vessels were returned by SEACOR Smit, Inc. in June 2003 following the end of the then- current charter terms. LP Seven was not able to agree with the lender on remarketing terms and was not in a position to satisfy the outstanding indebtedness; therefore, the vessels were repossessed by the lender in September 2003. The vessels were ultimately sold for an amount less than the outstanding debt and accrued interest. In addition, LP Seven had a $6 million investment (including recourse indebtedness) in an option to acquire three Boeing 737-300 aircraft on lease to Continental Airlines, Inc. In August 2003, with the option set to expire and the value of the aircraft still significantly impacted by the events of September 11th, LP Seven restructured the recourse indebtedness in exchange for giving up its option early and a reduction in the restructured indebtedness from any excess residual proceeds received from a sale of the aircraft. The indebtedness was paid in full in July 2006, without any reduction from any excess residual proceeds from the sale of the aircraft.

•
Fund Eight A had a $5.7 million investment in two Boeing 737-400 aircraft on lease to KLM Royal Dutch Airlines. The leases at the time of the original investment expired in one year (in September 2000) and the aircraft were subsequently leased to The Boeing Company and Sky Airlines, respectively. Due to service interruptions following the invasion and resulting war in Iraq in March 2003, Sky Airlines was unable to satisfy its obligations under its lease with Fund Eight A. Fund Eight A defaulted Sky Airlines under the lease; however, as Fund Eight A was not in a position to satisfy the outstanding indebtedness on the aircraft, market conditions in the post- September 11th environment were such that the aircraft could not be successfully remarketed, the aircraft were cross-collateralized to the benefit of the same non-recourse lender and had significant non-recourse indebtedness, and the aircraft had lost significant value following the events of September 11th, the lender repossessed the aircraft in October 2003.

•
Fund Eight B had a $2.2 million investment in a Boeing 767-300ER aircraft on lease to Scandinavian Airlines System (SAS). The lease with SAS expired in March 2003 and market conditions in the post-September 11th environment were such that the aircraft had lost significant value and could not be successfully remarketed at the time. Additionally, the aircraft had significant non-recourse indebtedness and Fund Eight B was not in a position to satisfy the outstanding indebtedness on the aircraft. Consequently, the lender repossessed the aircraft in July 2004 in satisfaction of the outstanding debt and accrued interest. The timing of the lease expiration and repossession was unfortunate for Fund Eight B, as the market for these Boeing aircraft rebounded over the past couple of years to return to pre-September 11th levels. In addition, Fund Eight B has a $6.3 million investment in two Airbus A340 aircraft on lease to Cathay Pacific Airways Ltd. The leases are still active; however, the market for those aircraft experienced adverse changes following the investment. As a result, the aircraft lost significant value and rental rates for the renewal terms available for the aircraft were less than originally anticipated. While the market for the aircraft has rebounded to an extent, the unprecedented rise in fuel prices during 2008 further impacted the market for the aircraft and Fund Eight B wrote down its residual position in the aircraft by approximately $6 million during 2008.

•
Fund Nine had an $8.4 million investment in a natural gas-fired cogeneration facility on lease to EF Kenilworth, Inc. The lease was extended in January 2004 to run through June 2009; however, as the price of natural gas reached and exceeded $5.00/MMBTU — the point at which the facility operated at break-even — in 2003 and continued to rise thereafter (including peaking above $9.00/MMBTU in 2005), the lessee had increasing difficulty meeting its lease payments. Moreover, as the amount and timing of the lease payments were dependent on natural gas prices, the lease and asset became increasingly less profitable to Fund Nine over this period. Faced with the likelihood of having to put the lessee in default under the lease and remarketing the asset in significantly adverse market conditions, Fund Nine sold the asset to the lessee’s natural gas provider for $4.8 million in April 2006, which resulted in a $2 million loss on its investment. In addition, Fund Nine has a $6.5 million investment in two Airbus A340 aircraft on lease to Cathay Pacific Airways Ltd. The leases are still active; however, the market for those aircraft experienced adverse changes following the investment. As a result, the aircraft lost significant value and rental rates for the renewal terms available for the aircraft were less than originally anticipated. While the market for the aircraft has rebounded to an extent, the unprecedented rise in fuel prices during 2008 further impacted the market for the aircraft and Fund Nine wrote down its residual position in the aircraft by approximately $6 million during 2008.

As discussed above, the performance of these investments was attributable to the adverse market conditions following the events of September 11th, other adverse market conditions (such as the cost of natural gas), the incurrence of significant non-recourse indebtedness without the ability to restructure or repay such indebtedness and/or an increasingly competitive domestic marketplace for equipment finance transactions. These investment losses will ultimately impact the returns of these funds even if all of the other investments and reinvestments that were made perform in line with our Investment Manager’s expectations. LP Seven will not and others of these funds, such as Fund Eight B and Fund Nine, will likely not return all capital to their respective investors. For some of the other funds, it is too early to determine how these funds will ultimately perform; however, due to a combination of factors, including (i) the factors discussed above with respect to its investment policies and objectives and (ii) some of the potentially adverse business developments or conditions affecting its portfolio discussed below, Fund Eleven will have difficulty meeting its investment objectives, particularly by the end of the intended three-year liquidation period.

While the foregoing events and circumstances, in many respects, were out of the control of the previous owners of our Investment Manager, the current owners of our Investment Manager have established investment objectives and policies that are designed to significantly mitigate these types of risks, a number of which are discussed above. Nevertheless, many similar types of investments that were made by these funds under previous ownership did meet or exceed expectations, including Fund Eight A’s $887,000 investment in an oil rig on lease to Rowan Companies, Inc. that yielded $29.8 million in proceeds; Fund Eight B’s $2 million investment in a flight simulator on lease to BAE Systems Holdings, Inc. that yielded $8 million in proceeds; Fund Nine’s $9.6 million investment in three car carrying vessels on bareboat charter to Wilhelmsen Lines Shipowning AS that has yielded $22 million in proceeds to date; and Fund Ten’s $9.2 million investment in a containership vessel on bareboat charter to ZIM Integrated Shipping Services, Inc. that yielded $16.9 million in proceeds. Notwithstanding the foregoing, there can be no assurance that we or any other equipment fund sponsored by our Investment Manager and its affiliates will ultimately be successful in meeting our or its investment objectives.

Private Funds and Separate Accounts

As of September 30, 2011, our Investment Manager and its affiliates manage one private equipment fund and manage one separate account.

The disclosure under the heading “Funds Sponsored by Affiliates of Our General Partner—Recent Potentially Adverse Business Developments or Conditions” on pages 60 through 66 of the Prospectus, as amended by Supplement No. 1 and Supplement No. 2, is hereby replaced in its entirety with the following:

Recent Potentially Adverse Business Developments or Conditions

In general, the global credit markets deteriorated significantly after the U.S. economy entered into a recession in December 2007. As a result, our Investment Manager has evaluated the impact of the condition of the credit markets on our ability to obtain debt financing in the future should it be desirable and does not expect that there will be any material impact on our ability to obtain debt financing in the future if it is desirable. As discussed above, we expect to rely less on the use of significant non-recourse indebtedness to achieve our investment objectives than the Public Funds sponsored by previous management and, therefore, our Investment Manager believes that we can meet our investment objectives even if we are unable to obtain debt financing on satisfactory terms.

Recent statistical data on domestic financing markets indicates that domestic financing volume in general and equipment financing volume in particular has generally deteriorated since the onset of the recession. As noted previously, while some of the reduction in the domestic market in general is due to voluntary and involuntary deleveraging by corporate borrowers, some of the other main factors cited for the decline in outstanding commercial lending and financing volume include the following:

•	lack of liquidity to provide new financing and/or refinancing;

•
heightened credit standards and lending criteria (including ever-increasing spreads, fees, and other costs, as well as lower advance rates and shorter tenors, among other factors) that have hampered some demand for and issuance of new financing and/or refinancing;

•	net charge offs of and write-downs on outstanding financings; and

•
many lenders being sidetracked from providing new lending by industry consolidation, management of existing portfolios and relationships, and amendments (principally covenant relief and ‘‘amend and extend’’).

In addition, the volume of issuance of high yield bonds and investment grade bonds rose significantly through the 2010 calendar year and to a lesser extent through 2011, a significant portion of the proceeds have been used to pay down and/or refinance existing commercial and industrial loans. As a result, financial institutions and other financing providers with liquidity to provide financing can do so selectively, at higher spreads and other more favorable terms than have been available in many years.

A significant portion of the statistical data regarding the domestic equipment financing market’s performance is provided by the equipment financing divisions of commercial and industrial banks, large independent leasing and finance companies, and captive and vendor leasing and finance companies. These institutions generally provide financing to companies seeking to finance small ticket and micro ticket equipment, use credit scoring methodologies to underwrite a borrower’s or lessee’s creditworthiness, and rely heavily on the issuance of commercial paper and/or lines of credit from other financial institutions to finance new business. On the other hand, our investment objectives and strategy focus on financing middle- to large-ticket, business-essential equipment and other capital assets, we will typically underwrite and structure such financing in a manner similar to providers of senior indebtedness (i.e., our underwriting includes both creditworthiness and asset due diligence and considerations and our structuring often includes guarantees, equity pledges, warrants, liens on related assets, etc.), and we are not reliant on receiving outside financing through the issuance of commercial paper or from lines of credit to finance new business or meet our investment objectives. Accordingly, the performance of the overall equipment financing market is not directly correlated to our performance and our Investment Manager does not expect that there will be any material adverse impact on the demand for our investments. Moreover, in light of the tightening of the credit markets, our Investment Manager has reviewed and expects to continue to review more potential financing opportunities than it has in its history. As such, because we will focus on providing structured financing to companies that are either under-banked or unappreciated by conventional finance sources, or have become so due to conditions in the credit markets, we expect to be able to capitalize on making favorable investments that will in turn enable us to meet our investment objectives.

Since the U.S. economy entered into a recession in December 2007, the rate of payment defaults by borrowers generally rose significantly.  Nevertheless, since the onset of the recession, none of the Public Funds have experienced any material defaults in payment to them that our Investment Manager expects would materially impact their liquidity, cash flows or profitability. Some of the Public Funds have disclosed certain potentially adverse business developments or conditions in their Annual Reports on Form 10-K for the years ended December 31, 2010 and 2009 and their Quarterly Reports on Form 10-Q for the period ended September 30, 2011.  Except as disclosed above, our Investment Manager does not expect that any of these events will materially impact such funds’ liquidity, cash flows or profitability at this time.  These events include:

(i)
On September 5, 2008, several of our affiliates entered into an amended forbearance agreement with MW Universal, Inc. (“MWU”), LC Manufacturing, LLC (“LC Manufacturing”), MW Crow, Inc. (“Crow”) and seven other subsidiaries of MWU (collectively, the “MWU entities”) to cure certain non-payment related defaults by the MWU entities under their lease covenants. The terms of the agreement included, among other things, the pledge of additional collateral and the grant of a warrant for the purchase of 12% of the fully diluted common stock of MWU. On February 27, 2009, several of our affiliates entered into a further amended forbearance agreement with the MWU entities to cure certain lease defaults. In consideration for restructuring LC Manufacturing’s lease payment schedule, one of our affiliates received, among other things, a warrant to purchase 10% of the fully diluted membership interests of LC Manufacturing, at an aggregate exercise price of $1,000, exercisable until March 31, 2015. The forbearance agreement, as amended, was entered into to provide the MWU entities with additional flexibility during these tough economic times, while at the same time attempting to preserve our affiliates’ projected economic return on their investments. On June 1, 2009, one of our affiliates amended and restructured the master lease agreement with LC Manufacturing to reduce the assets under lease and entered into a new 43-month lease with Metavation, LLC for the assets previously under lease with LC Manufacturing. In consideration for restructuring LC Manufacturing’s lease payment schedule, our affiliate received a warrant to purchase 65% of the fully diluted membership interests of LC Manufacturing, at an aggregate exercise price of $1,000, exercisable until March 31, 2015. On January 13, 2010, our affiliate further amended the lease with LC Manufacturing to reduce LC Manufacturing’s payment obligations under the lease and to provide the affiliate with an excess cash flow sweep in the event that excess cash flow becomes available in the future. On May 31, 2010, MWU sold its equity interest in LC Manufacturing to an entity controlled by LC Manufacturing’s management and the personal guaranty of MWU’s principal was reduced to $6,500,000 with respect to LC Manufacturing. On September 30, 2010, the affiliate further amended the lease with LC Manufacturing to reduce LC Manufacturing’s monthly rental payments to $25,000 through December 31, 2011. In consideration for reducing the monthly rent, LC Manufacturing agreed to an increase in the amount of the end of lease purchase option to approximately $4,000,000;

(ii)
On January 21, 2009, Fund Nine filed a lawsuit in the U.S. District Court for the Southern District of New York against Wildwood Industries, Inc. (a Fund Nine lessee, “Wildwood”) and its owners who guaranteed Wildwood’s obligations for breaches of the leases and guarantees related to Wildwood’s failure to make rental payments. On March 5, 2009, an involuntary petition under Chapter 11 of the U.S. Bankruptcy Code was filed against Wildwood by three of Wildwood’s creditors in U.S. Bankruptcy Court. On September 18, 2009, the involuntary petition under Chapter 11 was converted into a proceeding under Chapter 7 by the U.S. Bankruptcy Court Trustee. Fund Nine does not expect to receive any further recovery from Wildwood. On December 30, 2010, the U.S. Bankruptcy Court Trustee filed an action against Fund Nine claiming certain payments Fund Nine received from Wildwood constituted a preference. On February 2, 2011, Fund Nine filed a motion to dismiss the U.S. Bankruptcy Court Trustee’s action and to remove the action from the U.S. Bankruptcy Court. On February 25, 2011, the U.S. Bankruptcy Court granted Fund Nine’s motion to remove the action from the U.S. Bankruptcy Court, and the action was subsequently moved to the U.S. District Court for the Central District of Illinois. The U.S. District Court for the Central District of Illinois denied Fund Nine’s motion to dismiss. On May 4, 2011, Fund Nine filed an answer to the motion.  Discovery is ongoing;

(iii)
On February 11, 2009, Pliant Corporation (“Pliant”) (a lessee of a joint venture between Fund Eleven and Fund Twelve) commenced a voluntary Chapter 11 proceeding in U.S. Bankruptcy Court to eliminate all of its high yield debt. In connection with this action, Pliant submitted a financial restructuring plan to eliminate its debt as part of a pre-negotiated package with its high yield creditors. On September 22, 2009, Pliant assumed its lease with our affiliates’ joint venture and on December 3, 2009, Pliant emerged from bankruptcy. As of November 14, 2011, Pliant has made all of its lease payments;

(iv)
On February 17, 2009, Appleton Papers, Inc. (a Fund Twelve borrower, “Appleton”) notified Fund Twelve that it was in breach of a financial covenant contained in its secured term loans. As a result of this breach, the parties agreed to increase the interest rate on the term note from 12.5% to 14.25% per year beginning with the payment due on March 1, 2009. On February 26, 2010, Fund Twelve amended certain financial covenants in the loan agreement with Appleton. In consideration for amending the loan agreement, Fund Twelve received an amendment fee in the amount of approximately $117,000 from Appleton. On July 20, 2010, Fund Twelve amended the loan agreement to release two borrowers, American Plastics Company, Inc. and New England Extrusion, Inc., that were being sold by Appleton to a third party. In consideration for amending the loan agreement, Fund Twelve received an amendment fee in the amount of $40,000 from Appleton. On November 1, 2010, Appleton satisfied in full its remaining obligations under the loan agreement by prepaying the aggregate outstanding principal and interest in the amount of approximately $17,730,000. In connection with the prepayment, Fund Twelve collected an additional prepayment fee in the amount of $1,210,000;

(v)
On March 1, 2009, Spansion LLC (a Fund Nine lessee, “Spansion”) filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. On March 12, 2009, Spansion rejected the two leases that were renewed on April 1, 2008. The equipment under these two leases was returned on June 3, 2009. Based on our Investment Manager’s assessment of the equipment and knowledge of the market for such equipment, Fund Nine recorded an impairment charge for the year ended December 31, 2009. In addition, Spansion affirmed a lease that was extended on July 1, 2008. On July 29, 2009, Fund Nine sold all of the equipment subject to the affirmed lease to Spansion. On February 22, 2010, the U.S. Bankruptcy Court approved a stipulation between Fund Nine and Spansion allowing Fund Nine’s administrative expense claim in the amount of $89,813 and unsecured claim in the amount of $268,987. On March 22, 2010, Fund Nine sold its unsecured claim to a third party for $161,392.20. During the three months ended March 31, 2010, Fund Nine sold the equipment subject to the rejected leases for approximately $140,000;

(vi)
Fund Ten restructured its lease financing with Premier Telecom Contracts Limited (“Premier”) in exchange for control of the equity of Premier’s parent company, Pretel Group Limited (“Pretel”), until such time as Fund Ten receives its expected return on its investment. In addition, during 2009, Fund Ten recorded an impairment charge of approximately $1,513,000 related to Premier. In January 2011, Fund Ten sold 25% of the shares of Pretel to its new Chief Executive Officer for £100,000. As part of the sale agreement, Fund Ten retains the right to repurchase the shares if certain financial targets are not achieved by Pretel during the 2011 calendar year. On December 1, 2011, Fund Ten sold its shares in Pretel to an unaffiliated third party for £3,000,000;

(vii)
Fund Eleven restructured the payment obligations of MWU and another of its subsidiaries, W Forge Holdings, Inc. (“W. Forge”), in a manner that should permit such parties to have additional flexibility during these tough economic times, while at the same time attempting to preserve Fund Eleven’s projected economic return on its investment. In consideration for this restructuring, Fund Eleven received, among other things, a $200,000 arrangement fee payable at the conclusion of the lease term and a warrant to purchase 20% of the fully diluted common stock of W. Forge, at an exercise price of $0.01 per share, exercisable for a period of five years from the grant date. Subsequently, as further consideration for additional restructuring of W. Forge’s lease payment schedule, Fund Eleven received a warrant from W. Forge to purchase an additional 20% of its fully diluted common stock, at an aggregate purchase price of $1,000, exercisable until March 31, 2015. On December 31, 2009, Fund Eleven and W. Forge agreed to terminate their lease. Simultaneously with the termination, Fund Eleven sold the equipment to W. Forge;

(viii)
On April 15, 2009, Groupe Henri Heuliez (the guarantor of Fund Eleven’s leases with Heuliez SA (“HSA”) and Heuliez Investissements SNC (with HSA, “Heuliez”)) and HSA filed for “Redressement Judiciaire,” a proceeding under French law similar to a Chapter 11 reorganization under the U.S. Bankruptcy Code. Heuliez subsequently filed for Redressement Judiciaire on June 10, 2009. Since the time of the Redressement Judiciaire filings, two French government agencies agreed to provide Heuliez with financial support and a third party, Bernard Krief Consultants (“BKC”), agreed to purchase Heuliez. On July 8, 2009, the French Commercial Court approved the sale of Heuliez to BKC, which approval included the transfer of Fund Eleven’s leases. Subsequently, BKC defaulted on its obligation to purchase Heuliez and Heuliez re-entered Redressement Judiciaire. On June 30, 2010, the administrator for the Redressement Judiciaire sold Heuliez to Baelen Gaillard (“Baelen”). Fund Eleven and Baelen have agreed to restructure Fund Eleven’s leases so that Fund Eleven can recover its investment. Effective October 5, 2010, Fund Eleven amended its lease with Heuliez to restructure the lease payment obligations and extend the base terms of the leases through December 31, 2014;

(ix)
On July 28, 2009, Fund Ten terminated its lease with MW Monroe Plastics, Inc., a subsidiary of MWU (“Monroe”), and transferred title to the machining and metal working equipment to Cerion MPI, LLC (“MPI”), an affiliate of Monroe, in consideration for MPI transferring title to equipment of greater fair market value to Fund Ten. Beginning August 1, 2009, Fund Ten entered into a lease with MPI for such equipment for a term of 41 months. On July 26, 2010, Fund Ten, in consideration for all amounts due under the lease, sold the equipment to MPI and terminated the lease. In addition, also on July 26, 2010, MPI satisfied in full its obligations under a promissory note issued to Fund Eleven;

(x)
Due to the global downturn in the automotive industry, Sealynx Automotive Transieres SAS (a Fund Twelve lessee, “Sealynx”) requested a restructuring of its lease payments. Fund Twelve agreed to reduce Sealynx’s lease payments during the three months ended September 30, 2009. On January 4, 2010, Fund Twelve restructured Sealynx’s payment obligations under its lease to provide Sealynx with cash flow flexibility while at the same time attempting to preserve Fund Twelve’s projected economic return on its investment. As additional security for restructuring the payment obligations, Fund Twelve received an additional mortgage on certain real property owned by Sealynx in Charleval, France. On July 5, 2010, Sealynx filed for a conciliation procedure with the Commercial Court of Nanterre requesting that it be permitted to repay, over a two-year period, approximately $1,900,000 of rental payments that had been due to Fund Twelve on July 1, 2010. As a result of recent offers to purchase the equipment under lease by ICON French Equipment II, LLC made by third parties during 2011 and the uncertainty regarding our ability to collect all remaining amounts which are due under the lease, we recorded approximately $4,409,000 of bad debt expense during the year ended December 31, 2010 to write the asset down to net realizable value. On December 7, 2010, Sealynx filed for “Redressement Judiciaire,” a proceeding under French law similar to Chapter 11 reorganization under the U.S. Bankruptcy Code.  On May 16, 2011, Fund Twelve entered into an agreement with the entity that purchased Sealynx through the Redressement Judiciaire to sell the automotive manufacturing equipment leased to Sealynx for the purchase price of €3,000,000. The purchase price will be paid in three installments and will accrue interest at a rate of 5.5%.  Fund Twelve will retain title to the equipment until the final payment is received on or before June 1, 2013;

(xi)
On September 23, 2009, Fund Eleven defaulted on a non-recourse long-term loan with BNP Paribas (“Paribas,” f/k/a Fortis Bank SA/NV) related to the four Handymax product tankers, the M/T Doubtless, the M/T Faithful, the M/T Spotless, and the M/T Vanguard, due to the failure to make required payments under the loan agreement following the termination of the bareboat charters. In addition, during 2009, Fund Eleven recognized a non-cash impairment charge of approximately $5,827,000 relating to the write down in value of the M/T Faithful. On April 1, 2010, Fund Eleven amended the terms of the loan with Paribas, at which time Paribas agreed to waive all defaults under the loan. On April 30, 2010, in connection with the amendment of the loan, the time charters underlying the M/T Doubtless, the M/T Spotless and the M/T Vanguard were extended until November 15, 2010. On May 29, 2010, Fund Eleven entered into a ten-month time charter for the M/T Faithful. On September 30, 2010, Fund Eleven entered into a memorandum of agreement to sell the M/T Faithful. Fund Eleven recorded non-cash impairment charges of approximately $402,000 related to the proposed sale of the M/T Faithful as of September 30, 2010. On October 6, 2010, Fund Eleven entered into a memorandum of agreement to sell the M/T Vanguard at the expiration of its time charter. On October 13, 2010, Fund Eleven terminated the M/T Faithful time charter and sold the M/T Faithful. Fund Eleven recorded a loss on sale of leased equipment of approximately $22,000 for the year ended December 31, 2010, in connection with the sale of the M/T Faithful. As a result of the loss on sale of the M/T Faithful, our Investment Manager determined that an indicator of impairment existed. As a result, our Investment Manager reviewed Fund Eleven’s remaining investments in the M/T Doubtless, the M/T Spotless, and the M/T Vanguard. Based on our Investment Manager’s review, the net book value of such vessels exceeded the remaining undiscounted cash flows and exceeded the fair value of the vessels. As a result, in the third quarter of 2010, Fund Eleven recognized a non-cash impairment charge of approximately $7,753,000. On December 24, 2010, Fund Eleven sold ICON Doubtless, ICON Spotless, and ICON Vanguard to an unaffiliated third party. As a result, such entities were released from their obligations as borrowers under the new loan with Paribas. Fund Eleven recorded a gain of approximately $3,095,000 for the year ended December 31, 2010, in connection with the sale of ICON Doubtless, ICON Spotless, and ICON Vanguard;

(xii)
In October 2009, certain facts came to light that led our Investment Manager to believe that Equipment Acquisition Resources, Inc. (a lessee of a joint venture between Fund Eleven and Fund Twelve, “EAR”) was perpetrating a fraud against EAR’s lenders, including ICON EAR, LLC and ICON EAR II, LLC (collectively, “ICON EAR”). On October 23, 2009, EAR filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Due to the bankruptcy filing and ongoing investigation regarding the alleged fraud, at this time it is not possible to determine ICON EAR’s ability to collect the amounts due to them in accordance with the leases or the security received. In addition, during 2009, Fund Eleven and Fund Twelve recognized non-cash impairment charges relating to the write down in value of the semiconductor manufacturing equipment. On June 2, 2010, ICON EAR sold a parcel of real property in Jackson Hole, Wyoming that was received as additional security under the leases for a net purchase price of approximately $757,000. On June 7, 2010, ICON EAR received judgments in New York State Supreme Court against two principals of EAR who had guaranteed EAR’s lease obligations. ICON EAR has had the New York State Supreme Court judgments recognized in Illinois, where the principals live. At this time, it is not possible to determine ICON EAR’s ability to collect the amounts due under the leases from EAR’s principals. In addition, during the three months ended June 30, 2010, Fund Eleven and Fund Twelve recognized non-cash impairment charges relating to the write down in value of the remaining parcels of real property located in Jackson Hole, Wyoming. Based on our Investment Manager’s periodic review of significant assets in its Fund Eleven’s and Fund Twelve’s portfolios, the net book value of the semiconductor manufacturing equipment exceeded its fair value and, as a result, Fund Eleven and Fund Twelve recognized a non-cash impairment charge of approximately $3,593,000 during the year ended December 31, 2010 relating to the write down in value of the semiconductor manufacturing equipment. No amount of this impairment charge represents a cash expenditure and our Investment Manager does not expect that any amount of this impairment charge will result in any future cash expenditures. On March 16, 2011 and July 8, 2011, ICON EAR sold certain parcels of real property that were located in Jackson Hole, Wyoming for a net purchase price of approximately $1,183,000 and $235,000, respectively. The real property was received as additional security under ICON EAR’s leases with EAR. In light of the sale, ICON EAR recognized an additional non-cash impairment charge of approximately $773,000 during the three months ended December 31, 2010.  In addition, on June 20, 2011, ICON EAR filed a complaint in the Court of Common Pleas, Hamilton County, Ohio, against EAR’s auditors alleging malpractice and negligent misrepresentation. On October 21, 2011, the Chapter 11 bankruptcy trustee for EAR filed an Adversary Complaint against ICON EAR seeking the recovery of certain funds that the trustee alleges were fraudulently transferred from EAR to ICON EAR.  The complaint also seeks the recovery of payments made by EAR to ICON EAR during the 90-day period preceding EAR’s bankruptcy filing, alleging that those payments constituted a preference under the U.S. Bankruptcy Code.  Additionally, the complaint seeks the imposition of a constructive trust over certain real property and the proceeds from the sale ICON EAR received as security in connection with its investment.  Our Investment Manager believes that these claims are frivolous and intends to vigorously contest this action;

(xiii)
On October 30, 2009, Fund Ten amended the bareboat charters for two container vessels, the M/V China Star (the “China Star,” f/k/a the M/V ZIM Canada) and the M/V Dubai Star (the “Dubai Star,” f/k/a the M/V ZIM Korea), to restructure each respective charterer’s payment obligations. The charter for the China Star was extended from June 30, 2014 to March 31, 2017 and the charter for the Dubai Star was extended from June 30, 2014 to March 31, 2016. The purpose of the restructuring was to provide the charterers with additional flexibility while at the same time attempting to preserve Fund Ten’s projected economic return on its investment;

(xiv)
On October 30, 2009, Fund Eleven amended the bareboat charters for the four container vessels, the ZIM Andaman Sea, the ZIM Hong Kong, the ZIM Israel and the ZIM Japan Sea (collectively, the “ZIM Vessels”), to restructure each respective charterer’s payment obligations so that Fund Eleven will continue to receive payments through September 30, 2014 in accordance with each amended charter. In addition, during 2009, Fund Eleven recognized a non-cash impairment charge of approximately $35,147,000 relating to the write down in value of the four container vessels. On February 9, 2010, Fund Eleven amended the facility agreement with HSH Nordbank AG to correspond with the revised payment schedule in the charter amendments, which also cured the default under the loan agreement as of December 31, 2009. On September 23, 2010, Fund Eleven entered into memoranda of agreement to sell the ZIM Vessels to unaffiliated third parties. On November 10, 2010, Fund Eleven sold the ZIM Japan Sea pursuant to the terms of the applicable memorandum of agreement.  The proceeds of the sale were used to make a prepayment under the facility agreement with HSH Nordbank AG. On February 28, 2011 and March 16, 2011, Fund Eleven sold the ZIM Hong Kong and the ZIM Israel, respectively, pursuant to the terms of the applicable memorandum of agreement. The proceeds of the sales were used to make a prepayment under the facility agreement with HSH Nordbank AG.  During June 2011, Fund Eleven received notices from ZIM Integrated Shipping Services Ltd. (“ZIM”) claiming it was owed various amounts for unpaid seller’s credits in the amount of approximately $7,300,000.  Our Investment Manager believes any obligation to repay the seller’s credit was extinguished when ZIM defaulted by failing to fulfill certain of its obligations under the bareboat charters.  On August 8, 2011, our Investment Manager agreed to a three party arbitration panel to hear such claims, but, to date, ZIM has not filed any arbitration proceedings.  Our Investment Manager believes that ZIM’s claims are frivolous and intends to vigorously contest these claims in the event ZIM files an arbitration proceeding.  At this time, Fund Eleven is unable to predict the outcome of any threatened arbitration or loss therefrom, if any;

(xv)
On December 10, 2009, Fund Eleven restructured the lease payment obligations of Teal Jones Group and Teal Jones Lumber Services, Inc. to provide them with cash flow flexibility while at the same time attempting to preserve Fund Eleven’s project economic return on its investment;

(xvi)
On February 22, 2010, Fund Ten received notice that its leases with Saturn Corporation (“Saturn”) were being rejected by General Motors Company (“GM”) in conjunction with GM’s petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, filed on June 1, 2009, in which Saturn was named as a debtor. In March 2010, Fund Ten sold all of the equipment subject to lease with Saturn to unaffiliated third parties;

(xvii)
On September 1, 2010, Fund Eleven amended its schedule with AMI Manchester, LLC and Gallant Steel, Inc. (collectively, “AMI”) to restructure AMI’s payment obligations and extend the base term of the schedule through December 31, 2013.  On August 1, 2011, Fund Eleven further amended its schedule with AMI to restructure AMI’s payment obligations;

(xviii)
On September 20, 2010, Fund Twelve and Fund Fourteen were notified that Quattro Plant Limited (a borrower from a joint venture between Fund Twelve and Fund Fourteen, “Quattro Plant”) was in default under its senior loan agreement with KBC Bank N.V. As a result of the default, Quattro Plant’s principal payment obligations to the joint venture were suspended. During the suspension period, the joint venture received interest only payments from Quattro Plant. Subsequent to September 30, 2010, Quattro Plant cured the default under its senior loan agreement and was permitted to begin making payments of principal to the joint venture beginning November 1, 2010. As of December 31, 2010, Quattro Plant had made all required payments due under the loan agreement. On February 25, 2011, Fund Twelve and Fund Fourteen were notified that Quattro Plant was in default under its senior loan agreement with PNC Financial Services UK Ltd. (“PNC,” f/k/a KBC). As a result of the default, Quattro Plant’s principal payment obligations to Fund Twelve and Fund Fourteen were suspended for a period of 28 days. On March 7, 2011, April 21, 2011, and June 30, 2011, Fund Twelve and Fund Fourteen notified Quattro Plant that it was in default under its loan agreement relating to, among other things, its default under the senior loan agreement with PNC. Fund Twelve and Fund Fourteen restructured Quattro Plant’s payments under the loan agreement on June 30, 2011 and  our Investment Manager expects Fund Twelve and Fund Fourteen to receive all past due principal amounts due under the loan agreement plus default interest;

(xix)
As of September 30, 2010, our Investment Manager determined that the expected future proceeds from Fund Nine’s 90% interest in unguaranteed residual values of manufacturing and technology equipment, acquired from Summit Asset Management Limited in December 2003, would be insufficient to cover the residual position of the remaining investment. As a result, Fund Nine recognized a $250,000 impairment loss on the investment in unguaranteed residual values. On March 29, 2011, Fund Nine sold the portfolio for approximately $266,000;

(xx)
On September 30, 2010, Fund Ten, Fund Eleven and Fund Twelve terminated their credit support agreement, pursuant to which losses incurred by any of them with respect to any financing provided to any subsidiary of MWU would be shared among them in proportion to their respective capital investments. Simultaneously with the termination, Fund Eleven and Fund Twelve formed ICON MW, LLC (“ICON MW”) and, as contemplated by the credit support agreement, each of Fund Eleven and Fund Twelve contributed all of its interest in the assets related to the financing of the MWU subsidiaries to ICON MW to extinguish its obligations under the credit support agreement and receive an ownership interest in ICON MW. Fund Ten contributed assets in the form of a cash payment to Fund Twelve to extinguish its obligations under the credit support agreement. The methodology used to determine the ownership interests in ICON MW and the settlement amount that Fund Ten paid was at the discretion of our Investment Manager; and

(xxi)
On November 1, 2011, Fund Ten, Fund Eleven, Fund Twelve, and Fund Fourteen filed a complaint against Northern Leasing Systems Inc. and certain affiliates (collectively, “Northern Leasing”) to enforce their rights under each respective loan agreement with Northern Leasing in order to preserve their economic return on their investments.

Although our Investment Manager expects that our affiliates’ lessees, borrowers and other financial counterparties will ultimately be able to satisfy their obligations to our affiliates, our Investment Manager will continue to review and evaluate the impact of the recession on our affiliates’ lessees, borrowers and other financial counterparties and take such action as it deems necessary to mitigate any adverse developments.

The information presented in this section and the tables included as Exhibit B to this prospectus represent historical results of equipment leasing and finance funds sponsored by our Investment Manager. If you purchase our Interests, you will not have any ownership interest in any other businesses sponsored or owned by our Investment Manager or its affiliates as a result of your purchase. You should not assume that you will experience returns, if any, comparable to those experienced by investors in equipment leasing and finance funds sponsored by our Investment Manager and its affiliates.

Exhibit A – Limited Partnership Agreement of ICON ECI Fund Fifteen, L.P.

The form of Limited Partnership Agreement of ICON ECI Fund Fifteen, L.P. attached as Exhibit A to the Prospectus is hereby replaced in its entirety with the revised form of Limited Partnership Agreement of ICON ECI Fund Fifteen, L.P. attached as Appendix A hereto.

Exhibit B – Prior Performance Tables

The disclosure in Exhibit B to the Prospectus under the heading “Prior Performance Tables—Public Funds Sponsored by our Investment Manager’s Subsequent Owners” on pages B-3 through B-5 of the Prospectus, as amended by Supplement No. 1 and Supplement No. 2, is hereby replaced in its entirety with the following

Public Funds Sponsored by our Investment Manager’s Subsequent Owners

In 1996, our Investment Manager was acquired by Messrs. Beaufort J.B. Clarke, Paul Weiss and Thomas Martin. All members of our Investment Manager’s acquisition, credit and remarketing departments joined those departments subsequent to the ownership change, with the majority of these members joining subsequent to the ownership change to Messrs. Reisner and Gatto in 2008. LP Seven was in syndication and had made investments utilizing the investment objectives and policies of the original ownership and management at the time of the ownership change. Fund Eight A, Fund Eight B, Fund Nine, Fund Ten, and Fund Eleven were all syndicated by our Investment Manager during the time that Messrs. Clarke, Weiss and Martin owned and controlled our Investment Manager. Each of LP Seven, Fund Eight A, Fund Eight B, Fund Nine, Fund Ten and Fund Eleven had investment objectives and policies that were in some respects significantly different than ours. Many of these Public Funds (i) relied on the use of significant non-recourse indebtedness with respect to certain investments to achieve their investment objectives, (ii) relied significantly on the residual value of certain of the equipment they invested in to achieve their investment objectives, (iii) placed less emphasis on investments that generate cash flow, and (iv) relied significantly on third parties for originating investments. On the other hand, our investment objectives and policies provide that we will (i) rely less on the use of significant non-recourse indebtedness to achieve our investment objectives, (ii) place less reliance on the residual value of Capital Assets to achieve our investment objectives, (iii) place greater emphasis on investments that generate cash flow, and (iv) rely significantly on our Investment Manager’s originations process to originate our investments.

In addition, like Series D, Series E, and LP Six, these funds were adversely impacted by the events of September 11th and other changes in market conditions, as evidenced by their inability to overcome the resulting market conditions for some of their investments in leased commercial aircraft and certain marine assets. These assets were encumbered with significant non-recourse indebtedness that these funds were not in a position to absorb in order to wait out downturns in the markets for such assets, as well as options to acquire such assets that lost significant value after September 11th. For example:

•
LP Seven had a $2.9 million investment in two supply vessels on charter to SEACOR Smit, Inc. The vessels were returned by SEACOR Smit, Inc. in June 2003 following the end of the then- current charter terms. LP Seven was not able to agree with the lender on remarketing terms and was not in a position to satisfy the outstanding indebtedness; therefore, the vessels were repossessed by the lender in September 2003. The vessels were ultimately sold for an amount less than the outstanding debt and accrued interest. In addition, LP Seven had a $6 million investment (including recourse indebtedness) in an option to acquire three Boeing 737-300 aircraft on lease to Continental Airlines, Inc. In August 2003, with the option set to expire and the value of the aircraft still significantly impacted by the events of September 11th, LP Seven restructured the recourse indebtedness in exchange for giving up its option early and a reduction in the restructured indebtedness from any excess residual proceeds received from a sale of the aircraft. The indebtedness was paid in full in July 2006, without any reduction from any excess residual proceeds from the sale of the aircraft.

•
Fund Eight A had a $5.7 million investment in two Boeing 737-400 aircraft on lease to KLM Royal Dutch Airlines. The leases at the time of the original investment expired in one year (in September 2000) and the aircraft were subsequently leased to The Boeing Company and Sky Airlines, respectively. Due to service interruptions following the invasion and resulting war in Iraq in March 2003, Sky Airlines was unable to satisfy its obligations under its lease with Fund Eight A. Fund Eight A defaulted Sky Airlines under the lease; however, as Fund Eight A was not in a position to satisfy the outstanding indebtedness on the aircraft, market conditions in the post- September 11th environment were such that the aircraft could not be successfully remarketed, the aircraft were cross-collateralized to the benefit of the same non-recourse lender and had significant non-recourse indebtedness, and the aircraft had lost significant value following the events of September 11th, the lender repossessed the aircraft in October 2003.

•
Fund Eight B had a $2.2 million investment in a Boeing 767-300ER aircraft on lease to Scandinavian Airlines System (SAS). The lease with SAS expired in March 2003 and market conditions in the post-September 11th environment were such that the aircraft had lost significant value and could not be successfully remarketed at the time. Additionally, the aircraft had significant non-recourse indebtedness and Fund Eight B was not in a position to satisfy the outstanding indebtedness on the aircraft. Consequently, the lender repossessed the aircraft in July 2004 in satisfaction of the outstanding debt and accrued interest. The timing of the lease expiration and repossession was unfortunate for Fund Eight B, as the market for these Boeing aircraft rebounded over the past couple of years to return to pre-September 11th levels. In addition, Fund Eight B has a $6.3 million investment in two Airbus A340 aircraft on lease to Cathay Pacific Airways Ltd. The leases are still active; however, the market for those aircraft experienced adverse changes following the investment. As a result, the aircraft lost significant value and rental rates for the renewal terms available for the aircraft were less than originally anticipated. While the market for the aircraft has rebounded to an extent, the unprecedented rise in fuel prices during 2008 further impacted the market for the aircraft and Fund Eight B wrote down its residual position in the aircraft by approximately $6 million during 2008.

•
Fund Nine had an $8.4 million investment in a natural gas-fired cogeneration facility on lease to EF Kenilworth, Inc. The lease was extended in January 2004 to run through June 2009; however, as the price of natural gas reached and exceeded $5.00/MMBTU — the point at which the facility operated at break-even — in 2003 and continued to rise thereafter (including peaking above $9.00/MMBTU in 2005), the lessee had increasing difficulty meeting its lease payments. Moreover, as the amount and timing of the lease payments were dependent on natural gas prices, the lease and asset became increasingly less profitable to Fund Nine over this period. Faced with the likelihood of having to put the lessee in default under the lease and remarketing the asset in significantly adverse market conditions, Fund Nine sold the asset to the lessee’s natural gas provider for $4.8 million in April 2006, which resulted in a $2 million loss on its investment. In addition, Fund Nine has a $6.5 million investment in two Airbus A340 aircraft on lease to Cathay Pacific Airways Ltd. The leases are still active; however, the market for those aircraft experienced adverse changes following the investment. As a result, the aircraft lost significant value and rental rates for the renewal terms available for the aircraft were less than originally anticipated. While the market for the aircraft has rebounded to an extent, the unprecedented rise in fuel prices during 2008 further impacted the market for the aircraft and Fund Nine wrote down its residual position in the aircraft by approximately $6 million during 2008.

As discussed above, the performance of these investments was attributable to the adverse market conditions following the events of September 11th, other adverse market conditions (such as the cost of natural gas), the incurrence of significant non-recourse indebtedness without the ability to restructure or repay such indebtedness and/or an increasingly competitive domestic marketplace for equipment finance transactions. These investment losses will ultimately impact the returns of these funds even if all of the other investments and reinvestments that were made perform in line with our Investment Manager’s expectations. LP Seven will not and others of these funds, such as Fund Eight B and Fund Nine, will likely not return all capital to their respective investors. For some of the other funds, it is too early to determine how these funds will ultimately perform; however, due to a combination of factors, including (i) the factors discussed above with respect to its investment policies and objectives and (ii) some of the potentially adverse business developments or conditions affecting its portfolio discussed below, Fund Eleven will have difficulty meeting its investment objectives, particularly by the end of the intended three-year liquidation period.

While the foregoing events and circumstances, in many respects, were out of the control of the previous owners of our Investment Manager, the current owners of our Investment Manager have established investment objectives and policies that are designed to significantly mitigate these types of risks, a number of which are discussed above. Nevertheless, many similar types of investments that were made by these funds under previous ownership did meet or exceed expectations, including Fund Eight A’s $887,000 investment in an oil rig on lease to Rowan Companies, Inc. that yielded $29.8 million in proceeds; Fund Eight B’s $2 million investment in a flight simulator on lease to BAE Systems Holdings, Inc. that yielded $8 million in proceeds; Fund Nine’s $9.6 million investment in three car carrying vessels on bareboat charter to Wilhelmsen Lines Shipowning AS that has yielded $22 million in proceeds to date; and Fund Ten’s $9.2 million investment in a containership vessel on bareboat charter to ZIM Integrated Shipping Services, Inc. that yielded $16.9 million in proceeds. Notwithstanding the foregoing, there can be no assurance that we or any other equipment fund sponsored by our Investment Manager and its affiliates will ultimately be successful in meeting our or its investment objectives.

Exhibit D – Distribution Reinvestment Plan

The Distribution Reinvestment Plan Enrollment Form attached as Exhibit A to Exhibit D of the Prospectus is hereby replaced in its entirety with the revised Distribution Reinvestment Plan Enrollment Form attached as Appendix B hereto.

APPENDIX A

EXHIBIT A
LIMITED PARTNERSHIP AGREEMENT
 OF
 ICON ECI FUND FIFTEEN, L.P.

LIMITED PARTNERSHIP AGREEMENT
 OF
 ICON ECI FUND FIFTEEN, L.P.

This Limited Partnership Agreement of ICON ECI Fund Fifteen, L.P., is executed as of the 3rd day of June, 2011 by its General Partner, ICON GP 15, LLC (the “GP”), and ICON Capital Corp., its Initial Limited Partner (“LP” or “Initial Partner”).

WITNESSETH:

WHEREAS, ICON ECI Fund Fifteen, L.P. (the “Partnership”) was formed as a Delaware limited partnership pursuant to a Certificate of Limited Partnership filed on September 23, 2010, under and pursuant to the Delaware Act on the following terms and conditions.

Section 1. Establishment of the Partnership.

The parties hereto hereby enter into this Agreement and do hereby set forth the terms of the Partnership established under and pursuant to the provisions of the Delaware Act, which terms shall govern the rights and liabilities of the Partners, except as otherwise herein expressly stated.

Section 2. Name, Principal Office and Address.

2.1 Legal Name and Address.

The name of the Partnership is “ICON ECI Fund Fifteen, L.P.” The principal office and place of business of the Partnership shall be located at 3 Park Avenue, 36th Floor, New York, New York 10016 or at such other address as the GP may from time to time determine and specify by written notice to the Partners. The Partnership may also maintain such other offices and places of business as the GP may deem advisable at any other place or places within the United States and, in connection therewith, the GP shall qualify and remain qualified, and shall use its best efforts to qualify and keep the Partnership qualified, to do business under the laws of all such jurisdictions as may be necessary to permit the Partnership legally to conduct its business in such jurisdictions. The registered office of the Partnership shall be at 2711 Centerville Road, Suite 400, Wilmington (New Castle County), Delaware 19808. The name of its registered agent at such address shall be Corporation Service Company. The GP may change the registered office and the registered agent of the Partnership, with written notice to the Partners.

2.2 Address of Partners.

The principal place of business of the GP and the places of residence of the other Partners shall be those addresses set forth opposite their respective names in Schedule A to this Agreement (as such may be supplemented or amended from time to time). Any Partner may change his, her or its respective place of residence by giving Notice of such change to the Partnership (and, in the case of the GP, by also giving Notice thereof to all of the Partners), which Notice shall become effective five (5) days after receipt.

Section 3. Purposes and Powers.

3.1 Purposes.

The Partnership has been organized for the purposes of: (a) financing, refinancing, acquiring, investing in, purchasing, owning, acquiring options to purchase, holding, leasing, re-leasing, borrowing, managing, maintaining, operating, improving, upgrading, modifying, exchanging, assigning, encumbering, creating security interests in, pledging, selling, transferring or otherwise disposing of, and in all respects otherwise dealing in or with, Capital Assets and any other type of direct or indirect interest (including making and/or investing in loans secured by Capital Assets, and residual interests, which encompass, among other things, the right to Capital Asset rental and sales proceeds after the payoff of debt associated with the Capital Asset) in Capital Assets and Leases of all kinds, (b) purchasing equity interests in entities that finance or own Capital Assets or entities financing or owning direct or indirect interests in Capital Assets; and (c) establishing, acquiring, conducting and carrying on any business suitable, necessary, useful or convenient in connection therewith.

3.2 Types of Assets.

The Capital Assets financed or invested in by the Partnership shall be selected from among new or used: (i) transportation equipment such as aircraft (including airframes, engines, avionics, parts and ground handling equipment), rail equipment (including boxcars, tank cars, hopper cars, flatcars, locomotives and various other Capital Assets used by railroads in the maintenance of their railroad track), heavy duty trucks, truck trailers and intermodal (rail, over-the-road and marine) containers and chassis, and marine vessels (including oceangoing vessels, towboats and barges and offshore energy exploration and production equipment that may characterized as vessels); (ii) machine tools and manufacturing equipment such as computer- and mechanically-controlled lathes, drill presses, vertical and horizontal milling machines, rotary and cylindrical grinders, metal fabrication and slitting equipment, and other metal forming equipment, and entire facilities dedicated to manufacturing, production or distribution of goods; (iii) materials handling equipment such as fork-lifts and more specialized equipment for moving materials in warehouse or shipping areas; (iv) furniture and fixtures, store fixtures, display cases, freezers, manufacturing equipment, electronic test equipment, medical diagnostic and testing equipment (such as radiology equipment, sonographic equipment, patient monitoring equipment) and miscellaneous medical equipment (including lab test equipment, blood-gas analyzers and treatment room furniture); (v) office technology, personal computers and computer networks, servers, communication and related peripheral equipment, scanners and copy machines; (vi) any real property or leasehold or other interests in real property that are incidental to any Capital Assets or leases; and (vii) other types of Capital Assets that the GP believes may be an attractive investment, including future technology Capital Assets, custom made or specialized Capital Assets similar to those types of Capital Assets described above, data gathering Capital Assets and upgrades and retrofits to existing Capital Assets.

3.3 Powers.

In furtherance of the above purposes, the Partnership shall have the power, directly or indirectly:

(a) to finance, refinance, acquire, invest in, lend against, purchase and/or make future commitments to purchase, own, lend against, acquire options to purchase, hold, lease, re-lease, borrow, manage, maintain, operate, improve, upgrade, modify, exchange, assign, encumber, create security interests in, pledge, sell, transfer or otherwise dispose of, and in all respects otherwise deal in or with, Capital Assets and interests therein;

(b) to enter into Joint Ventures, partnerships and other business, financing and legal and beneficial ownership arrangements to make or acquire Investments;

(c) to purchase and hold trust certificates, debt securities and equity securities issued by any Person;

(d) to lend and borrow money, to issue and accept evidences of indebtedness in respect thereof, and to secure the same by mortgages or pledges or grants of liens on, or other security interests in, Investments of the Partnership and accept such kinds and amounts of security for loans and leases it makes to others as the GP, in its sole and absolute discretion, shall deem appropriate; and

(e) to do all things, carry on any activities and enter into, perform, modify, supplement or terminate any contracts necessary to, connected with, or incidental to, or in furtherance of, the purposes of the Partnership consistent with the terms of this Agreement.

Section 4. Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware on September 23, 2010, and shall terminate at midnight on December 31, 2025, unless sooner dissolved or terminated as provided in Section 11 of this Agreement (the “Term”).

Section 5. Partners and Capital.

5.1 GP.

The GP, as the General Partner, has contributed $1.00, in cash, as its Capital Contribution to the Partnership. The GP may also purchase Interests in the Partnership, in such case the GP will be treated as a limited partner with respect to the purchased Interests.

5.2 Limited Partners.

(a) The Initial Partner shall contribute the sum of $1,000.00 in cash to the Partnership. On the first business day following the admission of additional Partners, the Initial Partner’s $1,000.00 Capital Contribution shall be returned, without interest, and it shall cease to be a Partner. The Partners hereby consent to the Initial Partner’s withdrawal of its Capital Contribution and waive any right, claim or action they may have against it by reason of its having been a Partner.

(b) From and after the Initial Closing Date, there shall be one class of limited partners, whose interests in the Partnership shall consist of up to the number of Interests outstanding on the Final Closing Date.

(c) Any Person desiring to become a limited partner shall execute and deliver to the GP a Subscription Agreement substantially in the form that is attached as an exhibit to the Prospectus, and such other documents as the GP shall request, which other documents shall be in form and substance satisfactory to the GP, pursuant to which, among other things, such Person shall, subject to acceptance of his, her or its subscription by the GP, agree to be bound by all terms and provisions of this Agreement.

(d) Each limited partner shall make a Capital Contribution, in cash, in an amount equal to the Gross Interest Price to the capital of the Partnership for each Interest or fraction thereof purchased.

(e) Each eligible subscriber (other than a qualified participant in the DRIP Plan) must purchase a minimum of five (5) Interests.

(f) The GP and any Affiliate of the GP shall have the right to subscribe for Interests for its own account for investment purposes only; provided, however, that the aggregate number of Interests purchased by the GP and such Affiliates collectively shall not exceed ten percent (10%) of all Interests subscribed for by non-Affiliated Persons.

(g) No subscribers shall be admitted to the Partnership unless and until the Minimum Offering shall be achieved. Upon the determination by the GP that the Minimum Offering has been achieved, the GP shall set the Initial Closing Date. Following the Initial Closing Date, daily Closings may be held. As promptly as is practicable following the admission of each subscriber as Partner, the GP shall send or cause to be sent notice to such Partner in confirmation thereof. Subscribers who tender Subscription Monies and who are accepted as limited partners shall be admitted not later than the last day of the calendar month following the date their subscription was accepted.

(h) Subscriptions for Interests received after the Initial Closing Date shall promptly be accepted or rejected by the GP after their receipt by the Partnership (but in any event not later than 30 days thereafter) and a confirmation of receipt thereof sent or cause to be sent to the subscriber. The GP retains the unconditional right to refuse to admit any subscriber as a limited partner.

(i) Each subscriber who is admitted to the Partnership as a limited partner shall, for all purposes of this Agreement, become and be treated as a limited partner as of the Closing Date on which such subscriber is admitted to the Partnership or the Final Closing Date next following the acceptance of their subscriptions by the GP and the receipt by the GP of all Subscription Monies payable in connection therewith.

(j) The name and address of each limited partner and the amount of the Capital Contribution made by such limited partner are set forth on Schedule A hereto, as such may be supplemented or amended from time to time, which shall be no less frequently than quarterly; provided, that any failure so to amend such Schedule A following any Closing Date shall not in any way affect the admission of any limited partner to the Partnership for all purposes of this Agreement if such limited partner was duly and properly admitted to the Partnership as a result of such Closing.

(k) From the date hereof to, but not including, the Initial Closing Date, all Subscription Monies shall be deposited into the Escrow Account. From and after the Initial Closing Date, all Subscription Monies (other than those Subscription Monies from residents of the Commonwealth of Pennsylvania and the State of Tennessee whose Subscription Monies must be held in the Escrow Account until Subscription Monies equal to $20,000,000 shall have been received and accepted), shall be held by the Partnership in a Qualified Subscription Account until the release thereof on the applicable Closing Date.

 (l) On the Initial Closing Date or any subsequent Closing Date, whichever may be applicable, all Subscription Monies then held in the Escrow Account (taking into account the requirements for Subscription Monies from residents of the Commonwealth of Pennsylvania and the State of Tennessee) or any Qualified Subscription Account, as the case may be, with respect to Interests purchased by any limited partner admitted to the Partnership as a result of such Closing, together with any interest earned thereon, shall be released to the Partnership. If the number of Interests subscribed for as of the Termination Date are insufficient to constitute the Minimum Offering, all Subscription Monies deposited by any subscriber shall be returned, together with any interest earned thereon and without deduction for any Front-End Fees, to such subscriber. Furthermore, any Subscription Monies deposited by any subscriber who is not accepted by the GP to become a limited partner shall be promptly returned, together with any interest earned thereon and without deduction for any Front-End Fees, to such subscriber. In no event shall any Subscription Monies be held in the Escrow Account or a Qualified Subscription Account for more than one year beyond the Effective Date before either being released to the Partnership upon a Closing or returned to the subscriber.

5.3 Partnership Capital.

(a) No Partner shall be paid interest on any Capital Contribution (except any interest earned on Subscription Monies as provided in Section 5.2(l)).

(b) Except as provided in the Partnership’s Repurchase Plan or Section 10.5 hereof, the Partnership shall not repurchase any Interests. No Partner shall have the right to withdraw or receive any return of such Partner’s Capital Contribution, except as specifically provided in this Agreement, and no Capital Contribution may be returned to any Partner in the form of property other than cash.

(c) Except as otherwise specifically provided herein, no Partner shall have priority over any other Partner as to: (i) the return of such Partner’s Capital Contribution or Capital Account; (ii) such Partner’s share of Profits and Losses; or (iii) such Partner’s share of distributions of Cash From Operations and Cash From Sales.

(d) Neither the GP nor any of its Affiliates shall have any personal liability for the repayment of the Capital Contribution of any Partner except to the extent as may be set forth in this Agreement.

5.4 Capital Accounts.

(a) A separate Capital Account shall be established and maintained for the GP and for each limited partner.

(b) The initial Capital Account balance of the General Partner shall be $1.00.

(c) The initial Capital Account balance of the Initial Partner shall be $1,000.00, representing the purchase of one Interest.

(d) The initial Capital Account balance of each Partner shall be the amount of such Partner’s Capital Contribution.

(e) The Capital Account of each Partner shall be increased by: (i) the amount of any additional money contributed by such Partner to the Partnership; and (ii) allocations to such Partner of Profits (or items thereof), and items of income or gain specially allocated pursuant to Section 8.2(f) hereof. The Capital Account of each Partner shall be decreased by: (i) the amount of money distributed to or on behalf of such Partner by the Partnership; (ii) if a liquidating trust is utilized pursuant to Section 8.8, the fair market value of any property distributed to such trust for the benefit of such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752); and (iii) allocations to such Partner of Losses (or items thereof), and items of expense, loss or deduction specially allocated pursuant to Section 8.2(f) hereof.

 (f) For purposes of this Agreement, a Partner who has more than one Interest in the Partnership shall have a single Capital Account that reflects all such Interests, regardless of the time or manner in which such Interests were acquired.

(g) If an Interest is sold or otherwise transferred, the Capital Account of the transferor with respect to such Interest shall carry over to the transferee in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(l).

(h) For any taxable year in which the Partnership has a Code Section 754 election in effect, the Capital Accounts shall be maintained in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(m).

(i) Upon the occurrence of the events specified in Treas. Reg. Section 1.704-1(b)(2)(iv)(f), the Partners’ Capital Accounts may be adjusted and thereafter maintained to reflect the revaluation of Partnership assets on the books of the Partnership in accordance with such Treasury Regulation and Treas. Reg. Sections 1.704-1(b)(2)(iv)(f) through (h); provided, however, that, other than upon liquidation of the Partnership within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g), such an adjustment shall be made only if the GP determines in its sole discretion that such an adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership.

(j) Notwithstanding anything herein to the contrary, the Partners’ Capital Accounts shall at all times be maintained in the manner required by Treas. Reg. Section 1.704-1(b)(2)(iv), and any questions or ambiguities arising hereunder shall be resolved by reference to such Treasury Regulations. Further, such Treasury Regulations shall govern the maintenance of the Capital Accounts to the extent this Agreement is silent as to the treatment of a particular item. In the event Treas. Reg. Section 1.704-1(b)(2)(iv) shall fail to provide guidance as to how adjustments to the Capital Accounts should be made to reflect particular adjustments to the capital on the books of the Partnership, in accordance with Treas. Reg. Section 1.701-1(b)(2)(iv)(q) such Capital Account adjustments shall be made in a manner that is consistent with the underlying economic arrangement of the Partners and is based, wherever practicable, on federal tax accounting principles.

5.5 Additional Capital Contributions.

(a) The GP shall not be required to make any Capital Contributions in addition to its initial Capital Contribution except pursuant to and in accordance with Section 11.2(a)(iii) of this Agreement and any obligations under the Delaware Act. No GP shall have any personal liability for the repayment of any Capital Contributions of any Partner.

(b) Provided that a limited partner acts in accordance with this Agreement, no limited partner shall be liable for the debts, liabilities, contracts, or any other obligations of the Partnership. Except as otherwise provided by mandatory provisions of applicable state law, a limited partner shall be liable only to make his or her Capital Contributions equal to the Gross Interest Price paid for such limited partner’s Interests pursuant to the Offering and shall not be required to lend any funds to the Partnership or, after his or her Capital Contributions have been made, to make any additional capital contributions to the Partnership.

5.6 Loans by Partners.

Except as provided in Section 11.2(a)(iii), no loan by any Partner or any Affiliate of any Partner to the Partnership (including, without limitation, any Partnership Loan) shall constitute a Capital Contribution to the Partnership or increase the Capital Account balance of any Partner, but shall be treated, for all purposes, as Indebtedness of the Partnership payable or collectible only out of the assets of the Partnership in accordance with the terms and conditions upon which such loan was made.

5.7 No Right to Return of Capital.

No Partner shall be entitled to demand any distribution of or with respect to such Partner’s Capital Contribution or Capital Account.

Section 6. GP.

6.1 Extent of Powers and Duties.

(a) General.  Except as expressly limited by the provisions of this Agreement, the GP shall have complete and exclusive discretion in the management and control of the affairs and business of the Partnership and shall be authorized to employ all powers necessary, convenient or appropriate to carry out the purposes, conduct the business and exercise the powers of the Partnership. Without limiting the generality of the foregoing, the GP shall provide such personnel and services as the GP, in its sole and absolute discretion, may deem necessary or appropriate to conduct the business activities of the Partnership and the day-to-day management of its assets, and shall possess and enjoy with respect to the Partnership all of the rights and powers of the general partner of a limited partnership to the extent permitted by Delaware law. The GP may employ on behalf of the Partnership, to the extent that it, in its sole judgment, shall deem advisable, managerial, sales, maintenance, administrative or secretarial personnel, agents, consultants, professional advisors, appraisers, attorneys, accountants, brokers and other Persons for the maintenance of any of the Partnership’s property, and/or the operation of the business of the Partnership. The GP may employ the services of its Affiliates to assist the GP in its managerial duties, and may compensate all such Persons from the assets of the Partnership at rates which it, in its sole judgment, deems fair and reasonable; provided, however, that, other than as provided in Section 6.4 hereof: (i) the compensation, price or fee payable to any of its Affiliates shall not exceed an amount that is comparable and competitive with the compensation, price or fee that would be charged by non-Affiliates of the GP to render comparable services that could reasonably be made available to the Partnership upon comparable terms; (ii) all services for which the GP’s Affiliates are to receive compensation from the Partnership shall be embodied in a written contract which (A) precisely describes the services to be rendered and all compensation to be paid therefor and (B) is terminable by either party without penalty upon 60 days written notice; (iii) the compensation, price and fees and other terms of any such contract shall be fully disclosed in the Prospectus; (iv) the GP’s Affiliates must, at the time such services are to be rendered, be engaged in the business of providing such services to non-Affiliates and derive at least 75% of their gross revenues for such services therefrom; and (v) any such contract may only be amended in a manner that is either more favorable to the GP’s Affiliates or less favorable to the Partnership by the vote or consent of a Majority Interest.

(b) Powers and Duties.

(i) General Duties.  The GP shall diligently and faithfully exercise its discretion to the best of its ability and use its best efforts to carry out the purposes and conduct the business of the Partnership in accordance with this Agreement and in the best interests of the Partnership. The GP shall have responsibility as a fiduciary for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control, and shall not employ, or permit any other Person to employ, such funds or assets in any manner other than as permitted by this Agreement. Except as specifically herein stated or implied, the Partners may not contract away the fiduciary duty owed to such Partners by the GP. The GP shall devote that amount of its time deemed necessary in its absolute discretion to carry out its duties to the Partnership.

(ii) General Powers.  The GP shall have full power and authority, subject to the provisions of this Agreement or as provided in the Delaware Act, on behalf of the Partnership, to carry out and accomplish its purposes and functions including, without limitation, the power to: (A) acquire, invest in, purchase, own, hold, lease, re-lease, finance, refinance, borrow, manage, maintain, operate, improve, upgrade, modify, exchange, assign, encumber, create security interests in, pledge, sell, transfer or otherwise dispose of, and in all respects otherwise deal in or with, Investments and to contract with others, including Affiliates, to do the same on behalf of the Partnership; (B) select and supervise the activities of any Investment management agents for the Partnership; (C) ensure the proper application of revenues of the Partnership; (D) maintain proper books of account for the Partnership and to prepare reports of operations and tax returns required to be furnished to the Partners pursuant to this Agreement or taxing bodies or other governmental agencies in accordance with applicable laws and regulations; (E) employ the Dealer-Manager to select Selling Dealers to offer and sell Interests; (F) expend Partnership capital; (G) purchase, lease, sell, exchange, improve, divide, combine and otherwise in all respects transact business with respect to interests in real and personal property of any and all kinds whatsoever, both tangible and intangible, including, without limitation, Investments, contract rights, lease rights, debt instruments and equity interests in corporations, partnerships (both limited and general), limited liability companies, joint ventures and other entities (including, but not limited to, common and preferred stock, debentures, bonds and other securities of every kind and nature), and, in connection therewith, to execute, deliver, amend, modify and cancel documents and instruments relating to real and personal property of whatever kind and description, including, but not limited to, mortgages, leases and other documents of title or conveyance, assumption agreements pertaining to such agreements, powers of attorney and other contracts, instruments and agreements of all kinds and to employ engineers, contractors, attorneys, accountants, brokers, appraisers, and such other consultants, advisors, artisans and workmen as may be necessary or advisable, in the sole and absolute discretion of the GP, for all such purposes; (H) invest any and all funds held by the Partnership; (I) designate depositories of the Partnership’s funds, and the terms and conditions of such deposits and draws thereon; (J) borrow money or otherwise to procure extensions of credit for the Partnership and, in connection therewith, to execute, seal, acknowledge and deliver agreements, promissory notes, guarantees and other written documents or instruments constituting obligations or evidences of Indebtedness and to pledge, hypothecate, mortgage, assign, transfer or convey mortgages or security interests in the Investments and other assets of the Partnership as security therefor; (K) hold all or any portion of the Investments and other assets of the Partnership in the name of one or more trustees, nominees or other entities or agents of or for the Partnership; (L) establish Reserves; (M) ensure the doing of all other things necessary, convenient or advisable in connection with the supervision of the affairs, business and assets of the Partnership; and (N) take all such actions and execute all such documents, agreements and other instruments as the GP may deem necessary, convenient or advisable to accomplish or further the purposes of the Partnership or to protect and preserve Partnership assets to the same extent as if the GP were itself the owner thereof.

(iii) Authority to Admit Partners.  The GP shall have the authority to do all things necessary or advisable, in the sole and absolute discretion of the GP, to effect the admission of Partners, including, but not limited to, registering the Interests under the Securities Act and effecting the qualification of, or obtaining exemptions from the qualification of, the Interests for sale with state securities regulatory authorities.

(iv) Authority to Enter into the Dealer-Manager Agreement.  The GP shall have the authority to enter into, on behalf of the Partnership, the Dealer-Manager Agreement with the Dealer-Manager and, on behalf of the Partnership, to assist the Dealer-Manager in making any and all necessary filings with FINRA to obtain a “no objections” determination from FINRA with respect to the Offering.

(v) Authority to Enter into Selling Dealer Agreements.  The GP shall have the authority to enter into, on behalf of the Partnership, or to authorize the Dealer-Manager to so enter into, separate Selling Dealer Agreements with FINRA member broker-dealers selected by the Dealer-Manager.

(vi) Authority to Enter into the Escrow Agreement.  The GP shall have the authority to enter into, on its own behalf and on behalf of the Partnership, the Escrow Agreement, pursuant to which, among other things, the Escrow Agent shall agree to act as the Escrow Agent with respect to all Subscription Monies received prior to the Initial Closing Date (and thereafter with respect to Subscription Monies received from residents of the Commonwealth of Pennsylvania and the State of Tennessee until Subscription Monies for $20,000,000 have been received and accepted) and the Escrow Agent shall be entitled to receive for its services in such capacity such compensation as the GP may deem reasonable under the circumstances, which compensation shall be deemed to be and shall constitute an Organizational and Offering Expense.

 (vii) Authority to Contract for Insurance.  The GP shall have the authority to cause the Partnership to purchase and maintain such insurance policies as the GP, in its sole discretion (except to the extent limited elsewhere in this Agreement), deems reasonably necessary to protect the interests of the Partnership, including, without limitation, extended coverage liability and casualty and workers’ compensation, and the GP and any Affiliate of the GP and their respective employees and agents may be named as additional insured parties thereunder, provided that the cost of premiums payable by the Partnership is not increased thereby.

(viii) Authority to Enter into Certain Transactions in Its Own Name.  The GP shall have the authority to purchase or otherwise make Investments in its own name, an Affiliate’s name, the name of a nominee or nominees, or a trust or trustees or otherwise temporarily (generally not more than six months) hold title thereto for the purpose of facilitating the Investment by the Partnership; provided, however, that the Partnership will not acquire Capital Assets from any Fund, except as expressly provided in this Agreement.

(ix) Authority to Enter into Joint Ventures.  The GP shall have the authority to cause the Partnership to enter into Joint Ventures, subject to the limitations of Section 6.2(d), for the purpose of acquiring Investments, borrowing funds, managing or disposing of Investments, or for such other activities which the GP deems necessary or appropriate.

(x) Authority to Reinvest.  During the Operating Period (and the Liquidation Period, to the extent the GP determines it would benefit Partners), the GP may reinvest all or a substantial portion of the Partnership’s Cash Flow in additional Investments in furtherance of, and consistent with, the Partnership’s purposes and investment objectives set forth in Sections 3.1 and 3.2.

(xi) Authority to Adopt a Distribution Reinvestment Plan.  The GP shall have the authority to adopt, amend and terminate a Distribution Reinvestment Plan on behalf of the Partnership.

(c) Delegation of Powers; Authority to Enter into the Investment Management Agreement.  Except as otherwise provided under this Agreement or by law, the GP may, in its sole and absolute discretion, delegate all or any of its duties under this Agreement to, and may elect, employ, contract or deal with, any Person (including, without limitation, any of its Affiliates). The GP shall have the authority to enter into, on behalf of the Partnership, the Investment Management Agreement, pursuant to which the Investment Manager will, on behalf of the Partnership, originate Investments, temporarily make Investments, service the Investments, including, but not limited to, performing credit analysis and underwriting, receivables management, portfolio management, accounting and financial and tax reporting, remarketing, and marketing services.

(d) Reliance by Third Parties.  No Person dealing with the Partnership or its assets, whether as assignee, lessee, purchaser, mortgagee, grantee or otherwise, shall be required to investigate the authority of the GP in selling, assigning, leasing, mortgaging, conveying or otherwise dealing with any Investments or other assets or any part thereof, nor shall any such assignee, lessee, purchaser, mortgagee, grantee or other Person entering into a contract with the Partnership be required to inquire as to whether the approval of the Partners for any such assignment, lease, sale, mortgage, transfer or other transaction has been first obtained. Any such Person shall be conclusively protected in relying upon a certificate of authority signed by the GP, or in accepting any instrument signed by the GP, in the name and behalf of the Partnership or the GP.

6.2 Limitations on the Exercise of Powers of GP.

The GP shall have no power to take any action prohibited by this Agreement or by the Delaware Act. Furthermore, the GP shall be subject to the following in the administration of the Partnership’s business and affairs:

(a) Sales and Leases of Investments from or to the GP and its Affiliates.  The Partnership shall neither purchase nor sell Investments, nor sell nor lease Capital Assets, to or from the GP or any of its Affiliates, except as provided in this Section. Notwithstanding the first sentence of this subsection (a), the Partnership may purchase Affiliated Investments if:

 (i) the GP determines that making the Affiliated Investment is in the best interests of the Partnership;

(ii) such Affiliated Investment is acquired by the Partnership at a price which does not exceed the sum of (A) the net cost to the GP or such Affiliate of acquiring and holding the Investment (adjusted for any income received and expenses paid or incurred while holding same) plus (B) any compensation to which the GP and any Affiliate is otherwise entitled to receive pursuant to this Agreement;

(iii) there is no difference in the interest terms of any Indebtedness secured by the Affiliated Investment at the time it is acquired by the GP or its Affiliate and the time it is acquired by the Partnership;

(iv) neither the GP nor any of its Affiliates realizes any benefit, other than compensation for its services, if any, permitted by this Agreement, as a result of the Partnership making such Affiliated Investment; and

(v) at the time the Affiliated Investment is transferred to the Partnership, the GP or its Affiliate had held such Affiliated Investment on an interim or temporary basis (generally not longer than six months) for the purposes of (A) facilitating the acquisition of such Affiliated Investment by the Partnership, (B) borrowing money or obtaining financing for the Partnership or (C) any other lawful purposes related to the business of the Partnership.

(b) Loans to or from the GP and its Affiliates.  No loans shall be made by the Partnership to the GP or any of its Affiliates. The GP or any of its Affiliates, however, may, from time to time, loan or advance funds to the Partnership (each such loan or advance being hereinafter called a “Partnership Loan”) in accordance with this subsection (b). The terms of any Partnership Loan permitted to be made shall include the following:

(i) any interest payable by the Partnership in connection with such Partnership Loan shall be charged at an annual rate of interest not in excess of the lesser of the following: (A) the rate of interest payable by the GP or its Affiliate in connection with the borrowing (in the event that the GP or any Affiliate shall borrow money for the specific purpose of making such Partnership Loan) or (B) the rate of interest that would be charged to the Partnership (without reference to the GP’s or its Affiliate’s financial abilities or guarantees) by unrelated lending institutions on a comparable loan for the same purpose in the same geographic area (if neither the GP nor an Affiliate borrowed money to make such Partnership Loan);

(ii) all payments of principal and interest on such Partnership Loan shall be due and payable within twelve months after the date on which such Partnership Loan is made; and

(iii) neither the GP nor any Affiliate may receive points or other financial charges or fees in any amount in respect of such Partnership Loan (except that the GP or an Affiliate may be reimbursed, dollar for dollar, for the actual reasonable out-of-pocket expenses (including, without limitation, any points or other financial charges or fees) incurred by it in connection with the making of such Partnership Loan); provided, however, that nothing in this clause (iii) shall prohibit any increase in Acquisition Fees and Management Fees otherwise payable to the GP or an Affiliate in accordance with this Agreement, notwithstanding that such increase may be an indirect result of the making of such Partnership Loan.

If the GP or any of its Affiliates purchase Investments in its own name and with its own funds in order to facilitate ultimate purchase by the Partnership, the GP or an Affiliate, as the case may be, shall be deemed to have made a Partnership Loan in an amount equal to the Purchase Price paid for such Investments and shall be entitled to receive interest on such amount in accordance with clause (i) above. Any advances made by the GP or any of its Affiliates for the purpose of paying Organizational and Offering Expenses shall not constitute a Partnership Loan, but shall be reimbursed to the GP or such Affiliate (to the extent possible), without interest, in accordance with, and to the extent provided in, Section 6.4(e) of this Agreement.

(c) No Exchange of Interests for Investments.  The Partnership shall not acquire any Investments in exchange for Interests.

 (d) Joint Venture Investments.  The Partnership may make Investments in Joint Ventures, provided that:

(i)	the GP shall have determined that:

(A)	such Investment is in the best interests of the Partnership; and

(B)	such Investment shall not result in duplicate fees to the GP or any of its Affiliates;

(ii)	in the case of any Joint Venture with any non-Affiliated Person, the Partnership must have the right to control the Joint Venture and any Joint Venture must own specific Investments; and

(iii)	in the case of any Joint Venture with any Fund, all of the following conditions are met:

(A) all Funds, including the Partnership, participating in such Joint Venture shall have substantially identical investment objectives and shall participate in such Joint Venture on substantially the same terms and conditions;

(B) the Joint Venture is done either for the purpose of effecting appropriate diversification for such Funds or for the purpose of relieving the GP from a commitment entered into pursuant to Section 6.2(a);

(C) the compensation payable to the GP or any of its Affiliates by the Partnership and by each other Fund shall be substantially identical; and

(D) the Partnership shall have a right of first refusal with respect to the purchase of any Investment held by the Joint Venture if the other joint owner decides to sell its interest.

(e) Sale of All or Substantially All Assets; Dissolution.  During the Operating Period, the GP may not dissolve the Partnership or sell or otherwise dispose of all or substantially all of the assets of the Partnership without the Consent of the Majority Interest.

(f) No Investments in Other Funds.  The Partnership shall not invest in any other Fund; provided, however, that nothing herein shall preclude the Partnership from making investments in Joint Ventures, to the extent and in the manner provided in this Section.

(g) Exclusive Right to Sell Partnership Investments.  The Partnership shall not give the GP or any of its Affiliates the exclusive right to sell nor exclusive employment to sell Investments for the Partnership.

6.3 Limitation on Liability of the GP and Its Affiliates; Indemnification.

(a) Except in the case of negligence or misconduct, neither the GP nor any of its Affiliates (sometimes referred to as an “Indemnitee”) in acting on behalf of or performing services for the Partnership shall be liable, responsible or accountable in damages or otherwise to the Partners or the Partnership for the doing of any act or the failure to do any act, the effect of which may cause or result in loss or damage to the Partnership, if done in good faith to promote the best interests of the Partnership. Each Indemnitee shall be entitled to be indemnified by the Partnership from the assets of the Partnership, or as an expense of the Partnership, but not by the Partners, against any liability or loss, as a result of any claim or legal proceeding relating to the performance or nonperformance of any act concerning the activities of the Partnership, except in the case where such Indemnitee is negligent or engages in misconduct, provided such act or omission was done in good faith to promote the best interests of the Partnership. The indemnification authorized by this Section 6.3(a) shall include the payment of reasonable attorneys’ fees and other expenses (not limited to “taxable costs”) incurred in settling or defending any claim, threatened action or finally adjudicated legal proceedings.

(b) Notwithstanding subsection (a), above, the GP and its Affiliates (when acting within the scope of authority of the GP) and the Dealer-Manager and any Selling Dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee and the court approves indemnification of the litigation costs, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee and the court approves indemnification of the litigation costs, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Commission, and any other applicable regulatory authority with respect to the issue of indemnification for securities law violations. The Partnership shall not incur the cost of that portion of any liability insurance which insures any Indemnitee for any liability as to which the Indemnitee is prohibited from being indemnified under this Section.

6.4 Compensation of the GP and Its Affiliates.

Neither the GP nor any of its Affiliates shall, in their respective capacities as such, receive any salary, fees, profits, distributions, commissions or other compensation (including in connection with the reinvestment or distribution of Cash From Operations or from the proceeds from the sale, exchange or refinance of Investments), except in accordance with Section 6.1 or this Section 6.4; or pay or award any commissions or other compensation to any Person engaged by a potential Partner as an investment adviser as an inducement to the Person to advise the potential Partner about the Partnership (but this does not prohibit the payment of Underwriting Fees and Sales Commissions otherwise in accordance with this Section 6.4). In furtherance thereof, no rebates or give-ups may be received by the GP nor may the GP or any of its Affiliates participate in any reciprocal business arrangement which would circumvent the provisions of this Section 6.4. Furthermore, the sum of all Organizational and Offering Expenses, Sales Commissions and Underwriting Fees paid shall not exceed fifteen percent (15%) of the Gross Offering Proceeds.

(a)
Allocations and Distributions.  The GP shall be entitled to receive the allocations and distributions provided for under Sections 8 and 11.3, in addition to any such allocations and distributions with respect to the Interests it holds.

(b)
Underwriting Fees.  Fees in the amount equal to $30.00 per Interest sold (“Underwriting Fees”) shall be paid by the Partnership to the Dealer-Manager, which is an Affiliate of the GP; provided, however, that such Underwriting Fees shall not be payable with respect to any Interests sold pursuant to the DRIP Plan.

(c)
Sales Commissions.  Commissions in the amount of up to $70.00 per Interest sold (“Sales Commissions”) shall be paid by the Partnership to the Dealer-Manager and each Selling Dealer in respect of the Interests sold by each of them, provided that no Sales Commissions shall be payable by the Partnership in respect of any Interests sold to Affiliated Partners or with respect to Interests sold pursuant to the DRIP Plan.

(d)
Due Diligence Expenses.  Fees and expenses actually incurred for bona fide due diligence efforts expended in connection with the Offering may, in the GP’s sole discretion, be reimbursed by the Partnership to the Dealer-Manager and each Selling Dealer; provided, however, that the amount of Due Diligence Expenses actually paid to the Dealer-Manager shall be included in the amount of the aggregate amount of Organizational and Offering Expenses otherwise payable by the Partnership to the GP pursuant to Section 6.4(e) of this Agreement.

(e)
Organizational and Offering Expenses.  The Partnership shall reimburse the GP or its Affiliates, on an accountable basis, for the actual Organizational and Offering Expenses incurred by the GP or its Affiliates in connection with the Partnership’s organization and the Offering. The aggregate amount of the O&O Expense Allowance will be paid on an accountable basis and, therefore, the total amount will not exceed the lesser of 1.44% of the Gross Offering Proceeds and the actual fees and expenses incurred by the GP and its Affiliates in connection with the Partnership’s organization and the Offering. The GP shall bear any Organizational and Offering Expenses incurred by the GP or any of its Affiliates (including, without limitation, the Dealer-Manager) in excess of the foregoing limitation.

(f)
Acquisition Fees.  Once the Partnership has entered into a binding contract to make an Investment, and substantially all of the material conditions to the closing of such Investment have been satisfied, the Partnership shall pay the Investment Manager or its Affiliates, for services rendered in connection with making the Investment, a fee (“Acquisition Fees”) equal to the difference (to the extent greater than zero) between (i) 2.5% of the Purchase Price paid by the Partnership for any Investment, and (ii) the aggregate amount of Acquisition Fees paid by or on behalf of the Partnership to any other Person in connection with such Investment; provided, however, that:

(i)
the Partnership shall not pay any Acquisition Fees, or part thereof, if it would cause the aggregate Purchase Price (without deducting Front-End Fees) for the Partnership’s Investments to be less than the greater of (x) 80% of the Gross Offering Proceeds, reduced by .0625% for each 1% of Indebtedness encumbering Investments, or (y) 75% of such Gross Offering Proceeds;

The formula in clause (i), is illustrated as follows:

		(A)	No Indebtedness — 80% of the Gross Offering Proceeds must be committed to Investments.
		(B)	50% Indebtedness — 50% × .0625% = 3.125% 80% – 3.125% = 76.875% of the Gross Offering Proceeds must be committed to Investments.
		(C)	80% Indebtedness — 80% × .0625% = 5% 80% – 5% = 75% of the Gross Offering Proceeds must be committed to Investments.
(ii)
the aggregate sum of (A) Acquisition Fees and (B) all other Front-End Fees, that, in each case, may be paid to any Person pursuant to this Agreement in connection with all Investments made by the Partnership from any source (including, without limitation, Net Offering Proceeds, Partnership Indebtedness or reinvestment) shall not exceed an amount equal to 25% of the Gross Offering Proceeds. If the Partnership purchases an Investment from the GP or one of its Affiliates pursuant to Section 6.2(a) for a Purchase Price that includes an Acquisition Fee amount, such Acquisition Fee amount shall be deemed paid pursuant to this Section 6.4(f) and there shall be no duplicative payment thereof; and

	(iii)	notwithstanding the foregoing, neither the Investment Manager nor its Affiliates shall receive any Acquisition Fees with respect to any Investments made during the Liquidation Period.
(g)
Management Fees.  Each month, the Partnership shall pay to the Investment Manager Management Fees attributable to the Gross Revenues of the Partnership during such month; provided, however, that only fifty percent (50%) of such Management Fees shall be paid in any month during the Offering Period and Operating Period if the sum of all distributions paid to Partners in such month does not equal or exceed the required First Cash Distributions for such month. To the extent that the Partnership does not have sufficient cash in any month to pay the required amount of all First Cash Distributions, the payment of fifty percent (50%) of Management Fees for such month shall be deferred and paid, without interest, in the next following month in which the Partnership has paid all previously required and current First Cash Distributions. Notwithstanding the foregoing, neither the Investment Manager nor its Affiliates shall receive any Management Fees with respect to any Investments made during the Liquidation Period.

(h)	Other Partnership Expenses.
(i)
Except as otherwise provided in this Section 6.4(h), expenses of the Partnership, including Acquisition Expenses, other than those incurred and otherwise reimbursed in accordance with Sections 6.4(b) through (g), shall be billed directly to and paid by the Partnership.

(ii)
Subject to clause (iii) of this Section 6.4(h), the GP and any of its Affiliates may be reimbursed for Operating Expenses that are actually incurred by it or them in connection with the performance or arrangement of administrative services reasonably necessary, convenient or advisable, in the discretion of the GP and/or Investment Manager, to the prudent operation of the Partnership; provided, however, that the reimbursement for same shall be limited to the lesser of (A) its or their actual cost of providing same or (B) the amount the Partnership would be required to pay to non-Affiliates for comparable administrative services in the same geographic location; and provided, further, that no reimbursement is permitted for such services if the GP or any Affiliate is entitled to compensation in the form of a separate fee pursuant to other provisions of this Section 6.4.

(iii)
Neither the GP nor any of its Affiliates shall be reimbursed by the Partnership for amounts expended by it with respect to the following:
(A) salaries, fringe benefits, travel expenses and other administrative items incurred by or allocated to any Controlling Person of the GP or of any such Affiliate;
(B) expenses for rent, depreciation, utilities, capital equipment or other administrative items (other than as specified in paragraph (ii) of this Section 6.4(h), above).

6.5 Other Interests of the GP and Its Affiliates.

The GP shall be required to devote only such time to the affairs of the Partnership as the GP shall, in its sole and absolute discretion, determine in good faith to be necessary for the business and operations of the Partnership. The GP and its Affiliates are engaged directly and indirectly in the business of making Investments for their own respective accounts as well as for other Funds. The GP or any of its Affiliates may in the future form, sponsor, act as a manager or general partner of, or as an advisor to, other investment entities (including other public equipment ownership and leasing companies) which have investment objectives similar to the Partnership’s and which may be in a position to acquire the same Investments at the same time as the Partnership. Neither the GP nor its Affiliates shall be obligated to present any particular investment opportunity to the Partnership, and the GP and its Affiliates shall have the right, subject only to the provisions of the following paragraph, to take for its or their own accounts (without the use of Partnership funds), or to recommend to any Affiliate of the GP (including the Partnership), any particular investment opportunity. The GP and its Affiliates are not prohibited from making Investments on its or their own behalf or on behalf of the Funds. The GP and each such Affiliate shall have the right, subject only to the provisions of the immediately following paragraph, to take for its own account (individually or otherwise), or to recommend to any Fund (including the Partnership), any particular investment opportunity after considering the factors in the following paragraph. If the aggregate amount of Investments available from time to time to the Partnership and to other Funds is less than the aggregate amount of Investments then sought by them, in addition to the factors listed below, the GP will take into account the time period the particular Fund has been seeking Investments. In allocating Investments among Funds, the GP and its Affiliates will take into consideration:

(a)	whether the required cash needed for the Investment is greater than the cash available for investment by the Funds;
(b)	whether the amount of debt to be incurred or assumed is above levels believed to be acceptable for the Funds;
(c)	whether the Investment is appropriate for the Funds’ objectives, which include seeking to avoid concentration of exposure to any one class or type of Capital Asset, lessee or geographic location;
(d)
whether the credit quality of the borrower, lessee or other counterparty satisfies the Funds’ objectives, which include maintaining high-quality portfolios with creditworthy borrowers, lessees or other counterparties while avoiding concentrations of exposure to any individual borrower, lessee or other counterparty;

(e)	whether the remaining term of the Investment extends beyond the date by which the Funds will end;
(f)	whether the available cash flow of the Funds is sufficient to purchase the Investment;
(g)
whether the structure of the proposed Investment, particularly with respect to the end-of-loan or lease options governing the Capital Assets, provides the opportunity to obtain the residual values needed to meet the Funds’ total return objectives for their Investments; and

(h)	whether the transaction complies with the terms of this Agreement or the Funds’ operating agreement or partnership agreement.

Any conflicts in determining and allocating Investments between the GP and Funds, on the one hand, and the Partnership, on the other hand, will be resolved by the Investment Committee, which will evaluate the suitability of all prospective lease acquisitions for investment by the Partnership and other Funds.

If conflicts arise between the Partnership and one or more other Funds, which may be seeking to realize on similar investments at the same time, the first opportunity to realize on such investments shall generally be allocated by the GP or its Affiliates to the Fund whose investments are closer to maturity and, in the case of investments with the same maturity, the oldest investment. However, the GP or its Affiliates, in their discretion, may make exceptions to this general policy where an investment is subject to remarketing commitments which provide otherwise or in cases in which, in the GP’s judgment, other circumstances make the application of such policy inequitable or not economically feasible for a particular Fund, including the Partnership.

Section 7. Powers and Liabilities of Partners.

7.1 Absence of Control Over Partnership Business.

The Partners hereby consent to the exercise by the GP of the powers conferred upon the GP by this Agreement. No Partner shall participate in or have any control over the Partnership’s business or have any right or authority to act for, or to bind or otherwise obligate, the Partnership (except one who is also the GP, and then only in its capacity as the GP). No Partner shall have the right to have the Partnership dissolved and liquidated or to have all or any part of such Partner’s Capital Contribution or Capital Account returned except as provided in this Agreement.

7.2 Limited Liability.

The liability of each limited partner in such capacity shall be limited to the amount of such limited partner’s Capital Contribution and pro rata share of any undistributed Profits. Except as may otherwise be required by law, after the payment of all Subscription Monies for the Interests purchased by such limited partner, no limited partner shall have any further obligations to the Partnership, be subject to any additional assessment or be required to contribute any additional capital to, or to loan any funds to, the Partnership. No limited partner shall have any personal liability on account of any obligations and liabilities of, including any amounts payable by, the Partnership under or pursuant to, or otherwise in connection with, this Agreement or the conduct of the business of the Partnership.

Section 8. Distributions and Allocations.

8.1 Distributions of Cash.

(a)
The GP shall determine, in its sole discretion, what portion, if any, of cash on hand shall be invested and reinvested in additional Investments and which portion shall be distributed to the Partners. Until the end of the Operating Period, the GP intends to distribute, to the extent available, cash to the Partners in an amount at least equal to the following:

Monthly cash distributions equal to one-twelfth of the Initial Distribution Rate, as determined by the GP, multiplied by the Partners’ aggregate Capital Contributions as such Capital Contributions are reduced by any portion thereof which has been (A) returned to Partners pursuant to Section 8.6 or (B) received by Partners in connection with a repurchase by the Partnership of Partners’ Interests pursuant to Section 10.5 of this Agreement; provided, however, that each monthly cash distribution amount shall be computed as provided in the preceding clause on a non-cumulative basis (that is, without increase for any portion of the monthly cash distribution amount computed above which the Partnership is unable to make, and without reduction for any cash distributions actually made, in any prior period). For purposes of computing the monthly cash distributions under this paragraph, the GP will only take into consideration its interest obtained with respect to any Interests it owns.

(b)
Prior to Payout, distributions pursuant to this Section 8.1 shall be made 1% to the GP and 99% to the Partners (including the GP but only with respect to any Interests it owns). After Payout, distributions pursuant to this Section 8.1 shall be distributed 10% to the GP and 90% to the Partners (including the GP but only with respect to any Interests it owns).

(c)	Notwithstanding the provisions of Section 8.1(b), distributions of cash following a Dissolution Event shall be made in accordance with the provisions of Section 11.3.
(d)
Partners who make Capital Contributions to the Partnership prior to the Initial Closing Date shall be entitled to receive distributions described in this Section 8.1 with respect to the time period between the date of making their Capital Contribution and the Initial Closing Date. A one-time special distribution will be paid to such Partners on the date of the first distribution after the Initial Closing Date equal to the greater of (i) 8.0% of the Partner’s Capital Contribution or (ii) the amount of the annual Initial Distribution Rate times the Partner’s Capital Contribution, the greater of which is divided by a fraction, the numerator of which is the number of days the Partner’s Capital Contributions were held prior to the Initial Closing Date and the denominator of which is 365.

(e)
For purposes of determining the amount described in Section 8.1(a) that the GP intends, if available, to distribute on a monthly basis and the amount of the special distribution described in Section 8.1(d), the Capital Contribution of a Partner who, pursuant to Section 5.2(d), purchased Interests from the Partnership at a price of less than $1,000.00 per Interest shall be deemed to be $1,000.00 per Interest with respect to such Interests and not net of selling commissions and other expenses.

8.2 Allocations of Profits and Losses.

(a)	The Profits and Losses of the Partnership shall be determined for each Fiscal Year or Fiscal Period.
(b)
Except as otherwise provided in this Agreement, whenever a proportionate part of the Partnership’s Profits or Losses is allocated to a Partner, every item of income, gain, loss or deduction entering into the computation of such Profits or Losses, or arising from the transactions with respect to which such Profits or Losses were realized, shall be allocated to such Partner in the same proportion.

(c)	Except as otherwise provided below generally, and specifically in Section 8.2(f), Profits for any Fiscal Period during the Operating Period shall be allocated as follows:
(i)
first, 1% to the GP and 99% to the Partners (including the GP with respect to any Interests it owns) until such Partners have been allocated in the aggregate an amount equal to the excess of the Unpaid Target Distribution over the sum of their Partially Adjusted Capital Accounts; and

(ii) thereafter, 10% to the GP and 90% to the Partners (including the GP with respect to any Interests it owns).

With respect to allocations of Profit and Loss between and among the Partners (including the GP with respect to any Interests it owns), see Section 8.4.

(d)	Except as otherwise provided below generally, and specifically in Section 8.2(f) and 8.4(b), Profits for any Fiscal Period during the Liquidation Period shall be allocated as follows:

(i)
first, the greater of (A) 1% or (B) the excess of the distributions made to the GP (other than with respect to any Interests it owns) pursuant to the first sentence of Section 8.1(b) (but only to the extent that such distributions have neither (I) been treated under the Treasury Regulations as attributable to the distribution of the proceeds of Nonrecourse Liabilities nor (II) been matched, as determined by the GP, with an allocation of gross income pursuant to Section 8.2(f)(v)) over the cumulative amount of income previously allocated to the GP pursuant to Section 8.2(c)(i) and this Section 8.2(d)(i) (and not offset by Losses allocated pursuant to Section 8.2(e)(ii)) to the GP and the balance to the Partners (including the GP with respect to any Interests it owns) until such Partners have been allocated in the aggregate an amount equal to the excess of the Unpaid Target Distribution over the sum of their Partially Adjusted Capital Accounts; and

(ii)	thereafter, 10% to the GP and 90% to the Partners (including the GP with respect to any Interests it owns).

With respect to allocations of Profit and Loss between and among the Partners (including the GP with respect to any Interests it owns), see Section 8.4.

(e)	Except as otherwise provided below generally, and specifically in Section 8.2(f), Losses for any Fiscal Period shall be allocated as follows:
(i)
first, 10% to the GP and 90% to the Partners (including the GP with respect to any Interests it owns) until the cumulative amount of Losses allocated pursuant to this 8.2(e)(i) to those who are then Partners equals the cumulative Profits previously allocated to such Partners (or their predecessors-in-interest) pursuant to Sections 8.2(c)(ii) and 8.2(d)(ii); and

(ii) thereafter, 1% to the GP and 99% to the Partners (including the GP with respect to any Interests it owns);

provided, however, that if and to the extent that an allocation of Losses to any Partner (other than the GP) pursuant to this Section 8.2(e) or Section 8.2(f) would result in any such Partner having an Adjusted Capital Account Deficit, such Losses shall be allocated to all other Partners in accordance with this Section 8.2(e) and, when no Partner (other than the GP) can be allocated any such Losses without violating the limitation contained in this proviso, such remaining Losses shall be allocated to the GP. With respect to allocations of Profit and Loss between and among the Partners (including the GP with respect to any Interests it owns), see Section 8.4.

(f)	Special Allocations. The following special allocations shall, except as otherwise provided, be made prior to allocations in Section 8.2(a)-(e) in the following order:
(i)
Minimum Gain Charge-Back.  Notwithstanding any other provision of this Section 8, if there is a net decrease in Partnership Minimum Gain or in any Partner Nonrecourse Debt Minimum Gain during any Fiscal Period, prior to any other allocation pursuant this Section 8, each Partner shall be specifically allocated items of Partnership income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount and manner required by Treas. Reg. Sections 1.704-2(f) and 1.704-2(i)(4) or any successor provisions. The items to be so allocated shall be determined in accordance with Treas. Reg. Section 1.704-2(j)(2) or any successor provision.

(ii)
Partnership Nonrecourse Deductions.  Partnership Nonrecourse Deductions for any Fiscal Period shall be allocated 1% to the GP and 99% to the other Partners, including the GP with respect to any Interests it owns.

(iii)
Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any Fiscal Period shall be allocated to the Partner who made or guaranteed or is otherwise liable with respect to the Loan to which such Partner Nonrecourse Deductions are attributable in accordance with principles of Treas. Reg. Section 1.704-2(i) or any successor provision.

(iv)
Qualified Income Offset.  If in any Fiscal Period, any Partner has an Adjusted Capital Account Deficit, whether resulting from an unexpected adjustment, allocation or distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) or otherwise, such Partner shall be allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such Fiscal Period) sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, to the extent required by such Treasury Regulation. It is the intention of the parties that this allocation provision constitute a “qualified income offset” within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d), provided that an allocation shall be made pursuant to this Section 8.2(f)(iv) only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 8 had tentatively been made as if this Section 8.2(f)(iv) were not part of this Agreement.

(v)
Special Allocations of Gross Income.  During the Liquidation Period, there shall be a special allocation of Gross Income to the Partners (including the GP regardless of its Interests) in proportion to, and to the extent of, the deficit balances, if any, in their respective Capital Accounts in excess of the amounts that such Partners are obligated to restore and are deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(i) and 1.704-2(i)(5), provided that an allocation pursuant to this Section 8.2(f)(v) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations pursuant to this Article 8 have been made as if this Section 8.2(f)(v) and Section 8.2(f)(iv) were not part of this Agreement.

(vi)
Curative Allocations.  The special allocations provided for in the proviso of Section 8.2(e) and in Sections 8.2(f)(i)-(v) are intended to comply with certain requirements of Treas. Reg. Sections 1.704-1 and 1.704-2. To the extent that any of such special allocations shall have been made, subsequent allocations of income, gains, losses and deductions and items thereof (curative allocations) shall be made as soon as possible and in a manner so as to cause, to the extent possible without violating the requirements of Treas. Reg. Sections 1.704-1 and 1.704-2, the Partners’ Capital Account balances to be as nearly as possible in the same proportions in which they would have been had such special allocations not occurred. In making such curative allocations, due regard shall be given to the character of the Profits and Losses and items thereof that were originally allocated pursuant to the provision of Sections 8.2(e) and Sections 8.2(f)(i)-(v) in order to put the Partners as nearly as possible in the positions in which they would have been had such special allocations not occurred. If the GP determines, after consultation with counsel, that the allocation of any item of Partnership income, gain, loss or deduction is not specified in this Section 8 (an “unallocated item”), or that the allocation of any item of Partnership income, gain, loss or deduction hereunder is clearly inconsistent with the Partners’ economic interests in the Partnership determined by reference to this Agreement, the general principles of Treas. Reg. Section 1.704-1(b) and the factors set forth in Treas. Reg. Section 1.704-1(b)(3)(ii)(a) (a “misallocated item”), then the GP may allocate such unallocated items and reallocate such misallocated items, to reflect such economic interests.

(vii)
Special Allocation of State, Local and Foreign Taxes.  Any state, local or foreign taxes imposed on the Partnership by reason of a Partner being a citizen, resident or national of such state, locality or foreign jurisdiction, including any item(s) of taxable income or tax loss resulting therefrom, shall be specially allocated to such Partner.

(viii)
Transactions with the Partnership.  If, and to the extent that, any Partner is deemed to recognize any item of income, gain, loss, deduction or credit as a result of any transaction between such Partner and the Partnership pursuant to Code Sections 482, 483, 1272-1274, 7872 or any similar provision now or hereafter in effect, any corresponding Profits or Losses or items thereof shall be allocated to the Partner who was charged with such item.

(ix)
Fees and Commissions Paid to the GP.  It is the intent of the Partnership that any amount paid or deemed paid to the GP as a fee or payment described in Section 6.4 shall be treated as a “guaranteed payment” or a payment to a Partner not acting in his capacity as a Partner pursuant to Section 707(c) or (a), respectively, of the Code to the extent possible. If any such fee or payment is deemed to be a distribution to the GP and not a guaranteed payment or a payment to a Partner not acting in his capacity as a Partner, the GP shall be allocated an amount of Partnership gross ordinary income equal to such payment.

(x)
Syndication Expenses.  Syndication Expenses attributable to the Sales Commissions and Underwriting Fees paid on the Partnership’s sale of any Interest shall be specially allocated to the Partner who purchased such Interest; and all other Syndication Expenses shall be allocated to the Partners who are admitted to the Partnership from time to time so that, to the extent possible, the cumulative Syndication Expenses (other than Sales Commissions and Underwriting Fees) allocated with respect to each Interest are the same. If the GP determines that such result is not likely to be achieved through future allocation of Syndication Expenses, the GP may allocate a portion of Net Profits or Net Losses or other items of income, gain, loss, deduction or expense to achieve the same effect on the Capital Accounts of the Partners.

(xi)
Special Allocation of Gross Income with Respect to Section 8.1(d) Special Distribution.   Gross Income shall be specially allocated to those Partners who received the one-time special distribution described in Section 8.1(d), to be allocated among such Partners in proportion to and to the extent of the amount of their respective special distributions.

(xii)
Solely for purposes of determining a GP’s or Interest holder’s proportionate share of the excess nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners’ interests in Partnership profits are as follows: 1% to the GP and 99% to the Partners (including the GP with respect to any Interests it owns).

(xiii)
To the extent permitted by Regulations Section 1.704-2(h)(3), the GP shall endeavor to treat distributions of Cash as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner that is not a General Partner.

8.3 Tax Allocations; Code Section 704(c); Revaluations.

(a)
In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction, and items thereof, with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

(b)
In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value herein and Section 5.4(h) hereof, subsequent allocations of income, gain, loss and deduction, and items thereof, with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in a manner consistent with the requirements of Treas. Reg. Section 1.704-3(a)(6).

(c)
Any elections or other decisions relating to the allocations required by clauses (a) and (b) of this Section 8.3 shall be made in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this clause (c) of this Section 8.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

8.4 Distributions and Allocations Between and Among the Partners.

(a)
Except to the extent otherwise provided herein, all distributions of cash and all allocations of Profits and Losses and items thereof for any Fiscal Year or Fiscal Period to the Partners (including the GP with respect to any Interests it owns but as distinct from distributions, and Profits and Losses allocated, to the GP as GP) shall be distributed or allocated, as the case may be, among the Partners in proportion to their respective number of Interests. Each distribution of cash shall be made to the Partners or their respective assignees of record as of the last day of the month next preceding the date on which such distribution is made. If the GP determines at any time that the sum of the monthly distributions made to any such Partner during or with respect to a Fiscal Year does not (or will not) properly reflect such Partner’s share of the total distributions made or to be made by the Partnership for such Fiscal Year, the GP shall, as soon as practicable, make a supplemental distribution to such Partner, or withhold from a subsequent distribution that otherwise would be payable to such Partner, such amount as shall cause the total distributions to such Partner for such Fiscal Year to be the proper amount.

(b)
Notwithstanding the general rule set forth in Section 8.4(a) regarding the allocation of Profits and Losses among Partners, beginning with the first Fiscal Year of the Partnership, Profits and Losses allocated to the Partners (as distinct from Profits and Losses allocated to the GP as GP) pursuant to Sections 8.2(c), 8.2(d), or 8.2(e) shall be allocated among the Partners so as to equalize, as soon as practicable, the ratio of each Partner’s Capital Account balance, as increased by the amounts for such Partner described in clauses (a), (b) and (c) of the definition of Partially Adjusted Capital Account, to the number of Interests held by such Partner. If there are not sufficient Profits or Losses so allocated to the Partners for such Fiscal Year to bring such ratios into equality, such Profits and Losses shall be allocated among the Partners in the same proportions as would have been the case had the minimum amount of Profits or Losses, as the case may be, necessary to produce such equality been available for allocation. For purposes of applying this provision to the GP with respect to any Interests it owns, the principles set forth in the definition of Partially Adjusted Capital Account for determining such account for the GP with respect to its Interests shall be applied. Allocations under this Section 8.4(b) shall continue until such ratio for each Partner equals such ratio for every other Partner.

(c)
In connection with any Fiscal Year in which any Partners (other than the GP) are admitted to the Partnership or, with respect to clause (ii), have Interests repurchased by the Partnership, Profits and Losses or items thereof shall be allocated, and distributions made, among such Partners as follows:

	(i)	the Operations and Sales shall be deemed to have occurred ratably over such Fiscal Year, irrespective of the actual results of Operations or Sales.
(ii)
for purposes of determining the Profits, Losses or any other items allocable to any period (including for periods of less than a Fiscal Year to the extent necessary in order to comply with Code Section 706(d)), Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the GP using any permissible method under Code Section 706 and the Treasury Regulations thereunder. If the amount of Profit or Loss allocable to a Partner is limited as a result of the use of such method compared to the amount of such Profit or Loss that otherwise would have been allocated to such Partner pursuant to Sections 8.2(c), 8.2(d) or 8.2(e) (as amplified by Sections 8.4(a) or 8.4(b), as the case may be), such excess amount shall be reallocated to the other Partners in proportion to the amounts allocated to them pursuant to said Section.

(iii)
all monthly distributions made to such Partners pursuant to Section 8.1(b) shall be distributed among the Partners in the ratio that the number of Interests held by each Partner multiplied by the number of days in the month preceding the month in which the distribution is made that such Interests were held by such Partner bears to the sum of that calculation for all Partners (other than the GP).

(d)
In the event of a transfer of an Interest during a Fiscal Year in accordance with Section 10, except to the extent the Treasury Regulations or applicable IRS guidance requires a different allocation, the transferor and transferee shall be allocated a ratable share of Profits and Losses for such Fiscal Year based on the number of days in such Fiscal Year that each held such transferred Interests. Monthly distributions made by the Partnership in accordance with Section 8.1(b) shall be allocated between the transferor and transferee (and subsequently adjusted, if necessary) in the manner set forth in Section 8.4(a).

8.5 Compliance with NASAA Guidelines Regarding Front-End Fees.

Notwithstanding anything in this Agreement to the contrary, in the event the Partnership fails, at any time after the expiration of 30 months from the date of the Prospectus, to comply with the restrictions set forth in Section 6.4(b) through (g) above, the GP shall appropriately adjust the allocations and distributions set forth in this Section 8 so as to comply with the requirements contained in NASAA Guidelines. No adjustment proposed to be made pursuant to this Section 8.5 shall require the GP to obtain the Consent of the Partners unless such proposed adjustment adversely effects the allocations or distributions made, or to be made, to any Partner.

8.6 Return of Uninvested Capital Contribution.
If an amount equal to 100% of the Net Offering Proceeds has not been used to make Investments or committed to Reserves within the later of (i) twenty four (24) months after the Effective Date of the Offering or (ii) twelve (12) months of the receipt thereof by the Partnership, the amount of such uninvested Net Offering Proceeds shall be promptly distributed by the Partnership to the Partners, pro rata based upon their respective number of Interests, as a return of capital, without interest and without reduction for Front-End Fees in respect of such uninvested Capital Contributions (which distributions shall not in any event exceed the related Capital Contribution of any Partner). Funds shall be deemed to have been committed to Investments and need not be returned to a Partner to the extent written agreements in principle, commitment letters, letters of intent or understanding, option agreements or any similar contracts or understandings are executed and not terminated during the applicable twenty four (24) or twelve (12) month period described above, if such Investments are ultimately consummated within a further period of twelve (12) months. Funds deemed committed which are not actually so invested within such twelve (12) month period will be promptly distributed, without interest and without reduction for Front-End Fees in respect of such uninvested Net Offering Proceeds, to the Partners on a pro rata basis, as a return of capital.

8.7 Partners’ Return of Investment in the Partnership.

Each Partner shall look solely to the assets of the Partnership for the return of his or her Capital Contribution and for any other distributions with respect to his or her Interests. If the assets of the Partnership remaining after payment or discharge, or provision for payment or discharge, of its debts and liabilities are insufficient to return such Capital Contribution or to make any other distribution to such Partner, he or she shall not have any recourse against the personal assets of the GP or any other Partner, except to the limited extent set forth in Section 6.3, Section 9.3(a) and Section 11.2(a)(iii).

8.8 No Distributions in Kind.

Distributions in kind shall not be permitted except upon dissolution and liquidation of the Partnership’s assets and may only then be made to a liquidating trust established for the purpose of: (a) liquidating the assets transferred to it; and (b) distributing the net cash proceeds of such liquidation in cash to the Partners in accordance with the provisions of this Agreement.

8.9 Partnership Entitled to Withhold.

The Partnership shall, at all times, be entitled to withhold or make payments to any governmental authority with respect to any federal, state, local or foreign tax liability of any Partner arising as a result of such Partner’s participation in the Partnership. Each such amount so withheld or paid shall be deemed to be a distribution for purposes of Section 8 and Section 11, as the case may be, to the extent such Partner is then entitled to a distribution. To the extent that the amount of such withholdings or payments made with respect to any Partner exceeds the amount to which such Partner is then entitled as a distribution, the excess shall be treated as a demand loan, bearing interest at a rate equal to twelve percent (12%) per annum simple interest from the date of such payment or withholding until such excess is repaid to the Partnership (i) by deduction from any distributions subsequently payable to such Partner pursuant to this Agreement or (ii) earlier payment of such excess and interest by such Partner to the Partnership. Such excess and interest shall, in any case, be payable not less than 30 days after demand therefor by the GP, which demand shall be made only if the GP determines that such Partner is not likely to be entitled to distributions within twelve (12) months from the date of such withholding or payment by the Partnership in an amount sufficient to pay such excess and interest. The withholdings and payments referred to in this Section 8.9 shall be made at the maximum applicable statutory rate under the applicable tax law unless the GP shall have received an opinion of counsel or other evidence, satisfactory to the GP, to the effect that a lower rate is applicable, or that no withholding or payment is required.

Section 9. Withdrawal of the GP.

9.1 Voluntary Withdrawal.

The GP may not voluntarily withdraw as a GP from the Partnership unless (a) the Partners have received written notice of the GP’s intention to withdraw 60 days in advance, (b) the Partnership shall have received an opinion of counsel to the effect that such withdrawal will not constitute a termination of the Partnership or otherwise materially adversely affect the status of the Partnership for federal income tax purposes and (c) a Substitute GP shall have been selected and such Substitute GP shall have (i) expressed a willingness to be admitted to the Partnership, (ii) received the specific written Consent of the Majority Interest to such admission and (iii) a Net Worth sufficient to satisfy the net worth requirements for a “sponsor” under the NASAA Guidelines.

9.2 Involuntary Withdrawal.

The GP shall be deemed to have involuntarily withdrawn as a GP from the Partnership upon the removal of the GP pursuant to the Consent of the Majority Interest or upon the occurrence of any other event that constitutes an event of withdrawal under the Delaware Act as then in effect. For purposes of this Section 9.2 and Section 13, neither the GP nor any of its Affiliates will participate in any vote by the Partners to (a) involuntarily remove the GP or (b) cancel any management or service contract or agreement with the GP or any such Affiliate.

9.3 Consequences of Withdrawal.

(a)
Upon the voluntary withdrawal of the GP in accordance with Section 9.1, the GP, or its estate, successors or legal representatives, shall be entitled to receive from the Partnership: (i) an amount equal to the positive balance, if any, in the GP’s Capital Account (as adjusted to the date of such withdrawal by allocation pursuant to Section 8 of any Profits or Losses or other allocable items realized by the Partnership through such date of withdrawal and any unrealized gains and losses inherent in the Partnership’s assets as of such date), provided, however, that in no event shall such amount exceed the fair market value of the interest in the income, losses, distributions and capital of the Partnership then held by the GP, as calculated in accordance with the provisions of clause (c) of this Section 9.3, plus or minus, as the case may be, (ii) Management Fees with respect to Investments acquired by the Partnership prior to the effective date of the Withdrawal of the GP shall remain payable to the GP notwithstanding any such Withdrawal as and when the Partnership receives the Cash Flow from such Investments creating the obligation to pay such Management Fees, and in the event that the GP pledges the Management Fees receivable to a Lender, the assignment to the Lender shall be binding in the event of the Voluntary Withdrawal or Involuntary Withdrawal of the GP, (iii) an amount equal to the difference between (A) any amounts due and owing to the GP by the Partnership and (B) any amounts due and owing by the GP to the Partnership, and, upon such payment, the GP’s interest in the income, losses, distributions and capital of the Partnership shall be terminated. The right of the GP, or its estate, successors or legal representatives, to receipt of such amount shall be subject to (x) any claim for damages by the Partnership or any Partner against the GP, or its estate, successors or legal representatives, that such Withdrawal shall have been made in contravention of this Agreement and (y) if the GP has a negative balance in its Capital Account after making the adjustments provided for in the first sentence of this subsection (a) of Section 9.3, payment to the Partnership of an amount equal to the lesser of (1) the amount of such deficit balance or (2) the excess of 1.01% of the total Capital Contributions of the Partners (other than the GP) over the capital previously contributed by the GP.

(b)
Upon the Involuntary Withdrawal of the GP in accordance with Section 9.2, the GP, or its estate, successors or legal representatives, shall be entitled to receive from the Partnership: (i) the fair market value of its interest in the income, losses, distributions and capital of the Partnership as calculated in accordance with the provisions of clause (c) of this Section 9.3, plus or minus, as the case may be; (ii) Management Fees with respect to Investments acquired by the Partnership prior to the effective date of the Withdrawal of the GP shall remain payable to the GP notwithstanding any such Withdrawal as and when the Partnership receives the Cash Flow from such Investments creating the obligation to pay such Management Fees, and in the event that the GP pledges the Management Fees receivable to a Lender, the assignment to the Lender shall be binding in the event of the Voluntary Withdrawal or Involuntary Withdrawal of the GP; and (iii) an amount equal to the difference between (A) any amounts due and owing to the GP by the Partnership and (B) any amounts due and owing by the GP to the Partnership, and, upon such payment, the GP’s interest in the income, losses, distributions and capital of the Partnership shall be terminated.

(c)
For purposes of this Section 9.3, the fair market value of the withdrawn GP’s interest in the income, losses, distributions and capital of the Partnership shall be determined, in good faith, by such GP and the Partnership, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association by two independent appraisers, one selected by the withdrawn GP and one by the Partners. In the event that such two appraisers are unable to agree on the value of the withdrawn GP’s Interests within 90 days, they shall, within 20 days thereafter, jointly appoint a third independent appraiser whose determination shall be final and binding; provided, however, that if the two appraisers are unable to agree within such 20 days on a third appraiser, the third appraiser shall be selected by the American Arbitration Association. The expense of arbitration shall be borne equally by the withdrawn GP and the Partnership

(d)
The method of payment to the GP upon Withdrawal, whether voluntary or involuntary, must be fair and must protect the solvency and liquidity of the Partnership. When the Withdrawal is voluntary, the method of payment will be presumed to be fair if it provides for a non-interest-bearing, unsecured promissory note of the Partnership, with principal payable, if at all, from distributions that the withdrawn GP otherwise would have received under Agreement had the GP not withdrawn. When the withdrawal is involuntary, the method of payment will be presumed to be fair if it provides for a promissory note bearing interest on the outstanding principal amount thereof at the lesser of (i) the rate of interest (inclusive of any points or other loan charges) which the Partnership would be required to pay to an unrelated bank or commercial lending institution for an unsecured, (sixty) 60-month loan of like amount or (ii) the rate of interest from time to time announced by JPMorgan Chase Bank at its principal lending offices in New York, New York as its prime lending rate plus 3% and providing for repayments of principal thereunder in sixty (60) equal monthly installments, together with accrued but unpaid interest.

9.4 Continuation of Partnership Business.

In the event that the GP withdraws from the Partnership, the GP, or its estate, successors or legal representatives, shall deliver to the Partners Notice stating the reasons for such Withdrawal. If, within 90 days following such Withdrawal, any Person shall be admitted to the Partnership as a Substitute GP, such Substitute GP shall execute a counterpart of this Agreement and the business of the Partnership shall continue. If no Substitute GP shall have been so admitted to the Partnership within 90 days following the date of the GP’s Withdrawal, then the Partnership shall be dissolved.
Section 10. Transfer of Units.

10.1 Withdrawal of a Non-GP Partner.

A Partner (other than the GP) may withdraw from the Partnership only by Assigning or having all of his or her Interests redeemed or repurchased in accordance with this Section 10. The withdrawal of a Partner shall not dissolve or terminate the Partnership. In the event of the withdrawal of any such Partner because of death, legal incompetence, dissolution or other termination, the estate, legal representative or successor of such Partner shall be deemed to be the Assignee of the Interests of such Partner and may become a Substitute Partner upon compliance with the provisions of Section 10.3.

10.2 Assignment.

(a)
Subject to the provisions of Sections 10.2(b) and (c) and 10.3 of this Agreement, any Partner (other than the GP) may Assign all or any portion of the Interests owned by such Partner to any Person (the “Assignee”); provided, that

	(i)	such Partner and such Assignee shall each execute a written Assignment instrument, which shall:
	(A)	set forth the terms of such Assignment;
	(B)	evidence the acceptance by the Assignee of all of the terms and provisions of this Agreement;
(C)
include a representation by both such Partner and such Assignee that such Assignment was made in accordance with all applicable laws and regulations (including, without limitation, such minimum investment and investor suitability requirements as may then be applicable under state securities laws); and

	(D)	otherwise be satisfactory in form and substance to the GP.
(b)	Notwithstanding the foregoing, unless the GP shall specifically consent, no Interests may be Assigned:
	(i)	to a minor or incompetent (unless a guardian, custodian or conservator has been appointed to handle the affairs of such Person);
(ii)
to any Person if, in the opinion of counsel, such Assignment would result in the termination of the Partnership, or its status as a partnership, for federal income tax purposes; provided, however, that the Partnership may permit such Assignment to become effective if and when, in the opinion of counsel, such Assignment would no longer result in the termination of the Partnership, or its status as a partnership, for federal income tax purposes;

(iii)
to any Person if such Assignment would affect the Partnership’s existence or qualification as a limited partnership under the Delaware Act or the applicable laws of any other jurisdiction in which the Partnership is then conducting business;

	(iv)	to any Person not permitted to be an Assignee under applicable law, including, without limitation, applicable federal and state securities laws;
	(v)	if such Assignment would result in the transfer of less than five (5) Interests (unless such Assignment is of all of the Interests owned by such Partner);
	(vi)	if such Assignment would result in the retention by such Partner of less than five (5) Interests;
	(vii)	if, in the reasonable belief of the GP, such Assignment might violate applicable law;
(viii)	if, in the determination of the GP, such Assignment would not be in the best interest of the Partnership and its Partners; or
(ix)
if such transfer would cause the Interests to be owned by any person who, if an individual, is not a United States citizen resident in the United States or Puerto Rico, or a resident alien with an address in the United States or who would be a “foreign partner” as that term is used in Code Section 1446.

Any attempt to make any Assignment of Interests in violation of this Section 10.2(b) shall be null and void ab initio.

(c)
No transfer, Assignment or repurchase of Interests shall be made, and the GP shall not recognize any such transfer, Assignment or repurchase for any purpose whatsoever, if it would result in the Partnership being treated as an association taxable as a corporation or as a “publicly traded partnership” for federal income tax purposes. In addition, the GP shall not recognize for any purpose whatsoever (including recognizing any rights of the transferee, such as the right of the transferee to receive directly or indirectly Partnership distributions or to acquire an interest in the capital or profits of the Partnership), an Assignment of Interests (or interest therein) if such Assignment occurred on an established securities market or a secondary market (or the substantial equivalent thereof) as defined under the Code and any Treasury Regulations or published notices promulgated thereunder (a “Secondary Market”) or fails to meet one or more of the Secondary Market “safe harbor” provisions of Treas. Reg. Section 1.7704-1 or any substitute safe harbor provisions that subsequently may be established by Treasury Regulations or published notices. The GP may, in its sole discretion, decline to recognize, for any purpose whatsoever, a transfer or Assignment even if it falls within one or more of the foregoing-referenced Secondary Market “safe harbor” provisions. The Partners agree to provide all information respecting Assignments which the GP deems necessary in order to determine whether a proposed transfer occurred or will occur on a Secondary Market, and each Partner hereby consents and agrees to any decision made by the GP, in good faith, to deny a proposed Assignment of Interests hereunder. In no event shall the Partnership recognize, for any purpose whatsoever, transfers in any taxable year, other than those that the GP concludes in good faith are described in Treas. Reg. Sections 1.7704-1(e)(1)(i)-(vii), 1.7704-1(e)(1)(ix), or 1.7704-1(g), to the extent such transfers in the aggregate exceed 2% of the total interests in the Partnership’s capital or profits as determined in accordance with Treas. Reg. Sections 1.7704-1(j) and 1.7704-1(k).

(d)
Assignments made in accordance with this Section 10.2 shall be considered consummated on the last day of the month upon which all of the conditions of this Section 10.2 shall have been satisfied and effective for record purposes and for purposes of Section 8 as of the first day of the month following the date upon which all of the conditions of this Section 10.2 shall have been satisfied. Distributions to the Assignee shall commence the month following effectiveness of the Assignment.

10.3 Substitution.

(a)	An Assignee shall be admitted to the Partnership as a Substitute Partner only if:
(i) the GP has reasonably determined that all conditions specified in Section 10.2 have been satisfied and that no adverse effect to the Partnership does or may result from such admission; and
(ii)
such Assignee shall have executed a transfer agreement and such other forms, including a power of attorney to the effect required by Section 15, as the GP reasonably may require to determine compliance with this Section 10.

(b)
An Assignee who does not become a Substitute Partner in accordance with this Section 10.3 and who desires to make a further Assignment of his or her Interests shall be subject to all the provisions of Sections 10.2, 10.3 and 10.4 to the same extent and in the same manner as a Partner desiring to make an Assignment of Interests. Failure or refusal of the GP to admit an Assignee as a Substitute Partner shall in no way affect the right of such Assignee to receive distributions of cash and the share of the Profits or Losses for tax purposes to which his or her predecessor in interest would have been entitled in accordance with Section 8.

10.4 Status of an Assigning Partner.

Any Partner that shall Assign all of his or her Interests to an Assignee who becomes a Substitute Partner shall cease to be a Partner and shall no longer have any of the rights or privileges of a Partner.

10.5 Limited Right to Request the Repurchase of Interests.

(a)
Commencing with the one-year anniversary of the admission of the Partner to the Partnership, such Partner (other than the GP or an Affiliated Partner) may request that the Partnership repurchase, and, subject to the availability of funds, in accordance with the Partnership’s Interest Repurchase Plan and this Section 10.5, such Partner’s Interests. The Partnership shall not, in any calendar year, repurchase Interests pursuant to this Section 10.5 that, in the aggregate, along with all Interests otherwise transferred in such calendar year (other than those that the GP in good faith concludes are described in Treas. Reg. Sections 1.7704-1(e)(i)-(vii), 1.7704-1(e)(ix), or 1.7704-1(g)) including Interests repurchased pursuant to Section 10.6(a), exceed 2% of the total interests in the Partnership’s capital or profits as determined in accordance with Treas. Reg. Sections 1.7704-1(j) and 1.7704-1(k). With the prior Consent of the GP, the Partnership shall repurchase, for cash, up to 100% of the Interests of such Partner, at the Applicable Repurchase Price. The Partnership shall be under no obligation to repurchase Interests of a Partner and shall do so only in the sole and absolute discretion of the GP. In this regard, the GP may take into consideration the time of year during which a repurchase request is made and the effect such a repurchase would have on the 2% limit (described above).

(b)
No reserves shall be established by the Partnership for the repurchase of Interests. Funding of the Interest Repurchase Plan will be limited to the lower of (i) the amount of net proceeds the Partnership receives from the sale of Interests under the DRIP Plan and (ii) 2% of the amount of the Net Offering Proceeds. The availability of funds for the repurchase of any Interest shall also be subject to the availability of sufficient Cash Flow. Furthermore, Interests may be repurchased only if such repurchase would not impair the capital or the Operations of the Partnership and would not result in the termination under the Code of the Partnership’s taxable year or of its federal income tax status as a partnership.

(c)
A Partner desiring to have a portion or all of his Interests repurchased shall submit a request in form and substance satisfactory to the Partnership in accordance with the Interest Repurchase Plan. Requests may be withdrawn by the Partner at any time.

(d)
In the event that the GP receives requests for the Partnership to repurchase more Interests than there are funds sufficient to repurchase, the GP shall repurchase such Interests on a pro rata basis from all Partners who shall so request repurchase in accordance with the Interest Repurchase Plan.

(e)
In the event that all Interests of any Partner are repurchased, such Partner shall be deemed to have withdrawn from the Partnership and shall, from and after the date of the repurchase of all Interests of such Partner, cease to have the rights of a Partner.

(f)	The Partnership has sole discretion with respect to termination, amendment or suspension of the Interest Repurchase Plan.
(g)
Any Interests acquired (whether by repurchase, redemption or otherwise) by the Partnership pursuant to this Section 10.5 or any other Section of this Agreement shall (i) not be cancelled and shall remain available for sale pursuant to the Offering if acquired prior to the Termination Date and (ii) be cancelled if acquired on or after the Termination Date.

10.6 Repurchase of Interests from Foreign Partners.

(a)
The Partnership shall have the right, but not the obligation, to repurchase, for cash, up to 100% of the Interests of any Partner, at the Applicable Repurchase Price, if such Partner becomes a “foreign partner” as that term is used in Code Section 1446 at any time during the Term, provided that the Partnership concludes that such repurchase would not constitute a transaction on an established securities market or a secondary market (or the substantial equivalent thereof) and would not jeopardize the Partnership’s treatment as a partnership for federal income tax purposes, and that sufficient cash flow was available to provide the funds for such repurchase, and provided further that the Partnership shall not, in any calendar year, repurchase Interests pursuant to this Section 10.6(a) that, in the aggregate, along with all Interests otherwise transferred in such calendar year (other than those that the GP in good faith concludes are described in Treas. Reg. Sections 1.7704-1(e)(i)-(vii), 1.7704-1(e)(ix) or 1.7704-1(g)), including Interests repurchased pursuant to Section 10.5, exceed 2% of the total interests in the Partnership’s capital or profits as determined in accordance with Treas. Reg. Sections 1.7704-1(j) and 1.7704-1(k).

(b)
In the event that all Interests of any Partner are repurchased, such Partner shall be deemed to have withdrawn from the Partnership and shall, from and after the date of the repurchase of all Interests of such Partner, cease to have the rights of a Partner.

Section 11. Dissolution and Winding-Up.

11.1 Events Causing Dissolution.

The Partnership shall be dissolved upon the happening of any of the following events (each a “Dissolution Event”):

(a)	the withdrawal of the GP, unless a Substitute GP shall have been admitted to the Partnership in accordance with Section 9.5 of this Agreement; or
(b)
the voluntary dissolution of the Partnership (i) by the GP with the Consent of the Majority Interest or (ii) subject to Section 13 of this Agreement, by the Consent of the Majority Interest without action by the GP; or

(c)	the Sale of all or substantially all of the Investments of the Partnership; or
(d)	the expiration of the Partnership term specified in Section 4 of this Agreement; or
(e)	the Operations of the Partnership shall cease to constitute legal activities under the Delaware Act or any other applicable law; or
(f)	any other event which causes the dissolution or winding-up of the Partnership under the Delaware Act to the extent not otherwise provided herein.

11.2 Winding-Up of the Partnership; Capital Contribution by the GP Upon Dissolution.

(a)	Upon the occurrence of a Dissolution Event, the winding-up of the Partnership and the termination of its existence shall be accomplished as follows:
(i)
the GP (or if there shall be none, such other Person as shall be selected by the Consent of the Majority Interest, or if no such other Person is so selected, such other Person as is required by law to wind up the affairs of the Partnership, which Person, in either event, may exercise all of the powers granted to the GP herein and is hereby authorized to do any and all acts and things authorized by law and by this Agreement for such purposes and any and all such other acts or things consistent therewith as may be expressly authorized by the Majority Interest) shall proceed with the liquidation of the Partnership (including, without limitation, the Sale of any remaining Investments and cancellation of the Certificate of Limited Partnership), and is hereby authorized to adopt such plan, method or procedure as may be deemed reasonable by the GP (or such other Person effecting the winding up) to effectuate an orderly winding-up;

(ii)
all Profits or Losses or items thereof and all amounts required to be specially allocated pursuant to Section 8.2(f) for the period prior to final termination shall be credited or charged, as the case may be, to the Partners in accordance with Section 8;

(iii)
in the event that, after all requirements of clauses (i) and (ii) of this Section 11.2(a) shall have been accomplished, the GP shall have a deficit balance in its Capital Account, the GP shall contribute within thirty (30) days to the Partnership as a Capital Contribution an amount equal to the lesser of (A) the amount of such deficit balance or (B) the excess of the lesser of (i) $2,000,000 or (ii) 1.01% of the total Capital Contributions of the Partners (other than the GP) over (iii) the capital previously contributed by the GP (for this purpose, any payments made by the GP as co-signatory or guarantor of any of the Indebtedness of the Partnership and not yet reimbursed to the GP at the time of dissolution of the Partnership and any amounts due and unpaid to the GP on, under or with respect to any Partnership Loans at the time of such dissolution may, at the election of the GP, be deemed to be Capital Contributions by the GP to the Partnership and, in such case, any obligation of the Partnership to reimburse or repay such amounts shall thereupon cease);

(iv) the proceeds from Sales and all other assets of the Partnership shall be applied and distributed in liquidation as provided in Section 11.3; and
(v)
the GP (or such other Person effecting the winding-up) shall file such certificates and other documents as shall be required by the Delaware Act, the Code and any other applicable laws to terminate the Partnership.

(b)
If the winding-up of the Partnership is effected by the GP, the GP shall be compensated for its services in connection therewith as provided in Section 6.4 of this Agreement and, if such winding-up is effected by any such other Person (whether selected by the Majority Interest or as required by law), such other Person shall be compensated for its services in connection therewith in an amount not in excess of the amount customarily paid to non-affiliated third parties rendering similar services in respect of similar entities in the same geographic location.

11.3 Application of Liquidation Proceeds Upon Dissolution.

Following the occurrence of any Dissolution Event, the proceeds of liquidation and the other assets of the Partnership shall be applied as follows and in the following order of priority:
(a)	first, to the payment of creditors of the Partnership in order of priority as provided by law, except obligations to Partners or their Affiliates;
(b)
next, to the setting up of any Reserve that the GP (or such other Person effecting the winding-up) shall determine is reasonably necessary for any contingent or unforeseen liability or obligation of the Partnership or the Partners; such Reserve may, in the sole and absolute discretion of the GP (or such other Person effecting the winding up) be paid over to an escrow agent selected by it to be held in escrow for the purpose of  disbursing  such Reserve in payment of any of the aforementioned contingencies, and at the expiration of such period as the GP (or such other Person effecting the winding-up) may deem advisable, to distribute the balance thereafter remaining as provided in clauses (c)-(e) of this Section 11.3.

(c)	next, to the payment of all obligations to the Partners in proportion to, and to the extent of advances made by, each Partner pursuant to the provisions of this Agreement;
(d)	next, to the payment of all reimbursements to which the GP or any of its Affiliates may be entitled pursuant to this Agreement; and
(e)
thereafter, to the Partners, within the time period specified in Treas. Reg. Section 1.704-1(b)(2)(ii)(b)(2), in proportion to, and to the extent of, the positive balances of their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

11.4 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.

In the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (i) distributions shall be made pursuant to this Section 11 to the GP and Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) and (ii), if any GP’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such GP shall contribute to the capital of the Partnership the amounts required under this Agreement and the Delaware Act. If any Partner who is not a GP has a deficit balance in his Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or any other Person for any purpose whatsoever.
In the discretion of the GP, a pro rata portion of the distributions that would otherwise be made to the GP and Partners pursuant to this Section 11 may be:

(a)
distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the GP arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the GP, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 11.3 hereof; or

(b)
withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

11.5 Deemed Contribution and Distribution.

In the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have contributed all Partnership Property and liabilities to a new limited partnership in exchange for an interest in such new limited partnership and, immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

Section 12. Fiscal Matters and Reports.

12.1 Title to Property and Bank Accounts.

Except to the extent that trustees, nominees or other agents are utilized as permitted by Section 6.1(b)(ii)(K), all Investments and other assets of the Partnership shall be held in the name of the Partnership. The funds of the Partnership shall be deposited in the name of the Partnership in such bank account or accounts as shall be designated by the GP, and withdrawals therefrom shall be made upon the signature of the GP or such Person or Persons as shall be designated in writing by the GP. Except in connection with Joint Ventures, the funds of the Partnership shall not be commingled with the funds of any other Person.

12.2 Maintenance of and Access to Basic Partnership Documents.

(a)	The GP shall maintain at the Partnership’s principal office, the following documents:
	(i)	the Partnership List;
(ii)
a copy of the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate of Limited Partnership or any such amendment has been executed;

	(iii)	copies of this Agreement and any amendments hereto, including the Repurchase Plan;
(iv)
copies of the audited financial statements of the Partnership for the three most recently completed Fiscal Years, including, in each case, the balance sheet and related statements of operations, cash flows and changes in Partners’ equity at or for such Fiscal Year, together with the report of the Partnership’s independent auditors with respect thereto;

	(v)	copies of the Partnership’s federal, State and local income tax returns and reports, if any, for the three most recently completed Fiscal Years;
	(vi)	records as required by applicable tax authorities including those specifically required to be maintained by “tax shelters,” if so required by the Partnership; and
	(vii)	investor suitability records for Interests sold by any Affiliate of the GP for a period of six years.
(b)
Each Partner and his or her designated representative shall be given access to all of the foregoing records of the Partnership and such other records of the Partnership which relate to business affairs and financial condition of the Partnership, and may inspect the same and make copies of the same (subject, in the case of copying the Partnership List, to compliance with clause (c) of this Section 12.2) at a reasonable expense to such Partner, during normal business hours upon reasonable advance written notice to the GP, which notice shall specify the date and time of the intended visit and identify with reasonable specificity the documents which such Partner or his or her representative will wish to examine or copy or both.

(c)
In addition, the GP shall mail a copy of the Partnership List to, or as directed by, any Partner within ten (10) business days of receipt by the Partnership of a written request therefor together with a check in payment of the cost to the GP of preparing and transmitting such list to such party or his designated representative; provided that, in connection with any copying or request for a copy, such Partner shall certify to the Partnership that the Partner is not requesting the Partnership List for the purpose of (i) providing the Partnership List (or any of the information set forth therein) to any third party (other than to the Partner’s designated representative(s)), (ii) selling the Partnership List, (iii) using the Partnership List for a commercial purpose unrelated to the Interests, or (iv) using the Partnership List for an unlawful purpose.

(d)
If the GP refuses or neglects to (i) permit a Partner or his or her representative to examine the Partnership List at the office of the Partnership during normal business hours and with reasonable advance written notice to the GP or (ii) produce and mail a copy of the Partnership List within ten (10) business days after receipt of the applicable Partner’s written request (evidenced by a U.S. Postal Service registered or certified mail receipt), the GP shall be liable to such Partner who requested such list for the costs, including reasonable attorneys’ fees, incurred by such Partner to compel production of the Partnership List, and for the actual damages (if any) suffered by such Partner by reason of such refusal or neglect. It shall be a defense that the requesting Partner (i) has failed to pay the required fee, or (ii) has not provided the GP with the certification called for by Section 12.2(c) hereof, or (iii) the GP, in good faith, believes that the Partner’s purpose in requesting the Partnership List is for the purpose of (A) providing the List (or any of the information set forth therein) to any third party (other than to the Partner’s designated representative(s)), (B) selling the Partnership List, (C) using the Partnership List for a commercial purpose unrelated to the Interests, or (D) using the Partnership List for an unlawful purpose. The remedies provided under this Section 12.2 to Partners requesting copies of the Partnership List are in addition to, and shall not in any way limit, other remedies available to Partners under federal law or any applicable state laws.

12.3 Financial Books and Accounting.

The GP shall keep, or cause to be kept, complete and accurate financial books and records with respect to the business and affairs of the Partnership. Except to the extent otherwise required by the accounting methods adopted by the Partnership for federal income tax purposes, such books and records shall be kept on an accrual basis and all financial statements of the Partnership shall be prepared for each Fiscal Year in accordance with generally accepted accounting principles as applied within the United States of America.

12.4 Fiscal Year.

Except as may otherwise be determined from time to time by the GP (in a manner which is consistent with the Code and the Treasury Regulations thereunder or is consented to by the IRS), the Fiscal Year of the Partnership for both federal income tax and financial reporting purposes shall end on December 31 of each year.

12.5 Reports.

(a)
Quarterly Reports.  Not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the GP shall send, to each Person who was a Partner at any time during such Fiscal Quarter, the following written materials:

(i)
a report containing the same financial information as is contained in the Partnership’s quarterly report on Form 10-Q filed with the Commission under the Securities Exchange Act of 1934, as amended, which shall include unaudited financial statements for the Partnership at and for such Fiscal Quarter, including a balance sheet and related statements of operations, cash flows and changes in Partners’ equity, all of which financial statements shall be prepared in accordance with the rules and regulations of the Commission;

(ii)
a tabular summary, prepared by the GP, with respect to the fees and other compensation and costs and expenses which were paid or reimbursed by the Partnership to the GP and its Affiliates during such Fiscal Quarter, identified and properly allocated as to type and amount. Such tabulation shall (A) include a detailed statement identifying any services rendered or to be rendered to the Partnership and the compensation received therefor (if any) and (B) summarize the terms and conditions of any contract (if any), which was not filed as an exhibit to the Registration Statement, as amended and in effect as on the Effective Date. The requirement for such summary shall not be circumvented by lump-sum payments to non-Affiliates who then disburse the funds to, or for the benefit of, the GP and its Affiliates; and

(iii)
until all Capital Contributions have been invested or committed to investment in Investments and Reserves, used to pay permitted Front-End Fees or returned to the Partners (as provided in Section 8.6, above), a special report concerning all Investments made during such Fiscal Quarter that shall include (A) a description of the types of Investments made, (B) the total Purchase Price paid for such categories of Investments, (C) the amounts of Capital Contributions and Indebtedness used to acquire such Investments, (D) the Acquisition Fees and Acquisition Expenses paid (identified by party) in connection therewith and (E) the amount of Capital Contributions, if any, which remain unexpended and uncommitted to pending Investments as of the end of such Fiscal Quarter.

(b)	Annual Reports. Not later than 120 days after the end of each Fiscal Year, the GP shall send to each Person who was a Partner at any time during such Fiscal Year the following written materials:
(i)
financial statements for the Partnership for such Fiscal Year, including a balance sheet as of the end of such Fiscal Year and related statements of operations, cash flows and changes in Partners’ equity, which shall be prepared in accordance with the rules and regulations of the Commission;

(ii)
an analysis, prepared by the GP (which need not be audited by the Partnership’s auditors), of distributions made to the GP and the Partners during such Fiscal Year separately identifying the portion (if any) of such distributions from:

		(A)	Cash From Operations during such period;
		(B)	Cash From Operations during a prior period which had been held as Reserves;
		(C)	Cash From Sales;
		(D)	Capital Contributions originally used to establish a Reserve;

(iii)
a status report with respect to each Investment that individually represents at least 10% of the aggregate Purchase Price of the Partnership’s Investments held at the end of such Fiscal Year, which report shall state:

	(A)	the condition of each such Investment, to the knowledge of the GP;
	(B)	how such Investment was being utilized as of the end of such Fiscal Year (i.e., leased, operated directly by the Partnership or held for lease, repair or sale), to the knowledge of the GP;
	(C)	the remaining term of any Lease to which such Investment is subject;
	(D)	the projected or intended use of such Investment during the next following Fiscal Year;
	(E)	the method used to determine values set forth therein;
	(F)	such other information as may be relevant to the value or use of such Investment as the GP, in good faith, deems appropriate;
(iv)
the annual report shall contain a breakdown of all fees and other compensation paid, and all costs and expenses reimbursed, to the GP and its Affiliates by the Partnership during such Fiscal Year identified (and properly allocated) as to type and amount:

(A)
In the case of any fees and other compensation, such breakdown shall identify the services rendered or to be rendered to the Partnership and the compensation therefor (if any) and shall summarize the terms and conditions of any contract (if any) which was not filed as an exhibit to the Registration Statement, as amended and in effect on the Effective Date. The requirement for such information shall not be circumvented by lump-sum payments to non-Affiliates who then disburse the funds to, or for the benefit of, the GP and its Affiliates;

(B)
In the case of reimbursed costs and expenses, the GP shall also prepare an allocation of the total amount of all such items and shall include support for such allocation to demonstrate how the Partnership’s portion of such total amounts were allocated between the Partnership and any other Funds in accordance with this Agreement and the respective governing agreements of such other Funds. Such cost and expense allocation shall be reviewed by the accountants in connection with their audit of the financial statements of the Partnership for such Fiscal Year in accordance with the American Institute of Certified Public Accountants United States Auditing standards relating to special reports and such independent publicly registered accountants shall state that, in connection with the performance of such audit, such independent publicly registered accountants reviewed, at a minimum, the time records of, and the nature of the work performed by, individual employees of the GP and its Affiliates, the cost of whose services were reimbursed; and

(C)
The additional costs of the special review required by this subsection (iv) will be itemized by the independent publicly registered accountants on a Fund by Fund basis and may be reimbursed to the GP and its Affiliates by the Partnership in accordance with this subparagraph only to the extent such reimbursement, when added to the cost for all administrative services rendered, does not exceed the competitive rate for such services as determined in such report; (v) until all Capital Contributions have been invested or committed to investment in Investments and Reserves, used to pay permitted Front-End Fees or returned to the Partners (as provided in Section 8.7, above), a special report concerning all Investments made during such Fiscal Year which shall include (A) a description of the types of Investments made, (B) the total Purchase Price paid for such Investments, (C) the amounts of Capital Contributions and Indebtedness used to acquire such Investments, (D) the Acquisition Fees and Acquisition Expenses paid (identified by party) in connection therewith and (E) the amount of Capital Contributions, if any, which remain unexpended and uncommitted to pending Investments as of the end of such Fiscal Year.

12.6 Tax Returns and Tax Information.

The GP shall:
(a)
prepare or cause its accountants to prepare, in accordance with applicable laws and regulations, the tax returns (federal, state, local and foreign, if any) of the Partnership for each Fiscal Year not later than 75 days after the end of such Fiscal Year; and

(b)
deliver to each Partner by March 15 following each Fiscal Year a Schedule K-1 or other statement setting forth such Partner’s share of the Partnership’s income, gains, losses, deductions, and items thereof, and credits if any, for such Fiscal Year.

12.7 Accounting Decisions.

All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the GP in accordance with the accounting methods adopted by the Partnership for federal income tax purposes or otherwise in accordance with generally accepted accounting principles. Such decisions must be reasonably acceptable to the accountants, and the GP may rely upon the advice of the accountants as to whether such decisions are in accordance with the methods adopted by the Partnership for federal income tax purposes or generally accepted accounting principles.

12.8 Federal Tax Elections.

The Partnership, in the sole and absolute discretion of the GP, may make elections for federal tax purposes as follows:

(a)
in case of a transfer of all or some of the Interests of a Partner, the Partnership, in the absolute discretion of the GP, may timely elect pursuant to Section 754 of the Code (or corresponding provisions of future law), and pursuant to similar provisions of applicable state or local income tax laws, to adjust the basis of the assets of the Partnership. In such event, any basis adjustment attributable to such election shall be allocated solely to the transferee; and

(b)
all other elections, including, but not limited to, the adoption of accelerated depreciation and cost recovery methods, required or permitted to be made by the Partnership under the Code shall be made by the GP in such manner as will, in the opinion of the GP (as advised by counsel or the accountants as the GP deems necessary) be most advantageous to the Partners as a group. The Partnership shall, to the extent permitted by applicable law and regulations, elect to treat as an expense for federal income tax purposes all amounts incurred by it for state and local taxes, interest and other charges which may, in accordance with applicable law and regulations, be considered as expenses.

12.9 Tax Matters Partner.

(a)
The GP is hereby designated as the “Tax Matters Partner” under Section 6231(a)(7) of the Code and may hereafter designate its successor as Tax Matters Partner, to manage administrative and judicial tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters. Any Partner shall have the right to participate in such administrative or judicial proceedings relating to the determination of Partnership items at the Partnership level to the extent provided by Section 6224 of the Code. The Partners shall not act independently with respect to tax audits or tax litigation affecting the Partnership, and actions taken by the GP as Tax Matters Partner in connection with tax audits shall be binding in all respects upon the Partners.

(b)	The Tax Matters Partner shall have the following duties;
(i)
to the extent and in the manner required by applicable law and regulations, to furnish the name, address, number of Interests owned and taxpayer identification number of each Partner to the Secretary of the Treasury or his delegate (the “Secretary”); and

(ii)
to the extent and in the manner required by applicable law and regulations, to keep each Partner informed of administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Partner for income tax purposes (such judicial proceedings referred to hereinafter as “judicial review”).

(c)
Subject to Section 6.3 hereof, the Partnership shall indemnify and reimburse the Tax Matters Partner for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses shall be made before any distributions are made from Cash Flow. Neither the GP nor any Affiliate nor any other Person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Partner; and the provisions on limitations of liability of the GP and indemnification set forth in Section 6.3 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

(d)	The Tax Matters Partner is hereby authorized, but not required:
(i)
to enter into any settlement with the IRS or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to Section 6224(c)(3) of the Code and regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such Partner;

(ii)
in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership’s principal place of business is located, the United States Court of Claims or any other appropriate forum;

	(iii)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;
(iv)
to file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

(v)
to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken in to account by a Partner for tax purposes, or an item affected by such item; and

	(vi)	to take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

12.10 Reports to Federal and State Authorities.

The GP shall prepare and file with all appropriate federal and state regulatory bodies and other authorities all reports required to be so filed by federal and state securities or “blue sky” authorities and by the NASAA Guidelines.

12.11 Special Direction and Consent Regarding Possible Issuance of Final Regulations Affecting Issuance of Partnership Interests for Services.

In the event that proposed regulations under, inter alia, Code Sections 83, 704 and 721 and issued by the Internal Revenue Service on May 24, 2005, under the docket number REG-105346-03, relating to issuance of partnership equity for services become finalized and, as finalized, would apply to the GP’s interest in the Partnership upon issuance of Interests in the Partnership, the Partnership is hereby authorized and directed to make the analogue found in such final regulations to the “safe harbor” election presently described in Prop. Treas. Reg. Section 1.83-3(l)(1), whereby such GP’s interest would be valued for federal income tax purposes at its so-called “liquidation value,” as such election is further amplified by a Revenue Procedure presently published in draft form as Notice 2005-43. The Partnership and each of its Partners, including the GP, agree to comply with all of the requirements of the safe harbor in connection with interests in the Partnership transferred in connection with the performance of services while the election remains effective, to execute such documentation as the GP reasonably determines is necessary to comply with such election, and not to take any position for federal income tax purposes inconsistent with such election.

Section 13. Meetings and Voting Rights of the Partners.

13.1 Meetings of the Partners.

(a)
A meeting of the Partners may be called by the GP on its own initiative, and shall be called by the GP following its receipt of written request(s) for a meeting from Partners holding 10% or more of the then outstanding Interests, to act upon any matter on which the Partners may vote (as set forth in this Agreement). Every such request for a meeting shall state with reasonable specificity (i) the purpose(s) for which such meeting is to be held and (ii) the text of any matter, resolution or action proposed to be voted upon by the Partners at such meeting (with which text the GP shall, subject to the provisions of Section 13.3, submit an accurate summary of such proposal in its Notice of such meeting to the Partners). Within 10 days following the receipt of such a request, the GP shall give Notice to all Partners of such meeting in the manner and for a time and place as specified in paragraph 13.1(b). In addition, the GP acting on its own initiative may submit for action by Consent of the Partners, in lieu of a meeting, any matter on which the Partners may vote as set forth in this Section 13 (other than those matters which are the purpose of a meeting called by Partners holding 10% or more of the outstanding Interests).

(b)
A Notice of any such meeting (or action by written Consent without a meeting) shall be given to all Partners either (i) personally or by certified mail (if such meeting is being called, or Consent action is being solicited, by the GP upon the request of the Partners) or (ii) by regular mail (if such meeting is being called, or Consent action is being solicited, by the GP on its own initiative) and a meeting called pursuant to such Notice shall be held (or Consent action taken) not less than 15 days nor more than 60 days after the date such Notice is distributed. Such Notice shall be delivered or mailed to each Partner at his or her record address, or at such other address as he or she may have furnished in writing to the GP for receipt of Notices, and shall state the place, date and time of such meeting (which shall be the place, date and time, if any, specified in the request for such meeting or such other place, date and time as the GP shall determine to be reasonable and convenient to the Partners) and shall state the purpose(s) for which such meeting is to be held. If any meeting of the Partners is properly adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting. The presence in person or by proxy of the Majority Interest shall constitute a quorum at all meetings of the Partners; provided, however, that, if there be no such quorum, holders of a majority of the Interests so present or so represented may adjourn the meeting from time to time without further notice, until a quorum shall have been obtained. No Notice of any meeting of Partners need be given to any Partner who attends in person or is represented by proxy (except when a Partner attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened) or to any Partner otherwise entitled to such Notice who has executed and filed with the records of the meeting, either before or after the time thereof, a written waiver of such Notice. For the purpose of determining the Partners entitled to vote on any matter submitted to the Partners at any meeting of such Partners (or to take action by Consent in lieu thereof), or any adjournment thereof, the GP or the Partners requesting such meeting may fix, in advance, a date as the record date, which shall be a date not more than fifty (50) days nor less than ten (10) days prior to any such meeting (or Consent action), for the purpose of any such determination.

(c)
Any Partner may authorize any Person or Persons to act for such Partner by proxy in respect of all matters as to which such Partner is entitled to participate, whether by waiving Notice of any meeting, taking action by Consent or voting as to any matter or participating at a meeting of the Partners. Every proxy must be signed by a Partner or his or her attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.

(d)
At each meeting of the Partners, the Partners present or represented by proxy may adopt such rules for the conduct of such meeting as they shall deem appropriate, provided that such rules shall not be inconsistent with the provisions of this Agreement.

13.2 Voting Rights of the Partners.

Subject to Section 13.3, the Partners (other than the GP), acting by Consent of the Majority Interest, may take the following actions without the concurrence of the GP:
(a)
amend this Agreement, other than (1) in any manner to allow the Partners to take part in the control or management of the Partnership’s business, and (2) without the specific Consent of the GP, to alter the rights, powers and duties of the GP as set forth in this Agreement;

(b)	dissolve the Partnership;
(c)	remove the GP and elect one or more Substitute GPs; and
(d)
approve or disapprove of the Sale or series of Sales of all or substantially all the assets of the Partnership except for any such Sale or series of Sales while liquidating the Investments during the Liquidation Period.

With respect to any Interests owned by the GP and its Affiliates, the GP and its Affiliates may not vote on matters submitted to the Partners regarding the removal of the GP and its Affiliates or regarding any transaction between the Partnership and the GP and its Affiliates. In determining the requisite percentage of Interests necessary to approve a matter on which the GP and its Affiliates may not vote or consent, any Interests owned by the GP and its Affiliates shall not be included.

13.3 Limitations on Action by the Partners.

The rights of the Partners under Section 13.2 shall not be exercised or be effective in any manner (a) to subject a Partner to liability as a GP under the Delaware Act or under the laws of any other jurisdiction in which the Partnership may be qualified or own any assets or (b) to contract away the fiduciary duty owed to such Partner by the GP and its Affiliates under common law. Any action taken pursuant to Section 13.2 shall be void if any non-Affiliated Partner, within 45 days after such action is taken, obtains a temporary restraining order, preliminary injunction or declaratory judgment from a court of competent jurisdiction on grounds that, or an opinion of legal counsel selected by the Partners to the effect that, such action, if given effect, would have one or more of the prohibited effects referred to in this Section 13.3. For purposes of this Section 13.3, counsel shall be deemed to have been selected by the Partners if such counsel is affirmatively approved by the Consent of the Majority Interest within 45 days of the date that the holders of 10% or more of the Interests propose counsel for this purpose.

Section 14. Amendments.

14.1 Amendments by the GP.

Subject to Section 13.2 of this Agreement and all applicable law, this Agreement may be amended, at any time and from time to time, by the GP without the Consent of the Majority Interest to effect any change in this Agreement for the benefit or protection of the Partners, including, without limitation:
(a)	to add to the representations, duties or obligations of the GP or to surrender any right or power granted to the GP herein;
(b)
to cure any ambiguity, to correct or supplement any provision herein that may be inconsistent with any other provision herein or to add any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the terms of this Agreement;

(c)
to preserve the status of the Partnership as a “partnership” for federal income tax purposes (or under the Delaware Act or any comparable law of any other state in which the Partnership may be required to be qualified);

(d)
to delete or add any provision of or to this Agreement required to be so deleted or added by the staff of the Commission, by any other federal or state regulatory body or other agency (including, without limitation, any “blue sky” commission) or by any Administrator or similar such official;

(e)	to permit the Interests to fall within any exemption from the definition of “plan assets” contained in Section 2510.3-101 of Title 29 of the Code of Federal Regulations;
(f)
if the Partnership is advised by counsel, by the Partnership’s accountants or by the IRS that any allocations of income, gain, loss or deduction provided for in this Agreement are unlikely to be respected for federal income tax purposes, to amend the allocation provisions of this Agreement, in accordance with the advice of such counsel, such accountants or the IRS, to the minimum extent necessary to effect as nearly as practicable the plan of allocations and distributions provided in this Agreement; and

(g)	to change the name of the Partnership or the location of its principal office.

14.2 Amendments with the Consent of the Majority Interest.

In addition to the amendments permitted to be made by the GP pursuant to Section 14.1, the GP may propose to the Partners, in writing, any other amendment to this Agreement. The GP may include in any such submission a statement of the purpose for the proposed amendment and of the GP’s opinion with respect thereto. Upon the Consent of the Majority Interest, such amendment shall take effect; provided, however, that no such amendment shall increase the liability of any Partner or adversely affect in a disproportionate manner (other than any disproportionate results that are due to a difference in relative number of Interests owned) any Partner’s share of distributions of cash or allocations of Profits or Losses for tax purposes or of any investment tax credit amounts of the Partnership without in each case the consent of each Partner affected thereby.

Section 15. Power of Attorney.

15.1 Appointment of Attorney-in-Fact.

By their subscription for Interests and their admission as Partners hereunder, Partners make, constitute and appoint the GP, each authorized officer of the GP and each Person who shall thereafter become a Substitute GP during the term of the Partnership, with full power of substitution, the true and lawful attorney-in-fact of, and in the name, place and stead of, such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and publish:

(a)	this Agreement, Schedule A to this Agreement and the Certificate of Limited Partnership under the

Delaware Act and any other applicable laws of the State of Delaware and any other applicable jurisdiction, and any amendment of any thereof (including, without limitation, amendments reflecting the addition of any Person as a Partner or any admission or substitution of other Partners or the Capital Contribution made by any such Person or by any Partner) and any other document, certificate or instrument required to be executed and delivered, at any time, in order to reflect the admission of any Partner (including, without limitation, any Substitute GP and any Substitute Partner);

(b)
any other document, certificate or instrument required to reflect any action of the Partners duly taken in the manner provided for in this Agreement, whether or not such Partner voted in favor of or otherwise consented to such action;

(c)
any other document, certificate or instrument that may be required by any regulatory body or other agency or the applicable laws of the United States, any state or any other jurisdiction in which the Partnership is doing or intends to do business or that the GP deems necessary or advisable;

(d)	any certificate of dissolution or cancellation of the Certificate of Limited Partnership that may be reasonably necessary to effect the termination of the Partnership; and
(e)
any instrument or papers required to continue or terminate the business of the Partnership pursuant to Section 9.5 and Section 11 hereof; provided, however, that no such attorney-in-fact shall take any action as attorney-in-fact for any Partner if such action could in any way increase the liability of such Partner beyond the liability expressly set forth in this Agreement or alter the rights of such Partner under Section 8, unless (in either case) such Partner has given a power of attorney to such attorney-in-fact expressly for such purpose.

15.2 Amendments to Agreement and Certificate of Limited Partnership.

(a)
Each Partner is aware that the terms of this Agreement permit certain amendments of this Agreement to be effected and certain other actions to be taken or omitted by, or with respect to, the Partnership, in each case with the approval of less than all of the Partners, if a specified percentage of the Partners shall have voted in favor of, or otherwise consented to, such action. If, as and when:

(i)
any amendment of this Agreement is proposed or any action is proposed to be taken or omitted by, or with respect to, the Partnership, which amendment or action requires, under the terms of this Agreement, the Consent of the Partners;

(ii)
Partners holding the percentage of Interests specified in this Agreement as being required for such amendment or action have consented to such amendment or action in the manner contemplated by this Agreement; and

(iii)
any Partner has failed or refused to consent to such amendment or action (hereinafter referred to as the “non-consenting Partner”), then each non-consenting Partner agrees that each attorney-in-fact specified in Section 15.1 is hereby authorized and empowered to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and publish, for and on behalf of such non-consenting Partner, and in his name, place and stead, any and all documents, certificates and instruments that the GP may deem necessary, convenient or advisable to permit such amendment to be lawfully made or such action lawfully taken or omitted. Each Partner is fully aware that he or she has executed this special power of attorney and that each other Partner will rely on the effectiveness of such special power of attorney with a view to the orderly administration of the Partnership’s business and affairs.

(b)
Any amendment to this Agreement reflecting the admission to the Partnership of any Substitute Partner shall be signed by the GP and by or on behalf of the Substitute Partner. Any amendment reflecting the withdrawal or removal of the GP and the admission of any Substitute GP of the Partnership upon the withdrawal of the GP need be signed only by such Substitute GP.

15.3 Power Coupled with an Interest.

The foregoing grant of authority by each Partner:

(a)
is a special power of attorney coupled with an interest in favor of such attorney-in-fact and as such shall be irrevocable and shall survive the death, incapacity, insolvency, dissolution or termination of such Partner;

(b)
may be exercised for such Partner by a signature of such attorney-in-fact or by listing or referring to the names of all of the Partners, including such Partner, and executing any instrument with a single signature of any one of such attorneys-in-fact acting as attorney-in-fact for all of them; and

(c)
shall survive the Assignment by any Partner of all or less than all of such Partner’s Interests, provided that, if any Assignee of all of a Partner’s Interests shall have furnished to the GP a power of attorney complying with the provisions of Section 15.1 of this Agreement and the admission to the Partnership of such Assignee as a Substitute Partner shall have been approved by the GP, this power of attorney shall survive such Assignment with respect to the assignor Partner for the sole purpose of enabling such attorneys-in-fact to execute, acknowledge and file any instrument necessary to effect such Assignment and admission and shall thereafter terminate with respect to such Partner.

Section 16. General Provisions.

16.1 Notices, Approvals and Consents.

All Notices, approvals, Consents or other communications hereunder shall be in writing and signed by the party giving the same, and shall be deemed to have been delivered when the same are (a) deposited in the United States mail and sent by first class or certified mail, postage prepaid, (b) hand delivered, (c) sent by overnight courier or (d) telecopied. In each case, such delivery shall be made to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the Partnership:

(a)	If to the Partnership or the GP, at the principal office of the Partnership, to:

ICON ECI Fund Fifteen, L.P.
 c/o ICON GP 15, LLC
 3 Park Avenue, 36th Floor
 New York, NY 10016
 Attention: General Counsel
 Telephone: (212) 418-4700
 Telecopy: (212) 418-4739

(b)
If to any Partner, at the address set forth in Schedule A hereto opposite such Partner’s name, or to such other address as may be designated for the purpose by Notice from such Partner given in the manner hereby specified.

16.2 Further Assurances.

The Partners will execute, acknowledge and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

16.3 Captions.

Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

16.4 Binding Effect.

Except to the extent required under the Delaware Act and for fees, rights to reimbursement and other compensation provided as such, none of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Partnership.

16.5 Severability.

If one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby, and such remaining provisions shall be interpreted consistently with the omission of such invalid, illegal or unenforceable provisions.

16.6 Integration.

This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith that conflict with the express terms of this Agreement. No covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

16.7 Applicable Law.

This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, including, without limitation, the Delaware Act (except and solely to the extent that provisions of the laws of any other jurisdiction are stated to be applicable in any section of this Agreement), without giving effect to the conflict of laws provisions thereof.

16.8 Counterparts.

This Agreement may be signed by each party hereto upon a separate counterpart (including, in the case of a Partner, a separate subscription agreement or signature page executed by one or more such Partners), but all such counterparts, when taken together, shall constitute but one and the same instrument.

16.9 Creditors.

No creditor who makes a loan to the Partnership shall have or acquire at any time, as a result of making such a loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor except solely by an assignment of the Interests of a Partner as provided herein above.

16.10 Interpretation.

Unless the context in which words are used in this Agreement otherwise indicates that such is the intent, words in the singular shall include the plural and in the masculine shall include the feminine and neuter and vice versa.

16.11 Successors and Assigns.

Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto. In furtherance of and not in limitation of the foregoing, the GP may assign as collateral security or otherwise any items of compensation payable to it pursuant to the terms of this Agreement; notwithstanding any such assignment the GP and not any such assignee shall remain solely liable for its obligations hereunder.

16.12 Waiver of Action for Partition.

Each of the parties hereto irrevocably waives, during the term of the Partnership, any right that he or she may have to maintain any action for partition with respect to the property of the Partnership.

Section 17. Definitions.

Defined terms used in this Agreement shall have the meanings specified below. Certain additional defined terms are set forth elsewhere in this Agreement. Unless the context requires otherwise, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, and “Article” and “Section” references are references to the Articles and Sections of this Agreement.
“Acquisition Expenses” means expenses (other than Acquisition Fees) incurred and paid to any Person that are attributable to selection and making of Investments, whether or not acquired or made, including legal fees and expenses, travel and communications expenses, costs of credit reports and appraisals and reference materials used to evaluate transactions, non-refundable option payments on Investments and other tangible or intangible personal property not acquired, fees payable to finders and brokers that are not Affiliates of the GP, accounting fees and expenses, costs of each Investment (including the negotiation of Investment Documents, and the negotiation and documentation of Partnership borrowings, including commitment or standby fees payable to Lenders), insurance costs and miscellaneous other expenses, however designated.
“Acquisition Fees” means, in connection with any Investment, the amount payable from all sources in respect of (a) all fees and commissions paid by any party in connection with the selection and making of any Investment, however designated and however treated for tax and accounting purposes, and (b) all finder’s fees and loan fees or points paid in connection therewith to a lender which is not an Affiliate of the GP, but not any Acquisition Expenses.
“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any taxable year, the amount by which the balance in such Capital Account is less than zero. For this purpose, a Partner’s Capital Account balance shall be (a) reduced for any items described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4),(5), and (6), (b) increased for any amount such Partner is unconditionally obligated to contribute to the Partnership no later than the end of the taxable year in which his or her Interests, or the GP’s interest, are liquidated (as defined in Treas. Reg. Section 1.704-1(b)(2)(ii)(g)) or, if later, within 90 days after such liquidation, and (c) increased for any amount such Partner is treated as being obligated to contribute to the Partnership pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Administrator” means the official or agency administering the securities laws of a state.
“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any officer, director or general partner of such Person, (c) any other Person owning or controlling 10% or more of the outstanding voting securities of such Person and (d) if such Person is an officer, director or general partner, any other Person for which such Person acts in such capacity. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.
“Affiliated Investment” means any Investment in which the GP, any of its Affiliates or any Fund either has or in the past has had an interest, but excluding any Joint Venture.
“Affiliated Partner” means any officer, employee or securities representative of the GP or any Affiliate of the GP or of any Selling Dealer who is admitted as a Partner at a Closing.
“Agreement” means this Limited Partnership Agreement, as the same may hereafter be amended, supplemented or restated from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.
“Applicable Repurchase Price” means, with respect to any Interest, the following amount: (a) during the offering period, a price equal to (i) 83.68% of the amount of capital contributed to Fund Fifteen by the limited partner that purchased the Interests (or 90.68% of the amount of capital contributed to Fund Fifteen by the limited partner that purchased the Interests under the DRIP Plan), minus (ii) the total amount of cash distributions received with respect to such Interests by all holders of such Interests during such period and (b) during the operating period, a price equal to (i) the NAV per Interest (at the time of payment) as determined from our most recent financial statements, minus (ii) the total amount of cash distributions received with respect to such Interests by all holders of such Interests during such period. Interests will not be repurchased during the liquidation period.

“Assignee” means any Person to whom any Interests have been Assigned, in whole or in part, in a manner permitted by Section 10.2 of this Agreement.
“Assignment” means, with respect to any Interests, the offer, sale, assignment, transfer, gift or other disposition of, such Interest, whether voluntarily or by operation of law, except that in the case of a bona fide pledge or other hypothecation, no Assignment shall be deemed to have occurred unless and until the secured party has exercised his right of foreclosure with respect thereto; and the terms “Assign” and “Assigning” have a correlative meaning.
“Capital Account” means the capital account maintained for each Partner pursuant to Section 5.4 of this Agreement.
“Capital Asset” means the Capital Assets described in Section 3.2, including, but not limited to, rights relating to Capital Assets (including residual rights) and related property, real or personal, in which the Partnership has acquired a direct or indirect interest, including pursuant to secured loans, or in which the Partnership has invested directly, and shall also be deemed to include other tangible and intangible real or personal property which at any time is held as collateral, owned in fee simple or subject to a lease.
“Capital Contributions” means (a) as to the GP, its initial $1.00 contribution to the capital of the Partnership plus such additional amounts as may be contributed to the capital of the Partnership by the GP, (b) as to the Initial Partner, its initial $1,000.00 contribution to the capital of the Partnership, which contribution shall be returned to the Initial Partner upon the admission of additional Partners to the Partnership and (c) as to any other Partner, the gross amount of initial investment in the Partnership actually paid by such Partner for Interests, without deductions for Underwriting Fees, Sales Commissions and Front-End Fees. Although the Partnership does not foresee any Partners making non-cash capital contributions, a Partner’s capital contributions includes the initial Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner.
“Cash Flow” means cash on hand derived from Cash From Operations and Cash From Sales.
“Cash From Operations” means gross cash proceeds from Partnership operations, without deduction for depreciation or other similar allowances, but after deducting cash used to pay all other expenses, debt payments, capital improvements and replacements (other than cash funds withdrawn from Reserves).
“Cash From Sales” means the cash received by the Partnership as a result of a Sale reduced by (a) all Indebtedness of the Partnership required to be paid as a result of the Sale, whether or not then payable (including, without limitation, any liabilities on an Investment sold that are not assumed by the buyer and any remarketing fees required to be paid to Persons who are not Affiliates of the GP), (b) any accrued but previously unpaid Management Fees to the extent then payable, (c) any Reserves to the extent deemed reasonable by the GP and (d) all assets and expenses incurred in connection with such Sale. In the event the Partnership takes back a promissory note or other evidence of Indebtedness in connection with any Sale, all payments subsequently received in cash by the Partnership with respect to such note shall be included in Cash From Sales upon receipt, irrespective of the treatment of such payments by the Partnership for tax or accounting purposes. If, in payment for an Investment sold, the Partnership receives purchase money obligations secured by liens on such Investment, the amount of such obligations shall not be included in Cash From Sales until and to the extent the obligations are realized in cash, sold or otherwise disposed of.
“Closing” means the admission of Partners to the Partnership in accordance with Section 5.2 of this Agreement.
“Closing Date” means any date on which any Partner shall be admitted to the Partnership, which may occur on the Initial Closing Date or any subsequent Closing Date up to and including the Final Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended, and in effect from time to time, or corresponding provisions of subsequent laws.
“Commission” means the Securities and Exchange Commission.
“Consent” means either (a) consent given by vote at a meeting called and held in accordance with the provisions of Section 13.1 of this Agreement or (b) the written consent without a meeting, as the case may be, of any Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.
“Controlling Person” means, with respect to the GP or any of its Affiliates, any of its chairmen, directors, presidents, vice presidents, corporate secretary, treasurer, any holder of a 5% or larger equity interest in the GP or any such Affiliate, or any Person having the power to direct or cause the direction of the GP or any such Affiliate, whether through the ownership of voting securities, by contract or otherwise. It is not intended that every person who carries a title such as vice president, senior vice president, secretary, controller or treasurer or holds such an equity interest be considered a Controlling Person.
“Dealer-Manager” means ICON Securities Corp. d/b/a ICON Investments, an Affiliate of the GP, and any successor thereto.
“Dealer-Manager Agreement” means the agreement entered into between the Partnership and the Dealer-Manager, substantially in the form thereof filed as an exhibit to the Registration Statement.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Ann. §17-101, et seq., as amended from time to time, and any successor thereto.
“Dissolution Event” has the meaning specified in Section 11.1 of this Agreement.
“Distribution Reinvestment Plan” or “DRIP Plan” means a plan adopted by the Partnership to allow Partners and members of affiliated Funds to purchase additional Interests with distributions received from the Partnership and/or certain Affiliates of the Partnership or such other affiliated Funds.

“Due Diligence Expenses” has the meaning specified in Section 6.4(d) of this Agreement.
“Effective Date” means the date the Registration Statement is declared effective by the Commission.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means an interest-bearing account established and maintained by the GP with the Escrow Agent, in accordance with the terms of the Escrow Agreement, for the purpose of holding, pending the distribution thereof in accordance with the terms of this Agreement, any Subscription Monies received from subscribers, including Persons who are to be admitted as Partners as a result of the Closing occurring on the Initial Closing Date.
“Escrow Agent” means UMB Bank, N.A. or another United States banking institution with at least $50,000,000 in assets, which shall be selected by the GP to serve in such capacity pursuant to the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement between the Partnership, the GP, the Dealer-Manager and the Escrow Agent, substantially in the form thereof filed as an exhibit to the Registration Statement, as amended and supplemented from time to time as permitted by the terms thereof.
“Final Closing Date” means the last Closing Date on which any Partner (other than a Substitute Partner) shall be admitted to the Partnership, which shall be as soon as practicable following the Termination Date.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“First Cash Distributions” means, with respect to the Partners, distributions made to such Partners by the Partnership during the Offering Period and Operating Period on a monthly basis equal to the aggregate amount of such Partners’ Capital Contributions (as such Capital Contributions are reduced by any amounts of uninvested Capital Contributions distributed to such Partners pursuant to Section 8.6, by any amounts paid to such Partners for the repurchase of such Partners’ Interests pursuant to Section 10.5 and by distributions in any prior month in excess of one-twelfth of the Initial Distribution Rate on such Partners’ Capital Contributions) times one-twelfth of the Initial Distribution Rate.
“Fiscal Period” means any interim accounting period established by the GP within a Fiscal Year.
“Fiscal Quarter” means, for each Fiscal Year, the three-calendar-month period which commences on the first day of such Fiscal Year or any of each subsequent three-calendar-month period.
“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 12.4 of this Agreement or any portion of the annual accounting period for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, loss, or deduction pursuant to Section 8.
 “Front-End Fees” means fees and expenses paid by any Person for any services rendered during the Partnership’s organizational and offering or acquisition phases including Sales Commissions, Underwriting Fees, Organizational and Offering Expenses, Acquisition Fees and Acquisition Expenses, and all other similar fees however designated.
“Fund” means, in addition to the Partnership, a limited or general partnership, joint venture, limited liability company, unincorporated association or similar organization, formed and/or operated by the GP or any of its Affiliates for the primary purpose of investment in and the operation of or gain from Investments.
“GP” means ICON GP 15, LLC, a Delaware limited liability company, and it successors and any Person who subsequently becomes an additional or Substitute GP duly admitted to the Partnership in accordance with this Agreement, in such Person’s capacity as a GP of the Partnership.
“Gross Asset Value” means, with respect to any asset of the Partnership, the asset’s adjusted federal income tax basis, except that:

(a)
the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset on the date of contribution as determined by the contributing Partner and the GP;

(b)
the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values at such times as the Partners’ Capital Accounts are adjusted pursuant to Section 5.4(i) hereof;

(c)	the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution;
(d)
to the extent not otherwise reflected in the Partners’ Capital Accounts, the Gross Asset Values of Partnership assets shall be increased (or decreased) to appropriately reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) above is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)
if on the date of contribution of an asset or a revaluation of an asset in accordance with (b) – (d) above, the adjusted tax basis of such asset differs from its gross fair market value, the Gross Asset Value of such asset shall thereafter be adjusted by reference to the depreciation method described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3).

“Gross Income” means the Partnership’s gross income for federal income tax purposes.
“Gross Interest Price” means $1,000.00 for each whole Interest purchased by a Partner; provided, however, that for Partners who purchase Interests from a broker who does not charge a Sales Commission, the Gross Interest Price is $930.00 per Interest and provided further, that for Partners who purchase Interests pursuant to the DRIP Plan, the Gross Interest Price is $900.00 per Interest.
“Gross Offering Proceeds” mean the aggregate gross amount of Capital Contributions made by the Partners other than the GP and the Initial Partner in the Offering.
“Gross Revenues” means revenue or income that is expected to be received directly or indirectly from any and all sources with respect to an Investment.
“Indebtedness” means, with respect to any Person as of any date, all obligations of such Person (other than capital, surplus, deferred income taxes and, to the extent not constituting obligations, other deferred credits and reserves) that could be classified as liabilities (exclusive of accrued expenses and trade accounts payable incurred in respect of property purchased in the ordinary course of business that are not overdue or that are being contested in good faith by appropriate proceedings and are not so required to be classified on such balance sheet as debt) on a balance sheet prepared in accordance with generally accepted accounting principles as of such date.
 “Indemnitee” has the meaning specified in Section 6.3(a) of this Agreement.
“Initial Closing Date” means the first Closing Date for the Partnership on which Partners holding in the aggregate Interests equal to, or greater than, the Minimum Offering are admitted to the Partnership, and which shall be not later than fifteen (15) days after Subscription Monies are released from the Escrow Account to the Partnership.
“Initial Distribution Rate” means the initial rate of distributions to be paid on a Partner’s Capital Contributions as determined by the GP, in the GP’s sole discretion.
“Interest” means a limited partnership interest in the Partnership.
“Investment Committee” means a committee established by the Investment Manager to set Investment review policies and procedures, and approve significant Investments and Investments that differ from the standards and procedures it has established. The Investment Committee will, at all times, consist of at least two persons designated by the Investment Manager.
“Investment Documents” means all agreements, certificates, notices, instruments, amendments and other documents related to an Investment.
“Investment Management Agreement” means that agreement between the Partnership and the Investment Manager governing the services to be provided by the Investment Manager, as amended from time to time.
“Investment Manager” means ICON Capital Corp., an Affiliate of the GP or its successor pursuant to the Investment Management Agreement.
“Investments” means, collectively, the Partnership’s portfolio, from time to time, of investments in or collateralized by Capital Assets, whether direct or indirect, equity or non-equity, through a nominee, Joint Venture or otherwise, working capital reserves allocable to the Investments (except for the working capital reserves in excess of 3%), and other cash payments such as interest and taxes, but excluding Front-End Fees.
“Involuntary Withdrawal” means, with respect to the GP, the removal or involuntary withdrawal of the GP from the Partnership pursuant to Section 9.2 of this Agreement.
“IRA” means an Individual Retirement Account and its related funding vehicle.
“IRS” or “Service” means the Internal Revenue Service or any successor agency thereto.
“Joint Venture” means any syndicate, group, pool, partnership, limited liability company, business trust or other unincorporated organization through or by means of which the Partnership acts jointly with any Fund or with any non-Affiliated Person to make Investments.
“Lender” means any Person that directly or indirectly lends cash or cash equivalents to the Partnership, including any Person that acquires by purchase, assignment or otherwise an interest in the Partnership’s Gross Revenues and/or any of the Partnership’s Capital Assets, and any property securing any such transaction.
“Liquidation Period” means the period commencing on the first day following the end of the Operating Period and continuing for the amount of time deemed necessary by the GP for orderly termination of its operations and affairs and liquidation or disposition of the Partnership’s Investments and other assets and the realization of the maximum proceeds therefor, which period is expected to continue for at least twenty-four (24) months beyond the end of the Operating Period, but which could last until the expiration of the term of the Partnership as set forth in Section 4.
“Majority” or “Majority Interest” means Partners owning more than 50% of the aggregate outstanding Interests.
“Management Fees” means, for any Fiscal Year, a fee in an amount equal to the lesser of (a) 3.5% of annual Gross Revenues realized from Investments or (b) an amount up to 7% of annual Gross Revenues realized from Capital Assets owned and operated by the Partnership in the manner contemplated by the NASAA Guidelines (i.e., the Investment Manager and/or any of its Affiliates provides both asset management and additional services relating to the continued and active operation of such Capital Assets, such as ongoing marketing or re-leasing of Capital Assets, hiring or arranging for the hiring of crews or operating personnel for such Capital Assets and similar services).
“Maximum Offering” means receipt and acceptance by the Partnership of subscriptions by Persons eligible to purchase a total number of Interests on or before the Final Closing Date registered pursuant to a Registration Statement.
“Minimum Offering” means receipt and acceptance by the Partnership of subscriptions for not less than 1,200 Interests (excluding any Interests in excess of 60 Interests collectively subscribed for by the GP or any Affiliate of the GP).

“NASAA Guidelines” means the Statement of Policy regarding Equipment Programs adopted by the North American Securities Administrators Association, Inc., as in effect on the date of the Prospectus.
“NAV per Interest” means the value of the Partnership’s assets (estimated market value), less the estimated market value of its liabilities, divided by the number of Interests outstanding as of the date of determination. To estimate the market value of the Partnership’s assets, the Investment Manager (i) will make internal valuations of the fair market value of the Partnership’s assets based upon one or more of the following: (a) recent appraisals of similar assets available for purchase in the market and recent transactions for the purchase or financing of such assets, adjusted for any variances in the assets used for comparison (e.g., useful life, condition, particular specifications, etc.), (b) the current price to purchase new assets, adjusted for any variances in the assets used for comparison (e.g., if not new, adjustments for depreciation and condition, etc.), and (c) a calculation of the present value of the future benefits of owning the assets and (ii) will have all of the Partnership’s assets with a value in excess of $1 million appraised on an annual basis, either by an external appraiser or prepared internally using standard commercial appraisal practice and procedures.
“Net Offering Proceeds” means the Gross Offering Proceeds minus Underwriting Fees, Sales Commissions and Organizational and Offering Expenses payable by the Partnership.
“Net Worth” means, with respect to any Person as of any date, the excess, on such date, of assets over liabilities, as such items would appear on the balance sheet of such Person in accordance with generally accepted accounting principles.
“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).
“Notice” means a writing containing the information required by this Agreement to be communicated to any Person, personally delivered to such Person or sent by registered, certified or regular mail, postage prepaid, to such Person at the last known address of such Person.
“Offering” means the offering of Interests pursuant to a Prospectus.
“Offering Period” means the period from the Effective Date to the Termination Date.
“Operating Expenses” includes (a) all costs of personnel (including officers or employees of the GP or its Affiliates other than Controlling Persons) involved in the business of the Partnership, allocated pro rata to their services performed on behalf of the Partnership, but excluding overhead expenses attributable to such personnel; (b) all costs of borrowed money, taxes and assessments on Investments and other taxes applicable to the Partnership; (c) legal, audit, accounting, brokerage, appraisal and other fees; (d) printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in the Partnership or in connection with the business of the Partnership; (e) fees and expenses paid to independent contractors, bankers, brokers and services, leasing agents and sales personnel consultants and other Investment management personnel, insurance brokers and other agents (all of which shall only be billed directly by, and be paid directly to, the provider of such services); (f) expenses (including the cost of personnel as described in (a) above) in connection with the disposition, replacement, alteration, repair, refurbishment, leasing, licensing, re-leasing, re-licensing, financing, refinancing and operation of Investments (including the costs and expenses of insurance premiums, brokerage and leasing and licensing commissions, if any, with respect to its Investments and the cost of maintenance thereof; (g) expenses of organizing, revising, amending, converting, modifying or terminating the Partnership; (h) expenses in connection with distributions made by the Partnership to, and communications and bookkeeping and clerical work necessary in maintaining relations with, its Partners, including the costs of printing and mailing to such Person evidences of ownership of Interests and reports of meetings of the Partners and of preparation of proxy statements and solicitations of proxies in connection therewith; (i) expenses in connection with preparing and mailing reports required to be furnished to the Partners for investor, tax reporting or other purposes, and reports which the GP deems it to be in the best interests of the Partnership to furnish to the Partners and to their sales representatives; (j) any accounting, computer, statistical or bookkeeping costs necessary for the maintenance of the books and records of the Partnership (including an allocable portion of the Partnership’s costs of acquiring and owning computer equipment used in connection with the operations and reporting activities of the Partnership and any other investment Funds sponsored by the GP or any of its Affiliates, the Partnership’s interest in which shall be liquidated in connection with the Partnership’s liquidation); (k) the cost of preparation and dissemination of the informational material and documentation relating to potential sale, refinancing or other disposition of Investments; (l) the costs and expenses incurred in qualifying the Partnership to do business in any jurisdiction, including fees and expenses of any resident agent appointed by the Partnership; and (m) the costs incurred in connection with any litigation or regulatory proceedings in which the Partnership is involved.
“Operating Period” means the period commencing with the Initial Closing Date and ending five (5) years after the Final Closing Date; provided, however, that such period may be extended, by notice to the Partners, at the sole and absolute discretion of the GP for a further period of not more than an additional 36 months.
“Operations” means all operations and activities of the Partnership except Sales.
“Organizational and Offering Expenses” means (a) all costs and expenses incurred in connection with, and in preparing the Partnership for, qualification under federal and State securities laws, and subsequently offering and distributing the Interests to the public (except for Sales Commissions and Underwriting Fees payable to the Dealer-Manager or any Selling Dealer), including, but not limited to, (i) printing costs, (ii) registration and filing fees, (iii) attorneys’, accountants’ and other professional fees and (iv) Due Diligence Expenses and (b) the direct costs of salaries to and expenses (including costs of travel) of officers and directors of the GP or any of its Affiliates while engaged in organizing the Partnership and registering the Interests.

“Partially Adjusted Capital Account” means, with respect to any Partner (including the GP with respect to that portion of its Capital Account and the adjustments described below attributable to any Interests it owns) for any Fiscal Period, the Capital Account balance of such Partner as of the beginning of such Period, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such period and all special allocations pursuant to Section 8.2(f) with respect to such Period before giving effect to the allocations pursuant to Sections 8.2(c), 8.2(d) and 8.2(e), increased by the sum of (a) the Partner’s share of Partnership Minimum Gain (as determined pursuant to Treas. Reg. Section 1.704-2(g)), (b) the Partner’s share of Partner Nonrecourse Debt Minimum Gain (as determined pursuant to Treas. Reg. Section 1.704-2(i)), and (c) the amount, if any, which such Partner is obligated to contribute to the capital of the Partnership pursuant to this Agreement (but only to the extent that such capital contribution obligation has not been taken into account in determining such Partner’s share of Partner Nonrecourse Debt Minimum Gain).
“Partner” means the GP and any Person who is the owner of at least one Interest and who has been admitted to the Partnership as a Partner and any Person who becomes a Substitute Partner in accordance with the terms and conditions set forth in this Agreement, in such Person’s capacity as a Partner of the Partnership.
“Partner Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treas. Reg. Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” shall have the same meaning as the term “partner nonrecourse deductions” in Treas. Reg. Sections 1.704-2(i)(1) and 1.704-2(i)(2).
 “Partnership” means ICON ECI Fund Fifteen, L.P., a Delaware limited partnership, and its subsidiaries as the context shall require.
“Partnership List” means a list, in alphabetical order by name, setting forth the name, address and business or home telephone number of, and number of Interests held by, each Partner, which list shall be printed on white paper in a readily readable type size (in no event smaller than 10-point type) and shall be updated at least quarterly to reflect any changes in the information contained therein.
“Partnership Loan” has the meaning specified in Section 6.2(b) of this Agreement.
“Partnership Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treas. Reg. Sections 1.704-2(b)(2) and (d).
“Partnership Nonrecourse Deductions” shall have the same meaning as the term “nonrecourse deductions” in Treas. Reg. Sections 1.704-2(b)(1) and 1.704-2(c).
“Payout” means the time when the aggregate amount of cash distributions to the Partners (including the GP, but only with respect to the Interests, if any, it owns) equals the aggregate amount of such Partners’ Capital Contributions plus an amount equal to an eight percent (8.0%) annual cumulative return, compounded daily, on such Capital Contributions, determined by treating such distributions as first being applied to satisfy such 8.0% return which has accrued but has not yet been paid and treating any excess distributions as a return of the Partners’ Capital Contributions. For these purposes: (a) contributions and distributions made on or before the 15th day of the month shall be treated as having been made on the 1st day of such month and contributions and distributions made after the 15th day of the month shall be treated as having been made on the 1st day of the following month; (b) a Partner who, pursuant to Section 5.2(d), made a Capital Contribution of less than $1,000.00 per Interest purchased from the Partnership shall be treated as having made a Capital Contribution of $1,000.00 per Interest with respect to such Interests; (c) the one-time special distribution made pursuant to Section 8.1(d) shall not be taken into account; and (d) Capital Contributions and distributions made with respect to, and payments made in redemption of, Interests redeemed pursuant to Sections 10.5 and 10.6 shall not be taken into account. Income earned on escrowed funds and distributed to Partners may be taken into account in determining whether Payout has been achieved.
“Person” shall mean any natural person, partnership, limited liability company, trust, corporation, association or other legal entity, including, but not limited to, the GP and any of its Affiliates.
“Profits” or “Losses” means, for any Fiscal Year, the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be applied to increase such taxable income or reduce such loss; (b) any expenditure of the Partnership described in Code Section 705(a)(2)(B), or treated as such pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses shall be applied to reduce such taxable income or increase such loss; (c) gain or loss resulting from a taxable disposition of any asset of the Partnership shall be computed by reference to the Gross Asset Value of such asset and the special depreciation calculations described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), notwithstanding that the adjusted tax basis of such asset may differ from its Gross Asset Value; (d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss for such Fiscal Year, there shall be taken into account depreciation, amortization or other cost recovery determined pursuant to the method described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3); (e) in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses; and (f) any items which are specially allocated pursuant to Section 8.2(f) shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 8.2 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
 “Prospectus” means the prospectus included as part of the Registration Statement in the final form in which such prospectus is filed with the Commission pursuant to Rule 424 under the Securities Act and as thereafter supplemented or amended pursuant thereto.
“Purchase Price” means, with respect to any Investment, the price paid by, or on behalf of, the Partnership, including the cash paid, Indebtedness incurred, assumed or to which the Partnership’s Gross Revenues from the Investment are subject and/or the value of the Capital Assets secured by or subject to such Investment, and the amount of the related Acquisition Fees on such Investment, plus that portion of the reasonable, necessary and actual expenses incurred by the GP or any of its Affiliates in making Investments on an arm’s length basis with a view to transferring such Investments to the Partnership, which is allocated to the Investments in question in accordance with allocation procedures employed by the GP or such Affiliate from time to time and within generally accepted accounting principles.
“Qualified Plan” means a pension, profit-sharing or stock bonus plan, including Keogh Plans, meeting the requirements of Sections 401 et seq. of the Code, as amended, and its related trust.
“Qualified Subscription Account” means the interest-bearing account established and maintained by the Partnership for the purpose of holding, pending the distribution thereof in accordance with the terms of this Agreement, of Subscription Monies received from Persons who are to be admitted as Partners as a result of Closings to be held subsequent to the Initial Closing Date.
“Registration Statement” means the registration statement for the Interests on a proper form filed with the Commission under the Securities Act, which registration statement was declared effective by the Commission.
“Repurchase Plan” means the Repurchase Plan described in the Prospectus.
“Reserves” means reserves established by the Partnership for working capital and contingent liabilities, including repairs, replacements, contingencies, accruals required by lenders for insurance, compensating balances required by lenders and other appropriate items, in an amount not less than (a) 0.5% of the Gross Offering Proceeds until the end of the Operating Period and (b) during the Liquidation Period, the lesser of (i) 0.5% of the Gross Offering Proceeds and (ii) 0.5% of the aggregate amount of Capital Contributions made (or treated as having been made pursuant to clause (b) of the definition of Payout) by the Partnership’s then-current Partners with respect to its then-outstanding Interests reduced by the amounts distributed that are treated pursuant to the definition of Payout as a return of such Capital Contribution with respect to such Interests.
“Sale” means the sale, exchange, involuntary conversion, foreclosure, condemnation, taking, casualty (other than a casualty followed by refurbishing or replacement), or other disposition of any of the Partnership’s Investments.
“Sales Commissions” has the meaning specified in Section 6.4(c) of this Agreement.
“Schedule A” means Schedule A attached to, and made a part of, this Agreement, which sets forth the names, addresses, Capital Contributions and number of Interests owned by the Partners, as amended or supplemented from time to time to add or delete, as the case may be, such information with respect to any Partner.
“Secondary Market” has the meaning specified in Section 10.2(c) of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Dealer” means each member firm of FINRA which has been selected by the Dealer-Manager to offer and sell Interests and which has entered into a Selling Dealer Agreement with the Dealer-Manager.
“Selling Dealer Agreement” means each of the agreements entered into between the Dealer-Manager and any Seller Dealer, each substantially in the respective form thereof filed as an exhibit to the Registration Statement.
“Subscription Agreement” means the Subscription Agreement substantially in the form thereof attached as an exhibit to the Prospectus.
 “Subscription Monies” means the funds received from a subscriber in respect of a purchase of Interests.
“Substitute GP” means any successor to the GP admitted to the Partnership in accordance with Section 9.5 of the Agreement.
“Substitute Partner” means any Assignee of Interests who is admitted to the Partnership as a Partner pursuant to Section 10.3 of this Agreement.
“Syndication Expenses” means all expenditures classified as syndication expenses pursuant to Treasury Regulations Section 1.709-2(b), including, but not limited to, Organizational and Offering Expenses. Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Partnership’s method of accounting if they were deductible expenses.
“Tax Matters Partner” means the Person designated pursuant to Section 6231(a)(7) of the Code to manage administrative and judicial tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters. The GP is designated Tax Matters Partner for the Partnership in Section 12.9 of this Agreement.

“Term” has the meaning specified in Section 4 of this Agreement.
“Termination Date” means the earliest of (a) the date on which the Maximum Offering has been sold, (b) twelve (12) months following the Effective Date provided that such twelve-month period may be extended at the sole and absolute discretion of the GP for a further period of not more than an additional twelve (12) months and (c) the termination of the Offering by the GP at any time.
“Treasury Regulation” or “Treas. Reg.” means final or temporary regulations issued by the United States Treasury Department pursuant to the Code.
“Underwriting Fees” has the meaning specified in Section 6.4(b) of this Agreement.
“Unpaid Target Distribution” means, as of any given date, that amount that would be needed to be then distributed to the Partners (including the GP, but only with respect to the Interests, if any, it owns), in light of all previous distributions to the Partners pursuant to Section 8.1(b), to achieve Payout.
“Voluntary Withdrawal” means, with respect to the GP, the voluntary withdrawal from the Partnership of the GP as the GP of the Partnership, or the voluntary sale, assignment, encumbrance or other disposition of all of the GP’s Interests pursuant to Section 9.1 of this Agreement.
“Withdrawal” means, with respect to the GP, the Voluntary or Involuntary Withdrawal of such GP.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INITIAL PARTNER:	ICON CAPITAL CORP.
By: /s/ Michael A. Reisner
Michael A. Reisner Co-Chief Executive Officer and Co-President

GP:	ICON GP 15, LLC
By: ICON CAPITAL CORP., its sole Member
By: /s/ Michael A. Reisner
Michael A. Reisner Co-Chief Executive Officer and Co-President

SCHEDULE A

 NAMES, ADDRESSES AND CAPITAL CONTRIBUTIONS OF MEMBERS

Name and Address		Capital Contribution Made	Interests
GP:	ICON GP 15, LLC	$1.00	n/a
	3 Park Avenue 36th Floor New York, NY 10016

Initial Partner:	ICON Capital Corp.	$1,000.00	1.0
	3 Park Avenue 36th Floor New York, NY 10016

APPENDIX B

EXHIBIT D

DISTRIBUTION REINVESTMENT PLAN

ICON ECI Fund Fifteen, L.P., a Delaware limited partnership (the “Partnership”), has adopted a Distribution Reinvestment Plan (the “DRIP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Partnership’s limited partnership agreement unless otherwise defined herein.

1. Number of Interests Issuable.  The maximum number of Interests that may be issued under the DRIP is 20,000.

2. Participants.  “Participants” are holders of the Partnership’s Interests who are eligible to participate in and elect to participate in the DRIP. In addition, eligible members of ICON Leasing Fund Twelve, LLC and/or limited partners of ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. (“Other Fund Investors”) who elect to invest all, but not less than all, distributions they receive from those funds in our Interests pursuant to the DRIP and who invested in such other fund at least $5,000 may participate in the DRIP until the earlier of the termination of our offering or the sale of all Interests available for purchase under our DRIP, at which time, no new Other Fund Investors shall be allowed to participate in the DRIP. The General Partner has the right to prohibit qualified plan investors from participating in the DRIP if such participation would cause the Partnership’s assets to constitute “plan assets.” In addition to the foregoing eligibility requirements, potential Participants must also be eligible to participate in the DRIP pursuant to applicable State suitability requirements.

3. Distribution Reinvestment.  The Partnership will apply all of the distributions paid in respect of a Participant’s Interests to the purchase of additional Interests for such Participant. To the extent required by federal or state securities laws, such Interests will be sold through the broker-dealer and/or dealer manager through whom the Partnership sold the underlying Interests to which the distributions relate unless the Participant makes a new election through a different distribution channel. The Partnership will pay no Sales Commissions or Underwriting Fees on such Interests purchased through such distribution reinvestments.

4. Procedures for Participation.  Qualifying investors may elect to become a Participant by completing and executing the Subscription Agreement and the enrollment form attached hereto as Exhibit A, or any other Partnership-approved authorization form(s) as may be available from the Partnership, the dealer-manager or participating broker-dealers. Participation in the DRIP will begin with the next distribution payable after receipt of a Participant’s subscription and enrollment forms or other approved authorization forms. Interests will be purchased under the DRIP within 30 days of the date that the Partnership makes a distribution to the extent that Interests are available for purchase. Distributions from the Partnership are expected to be paid monthly during the offering period for the Partnership’s Interests.

5. Purchase Price of Interests.  Participants will acquire Interests at $900.00 per Interest, which represents the public offering price of the Interests less Sales Commissions and Underwriting Fees.

6. Taxation of Distributions.  The investment of distributions in the DRIP does not relieve Participants of any taxes that may be payable as a result of those distributions and their reinvestment pursuant to the terms of the DRIP.

7. Interest Certificates.  The Interests issuable under the DRIP shall be uncertificated unless and until the General Partner determines otherwise.

8. Voting of DRIP Interests.  In connection with any matter requiring the vote of the Partnership’s Limited Partners, each Participant will be entitled to vote all Interests acquired by a Participant through the DRIP.

9. Reports.  Each month, the Partnership shall provide each Participant with a statement confirming the amounts of its distributions for such month, as well as its total investment amount.

10. Amendment or Termination of DRIP by the Partnership.  The General Partner may amend or terminate the DRIP for any reason; provided that any amendment that adversely affects the rights or obligations of a Participant (as determined in the sole discretion of the General Partner) shall only take effect upon 10 days’ written notice to the Participants. The DRIP shall terminate upon the termination of the offering period unless the Partnership determines to continue the DRIP through a separate registration statement declared effective by the Securities and Exchange Commission.

11. Liability of the General Partner.  The General Partner shall not be liable for any act done in good faith, or for any good faith omission to act.

12. Governing Law.  The DRIP shall be governed by the laws of the State of Delaware.

13. Effective Date.  The DRIP shall become effective on June 6, 2011.

 EXHIBIT A — ENROLLMENT FORM

ICON Capital Corp.
Equity Department
3 Park Avenue, 36th Floor
New York, NY 10016

Re: ICON ECI Fund Fifteen, L.P. (“Fund Fifteen”)

I currently own investment(s) totaling $5,000 or more in ICON Leasing Fund Twelve, LLC and/or ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.

I hereby elect to invest distributions into Fund Fifteen without making the minimum investment in Fund Fifteen. I understand that all distributions from ICON Leasing Fund Twelve, LLC and/or ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. that I elect to be used to purchase Interests of Fund Fifteen must continue to be invested in Interests of Fund Fifteen until the termination of the offering of Interests of Fund Fifteen.

If you choose to reinvest your distributions from ICON Leasing Fund Twelve, LLC and/or ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P., you will be subject to all of the risks related to an equipment fund, including the risk that all or a substantial portion of your distributions will be a return of capital, not a return on capital, for a longer period of time.

Please reinvest my distributions from the Funds that I have checked off below:

□ ICON Leasing Fund Twelve, LLC

□ ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.

I have also attached my Subscription Agreement to purchase Interests in Fund Fifteen, which is necessary to process this investment request.

Investor Name(s):
 (please print)
 (signature)*

Investor Social Security Number(s):	___ ___ ___ - ___ ___ - ___ ___ ___ ___
___ ___ ___ - ___ ___ - ___ ___ ___ ___
Date:

*	FOR IRA ACCOUNTS, THE CUSTODIAN MUST SIGN THE LETTER.